UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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CORNING INCORPORATED
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Notice of Annual Meeting of Shareholders

&

Proxy Statement

2021

CORNING

Dear Fellow Shareholder,

I hope you will join Corning Incorporated’s Board of Directors, senior leadership, and other stakeholders for our 2021 Virtual Annual Meeting on April 29 at 12 noon Eastern Time.

This meeting is your opportunity to hear about Corning’s 2020 performance, accomplishments, and innovations as well as our expectations for 2021. It’s also a perfect opportunity to participate in our corporate governance process. Shareholders will vote on the annual election of directors, the advisory approval of the 2020 compensation for our named executive officers, the ratification of Corning’s independent registered public accounting firm for 2021, and the approval of our 2021 long-term incentive plan.

The following pages contain the formal notice of meeting and the proxy statement. I encourage you to sign and return your proxy card or vote by telephone or Internet prior to April 29, 2021 so your shares will be represented at the meeting.

We are pleased to have delivered solid financial results during an extremely challenging year. As the impact of the pandemic unfolded, we took decisive action to reduce our operating costs, production levels, and capital expenditures while driving free cash flow generation. These actions created significant cost savings in the second half of the year. As the economy strengthened, we effectively adjusted operations, keeping pace as demand began to recover in many of the markets we serve. As a result of our adjusted plan, we delivered a strong second half and improved our financial strength.

We are committed to making the world a better place, not only with our innovations, but also with our actions. In 2020, we used our capabilities to help combat COVID-19, keep people safe, and address challenges presented by the pandemic. Through funding from the U.S. government, we expanded the manufacturing capacity of Valor® Glass to help accelerate the delivery of COVID-19 vaccines. We prioritized the health and safety of our employees by implementing new screening measures, cleaning procedures, and workplace protocols. And we contributed to vital human services in our communities around the world, distributing food, donating medical supplies, and dispensing personal protective equipment in partnership with local businesses, medical professionals, and food banks.

Furthermore, we created the Office of Racial Equality and Social Unity (ORESU). By leading the company’s continued efforts in diversity and inclusion, this office champions and influences change within Corning and the communities in which we live and work. ORESU leaders are focused on actions at the company, local, state, and national level and are evaluating effective ways to drive sustainable progress within our communities.

In 2021, we will build on our actions and initiatives from the past year in support of all stakeholders. We are well-positioned to keep our company strong by supporting our people, communities, customers, and shareholders. I look forward to sharing more details at the Annual Meeting.

Thank you for your investment in Corning and for your participation in our governance process.

Sincerely,

Wendell P. Weeks

Chairman of the Board and Chief Executive Officer

CORNING 2021 PROXY STATEMENT

Notice of 2021 Annual
Meeting of Shareholders

Thursday, April 29, 2021

12 noon Eastern Time

To be held virtually at: virtualshareholdermeeting.com/ GLW2021

Important Information Regarding Our Virtual Annual Meeting:

Due to the ongoing COVID-19 pandemic, our Board of Directors has determined to hold the Annual Meeting in a virtual-only format. You will not be able to attend the Annual Meeting physically.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 1, 2021. The live audio webcast of the meeting will begin promptly at 12 noon Eastern Time. Online access to the meeting will open 30 minutes prior to its start. We encourage you to access the meeting in advance of the designated start time.

To attend and vote your shares during the virtual Annual Meeting, you will need to log in to virtualshareholdermeeting.com/ GLW2021 using, (i) for record holders, the control number found on your proxy card, voting instruction form or the notice you previously received, or (ii) for holders who own shares in street name through brokers, the control number issued to you by your brokerage firm. You may vote during the virtual Annual Meeting by following the instructions available on the website during the meeting. If you do not have a control number, you may log in as a Guest, although you will not be able to vote during the meeting.

We urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials whether or not you plan to attend the Annual Meeting. You may vote your shares in advance at proxyvote.com.

ITEMS OF BUSINESS

1.	Election of 14 directors to our Board of Directors for the coming year;
2.	Advisory approval of our executive compensation (Say on Pay);
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021;
4.	Approval of our 2021 Long-Term Incentive Plan; and
5.	Any other business or action which may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

WHO CAN VOTE

You may vote at our 2021 Annual Meeting if you were a shareholder of record at the close of business on March 1, 2021.

Your vote is important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 29, 2021: our proxy statement, 2020 Annual Report on Form 10-K and other materials are available on our website at corning.com/2021-proxy.

Sincerely,

Linda E. Jolly

Vice President and Corporate Secretary

March 18, 2021

VOTE RIGHT AWAY

Your vote is very important. Please promptly submit your proxy or voting instructions by Internet, telephone or mail to ensure the presence of a quorum. You may also vote during our virtual Annual Meeting (subject to the circumstances described in the box at left). If you are a shareholder of record, you may vote during the meeting using the control number on the proxy card provided to you. If your shares are held in the name of a broker, nominee or other intermediary, such party can provide the control number to you. Shareholders without a control number may still attend the meeting as guests.

By telephone Dial toll-free 24/7 1-800-690-6903	By mail Cast your ballot, sign the proxy card and send by mail	By Internet Visit 24/7 proxyvote.com

2	CORNING 2021 PROXY STATEMENT

5	Proxy Statement Summary
19	Corporate Governance and the Board of Directors
19	Corporate Governance
21	Board Leadership Structure
21	Lead Independent Director
22	Committees
23	Audit
23	Compensation
23	Corporate Responsibility and Sustainability
23	Executive
24	Finance
24	Information Technology
24	Nominating and Corporate Governance
25	Board Composition
25	Board Nomination and Refreshment Process
26	Management Succession Planning
26	Director Independence
27	Policy on Transactions with Related Persons
27	Compensation Committee Interlocks and Insider Participation
28	Risk Oversight
29	Environmental, Social and Governance (ESG) Oversight
29	Risk Management in Action: Board Response to COVID-19
31	Assessment of Company Culture
31	Compensation Risk Analysis
32	Board and Shareholder Meeting Attendance
32	Ethics and Conduct
32	Lobbying and Political Contributions Policy
32	Communications with Directors
33	Corporate Governance Materials Available on Corning’s Website
34	Proposal 1 Election of Directors
34	Board of Directors’ Qualifications and Experience
36	Corning’s Director Nominees
43	Director Compensation
43	2020 Director Compensation
44	Directors’ Charitable Giving Programs
44	Changes to Director Compensation in 2021
46	Stock Ownership Information
46	Stock Ownership Guidelines
47	Beneficial Ownership Table
48	Proposal 2 Advisory Approval of Executive Compensation (Say on Pay)
48	Say on Pay Proposal
49	Compensation Discussion & Analysis
50	Overview: How We Successfully Navigated a Challenging Year
53	Executive Summary
55	Impact of COVID-19 on Compensation and Benefits
59	2020 Executive Compensation Program Details
63	Compensation Peer Group
64	Compensation Program – Other Governance Matters
66	Compensation Committee Report
67	2020 Compensation Tables
67	2020 Summary Compensation Table
70	2020 Grants of Plan-Based Awards
74	Outstanding Equity Awards at 2020 Fiscal Year-End
76	Options Exercised and Shares Vested in 2020
76	Retirement Plans
78	Non-qualified Deferred Compensation
79	Arrangements with Named Executive Officers
82	Pay Ratio Disclosure

CORNING 2021 PROXY STATEMENT	3

83	Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm
84	Fees Paid to Independent Registered Public Accounting Firm
85	Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Registered Public Accounting Firm
85	Report of the Audit Committee
87	Proposal 4 Approval of 2021 Long-Term Incentive Plan
93	Frequently Asked Questions About the Meeting and Voting
99	Code of Ethics
99	Incorporation by Reference
99	Additional Information
100	Appendix A
100	Corning Incorporated and Subsidiary Companies Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
104	Appendix B
104	Corning Incorporated 2021 Long-Term Incentive Plan

4	CORNING 2021 PROXY STATEMENT

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, “Corning,” the “Company” and “we” may refer to Corning Incorporated itself, one or more of its subsidiaries, or Corning Incorporated and its consolidated subsidiaries.

Annual Meeting of Shareholders

Date and Time

April 29, 2021, 12 noon Eastern Time

To be held virtually at: virtualshareholdermeeting.com/ GLW2021

Record Date

March 1, 2021

Admission

See the instructions contained in “Frequently Asked Questions about the Meeting and Voting” on page 93.

On March 18, 2021, we posted this proxy statement and our 2020 Annual Report on Form 10-K on our website at corning.com/2021-proxy and began mailing them to shareholders who requested paper copies.

Proposals That Require Your Vote

Proposal		Board Vote Recommendation	More Information
1	Election of 14 directors	For Each Nominee	page 34
2	Advisory approval of our executive compensation (Say on Pay)	For	page 48
3	Ratification of appointment of independent registered public accounting firm	For	page 83
4	Approval of our 2021 Long-Term Incentive Plan	For	page 87

Business Information – Who We Are

Corning is one of the world’s leading innovators in materials science. For 170 years, Corning has applied its unparalleled expertise in specialty glass, ceramics and optical physics to develop products that have created new industries, transformed people’s lives and unleashed significant new capabilities. Our innovation approach delivers long-term value for Corning and its shareholders.

Our reportable segments are as follows:

Reportable Segments*	2020 Core Net Sales %	Segments Description
Display Technologies		manufactures glass substrates for flat panel liquid crystal displays and other high-performance display panels
Optical Communications		manufactures carrier and enterprise network solutions for the telecom and data center industries
Specialty Materials		manufactures products that provide more than 150 material formulations for glass, glass ceramics and fluoride crystals to meet demand for unique customer needs
Environmental Technologies		manufactures ceramic substrates and filters for automotive and diesel applications
Life Sciences		manufactures glass and plastic labware, equipment, media and reagents to provide workflow solutions for drug development and emerging cell and gene therapies

*All other segments that do not meet the quantitative threshold for separate reporting are grouped as “All Other.” This group is comprised of the pharmaceutical technologies auto glass, new product lines and development projects, as well as other businesses and certain corporate investments. The Company obtained a controlling interest in Hemlock Semiconductor Group (“HSG”) during the third quarter of 2020 and has consolidated results in “All Other” as of September 9, 2020. All Other represented 4% of Corning’s core net sales in 2020.

CORNING 2021 PROXY STATEMENT	5

Proxy Statement Summary

Guiding our Company and our People through a Challenging Year: Our Response to COVID-19 focused on our People, our Communities and Relief Efforts around the World

During 2020, Corning’s Values were evident in our actions as we faced and overcame numerous challenges as a result of the COVID-19 pandemic. We leveraged our portfolio capabilities to combat the pandemic by supplying technologies that help customers develop novel treatments and vaccines, provide mass testing, and accelerate vaccine production, all while prioritizing the health and safety of our employees and contributing to vital human services in our communities and around the world. We remained focused on keeping the Company strong to support our people, communities, customers, and shareholders, and our commitment to being a dedicated global citizen has never been stronger.

We prioritized the safety of our employees, workplaces, and communities while delivering for customers and contributing to public-health and economic-relief efforts

Protect & Retain Employees	Supporting Relief Efforts

•   Our primary concern amidst the global COVID-19 pandemic has been the health and safety of our employees

•   Many of Corning’s manufacturing facilities were deemed essential, and recognizing the challenges our employees faced, we provided additional compensation for front-line employees who continued to work onsite in our production facilities

•   We further ensured safety in our facilities by enhancing cleaning procedures at all locations and implementing new measures for site visitations and entry screenings

•   We implemented work from home and employee furloughs for employees who could take advantage of such initiatives in order to protect and retain talent

•   We enacted the Shared Sacrifice, Shared Opportunity program as part of a multi-faceted set of actions designed to help preserve cash, retain talent and align the interests of employees with those of shareholders

•   Corning is playing a vital role in supporting COVID-19 relief efforts

•   The Company has donated thousands of 384-well microplates, used to screen drug compounds, to expedite the discovery of drugs that might be effective in treating COVID-19, and donated PPE to front-line medical workers in our local communities

•   The Company was awarded $204 million in funding to expand Valor® Glass manufacturing capacity to support vaccine packaging

•   We have entered several long-term agreements with major customers for COVID-19 molecular diagnostic testing and antibody detection kits

•   We established our UNITY Campaign to support vital human services and emergency relief in communities around the world.

“We plan to build on the global relevance of our portfolio and emerge stronger from the present uncertain environment” - Wendell Weeks, Chairman and CEO

6	CORNING 2021 PROXY STATEMENT

Proxy Statement Summary

2020 Performance Highlights: Overcoming Current Challenges and Driving Second-Half Growth

In 2020, we responded effectively to a challenging year. Our decisive action and operational execution resulted in our continued leadership in the capabilities that make Corning distinctive. Our response was focused on bolstering our financial strength—reducing production levels and operating costs, carefully managing inventory, reducing capital expenditures, and pausing share buybacks. While we took steps to adjust production, we didn’t reduce capacity, and as a result, we remained positioned to meet increasing demand as the economy improved. We continued to make strategic investments, and advanced major innovations with our customers, to capture growth across our market-access platforms. Most importantly, we developed multi-faceted programs to keep our employees safe, retain our talent, protect our financial health, and preserve the trust of Corning stakeholders.

Our first-half actions generated significant cost savings in the second half of the year. And as the economy improved, we effectively adjusted operations, keeping pace as demand began to recover in many of the markets we serve.

Our results tell the story. Core net sales were down 12% in the first half as most economies were impacted by pandemic-related lockdowns. But in the second half, we improved core net sales 24% over the first half while expanding core operating margin 122%, returning to year-over-year growth, and generating strong free cash flow. For the year, we generated almost a billion dollars of free cash flow, and our balance sheet remains strong.

In 2020:

•	We protected our financial health by cutting costs and driving free cash flow generation
•	In our Life Sciences segment, Corning stepped forward to support three leading vaccine distributors and continues to see strong demand for consumable products used in COVID-19 applications including molecular diagnostic testing, clinical trials, and vaccine testing
•	In Specialty Materials, innovation adoption drove core net sales up 18% year over year despite a declining smartphone market
•	Environmental Technologies’ recovery pace was faster than the market, driven by more Corning content across both the automotive and diesel businesses and highlighted by year-over-year growth in gas particulate filter sales as adoption continues in China and Europe
•	Optical Communications returned to growth as customers increase spending to support growing bandwidth requirements
•	Display began the ramp of its new Gen 10.5 plants in China in both Wuhan and Guangzhou, positioning the Company well to capture the fast-growing demand for large televisions
•	The Company gained a majority share of Hemlock Semiconductor Group (“HSG”), enabling the consolidation of its stable financials with no net cash outlay by Corning

2020 QUARTER-OVER-QUARTER CORE NET SALES AND CORE EPS

CORNING 2021 PROXY STATEMENT	7

Proxy Statement Summary

COVID-19 Impact on Compensation

In 2020 as the pandemic began, our focus shifted to navigating significant economic uncertainty while protecting our employees and our communities. Our primary objectives were to preserve the cash needed to ensure the financial health and stability of the Company and retain the talent we would need as we returned to growth.

Starting in February we implemented an adjusted operating plan focused on cash preservation. After initial discussions in April, our Compensation Committee approved the Shared Sacrifice, Shared Opportunity (SSSO) program in May, which we implemented effective June 1, 2020 with approximately 10,000 salaried employees participating globally. By exchanging a portion of salaried employees’ (and non-employee directors’) cash compensation for share-based compensation, we were able to preserve cash in the short-term, while aligning a large number of employees’ interests directly with those of shareholders by enabling them to be shareholders themselves, many for the first time. The SSSO’s three-year vesting schedule for equity awards encourages talent retention, and as Corning succeeds those employees who sacrificed a portion of their salaries and cash bonuses will be rewarded as well.

Under the SSSO we also cancelled our 2020 annual salary review cycle for salaried employees, ordinarily effective in July, suspended the company match in our U.S. Investment (401(k)) and Supplemental Investment Plans for U.S. salaried employees, and refocused unit-specific GoalSharing plans on the most important priorities for the second half of 2020 in light of the challenges of the pandemic.

More details about the SSSO program and other compensation actions we took in 2020 can be found in “Impact of COVID-19 on Compensation and Benefits” on page 55.

Our 2020 Results

	Net Sales	Earnings per Share	Net Cash Provided By Operating Activities
2020 GAAP Results	$11,303 million	$0.54 (diluted)	$2,180 million
2020 Core Results*	$11,452 million Core Net Sales	$1.39 (diluted) Core EPS	$2.325 million

*GAAP and Core Results include the impact of the HSG consolidation; however, the Compensation Committee exercised its discretion to exclude the impact of the HSG consolidation in measuring 2020 performance for compensation purposes.

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures in our consolidated financial statements to arrive at measures that are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) and exclude specific items that are non-recurring, related to foreign exchange volatility, or unrelated to continuing operations. These measures are our Core Performance Measures. Our management uses Core Performance Measures, along with financial measures in accordance with GAAP, to make financial and operational decisions. We believe that sharing our Core Performance Measures with investors provides greater visibility into how we make business decisions. Accordingly, these measures also form the basis for our compensation program metrics.

8	CORNING 2021 PROXY STATEMENT

Proxy Statement Summary

Items that are excluded from certain Core Performance calculations include: gains and losses on our translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment losses and other charges or credits, certain litigation-related expenses, pension mark-to-market adjustments and other items which do not reflect on going operating results of the Company. More information on these items can be found in Appendix A.

Corning utilizes constant-currency reporting for our Display Technologies and Specialty Materials segments for the Japanese yen, South Korean won, Chinese yuan and new Taiwan dollar, and uses euro, Japanese yen and Chinese yuan constant currency reporting for our Environmental Technologies and Life Sciences segments. The Company believes that the use of constant-currency reporting allows investors to understand our results without the volatility of currency fluctuations and reflects the underlying economics of the translated earnings contracts used to mitigate the impact of changes in currency exchange rates on our earnings and cash flows.

These non-GAAP measures are not an alternative to, or a replacement for, financial results determined in accordance with GAAP. Please see Appendix A to this proxy statement for a reconciliation of the non-GAAP measures we use in this proxy statement to the most directly comparable GAAP financial measures.

Update on Our Leadership Priorities

STRATEGY & GROWTH FRAMEWORK

In 2019, we successfully completed our 2016-2019 Strategy and Capital Allocation Framework. Under the Framework, we outlined and demonstrated how Corning’s probability of success increases as we invest in our world-class capabilities. We concentrate approximately 80% of our research, development and engineering investment along with capital spending on a cohesive set of three core technologies, four manufacturing and engineering platforms, and five Market-Access Platforms. This strategy allows us to quickly apply our talents and repurpose our assets across the company, as needed, to capture high-return opportunities.

Building on the success of the 2016-2019 Framework, we announced our 2020-2023 Strategy & Growth Framework, highlighting significant opportunities to sell more Corning content through each of our Market-Access Platforms. Under this new Framework, our leadership priorities and our fundamental approach to capital allocation remain the same. We continue to focus our portfolio and utilize our financial strength. We expect to generate strong operating cash flow as we move forward. We will continue to use our cash to grow, extend our leadership, and reward shareholders.

Although in 2020 we paused share repurchases due to the uncertain economic environment, over the past five years, including 2020, Corning has delivered $13 billion to shareholders. In February 2021, the Board increased our annual dividend 9% over 2021, to $0.96.

ANNUAL DIVIDENDS PER COMMON SHARE AND INCREASE OVER PRIOR YEAR

CORNING 2021 PROXY STATEMENT	9

Proxy Statement Summary

Environmental, Social and Governance Matters at Corning

In accordance with Corning’s Values, we believe that a commitment to positive environmental, social and governance-related business practices strengthens our company and our community, increases our connection with our shareholders, and helps us better serve our customers and the communities in which our employees live and we operate. We also see in these commitments new ways of creating value for our shareholders, our employees, our customers, and the wider world.

In 2021, we plan to publish our inaugural Sustainability Report prepared in accordance with the Global Reporting Initiative Standards (GRI): Core Option with disclosures against the Sustainability Accounting Standards Board (SASB) Hardware Sustainability Accounting Standard. In the near term, information about our sustainability philosophy and program can be found at corning.com/sustainability.

Our Board and each of its committees oversees matters related to Corning’s ESG practices, performance and disclosures. For example:

•	The Corporate Responsibility and Sustainability Committee maintains general oversight of environmental and social risk, with particular responsibility for employee welfare and labor relations, social justice, supply chain integrity, human rights, political activity, community responsibility, and environmental matters. It annually reviews the Company’s sustainability plan and philosophy.
•	The Audit Committee is responsible for reviewing the Company’s enterprise risk management (ERM) program and business continuity risk procedures, as well as disclosures about relevant risks made in our financial reports and filings.
•	The Compensation Committee reviews matters related to talent and culture as well as initiatives such as the gender pay equity program.
•	The Information Technology committee monitors risks related to information technology systems, data integrity and protection, business continuity, information security and cybersecurity and plans for protection of our most important intellectual property assets.
•	The Nominating and Governance Committee oversees our ethics and governance policies.
•	The Finance Committee reviews our fiscal policies integral to maintaining enterprise sustainability.
•	A majority of Board members serve on working groups with management to address issues identified by our Office of Racial Equity and Social Unity.

Our Director of Sustainability coordinates our Sustainability Working and Steering Committees, comprised of cross-functional management and senior leaders, respectively, which identify ongoing material ESG issues, coordinate the company’s short-and long-term sustainability goals and objectives, and monitor performance.

In 2020, Corning adopted 12 sustainability goals addressing 10 of our most material issues to drive progress toward those areas where we can achieve the greatest impact. Corning’s goals were adopted after a materiality assessment identified issues most important to the company and its stakeholders. The goals align with the Sustainable Development Goals (SDGs) below adopted by the United Nations in 2015 as a “blueprint to achieve a better and more sustainable future for all.”

10	CORNING 2021 PROXY STATEMENT

Proxy Statement Summary

Our Environmental, Social, and Governance Goals

Environmental	Social	Governance

Energy Management – By 2030, Corning will increase its use of renewable energy by 400% from a 2018 baseline.

Water Conservation – Corning will enhance its water strategies across Corning sites, prioritizing manufacturing plants and communities in high-risk water-scarce regions, by 2025.

Waste Management – Corning will enhance its waste strategies across Corning sites, prioritizing manufacturing plants, by 2025.

Sustainable Supply Chain – 100% of Corning’s risk suppliers and contract manufacturers will be certified as socially responsible by 2025.

Occupational Health and Safety – Corning will continue to maintain our safety metrics in the top quartile of our industry benchmark values.

Community Involvement and Partnerships – Corning will encourage increased volunteerism efforts year over year by supporting, rewarding, and recognizing employees’ efforts in the community.

Board Diversity – Corning will maintain a diverse board.

Board Oversight of ESG Matters – The Corporate Responsibility and Sustainability Committee will review the sustainability program annually.

Risk Management – Environmental, Social, and Governance issues will be integrated into Corning’s Enterprise Risk Management Processes.

Ethical Business Practices – All employees will understand Corning’s Code of Conduct, including how to report allegations of ethical or legal misconduct.

Transparency and Reporting – Corning will issue a sustainability report in 2021 and every year thereafter.

Environmental and Social Advocacy – Corning will continue its advocacy for environmental and social issues.

CORNING 2021 PROXY STATEMENT	11

Proxy Statement Summary

Our Commitment to Environmental, Social and Governance Issues

Corning demonstrates its commitment to environmental, social, governance and human capital matters, and its Values, in many ways that can be explored on our Sustainability website at corning.com/sustainability. Specifically:

•	Corning’s formal commitment to diversity and inclusion began more than 50 years ago. Together with our Values, our diversity and inclusion initiatives unite us as “one Corning” worldwide and form the foundation of our shared workplace culture in which all employees have the opportunity to thrive. More information about Corning’s commitments to diversity and inclusion can be found in its Global Diversity, Equity & Inclusion Annual Report at https://www.corning.com/media/worldwide/global/documents/DEI_2020AnnualReport.pdf.
	•	In 2020, Corning formed its Office of Racial Equality and Social Unity (ORESU) to champion change at the company, in our communities, and in the nation. ORESU has already taken concrete steps toward some of its initial goals, including engagement in police reform efforts in Central New York, acknowledging Martin Luther King Jr. Day as a paid holiday for U.S. employees, and banning the Confederate flag from public display on all Corning properties worldwide. The Board of Directors has discussed social justice matters and the work of ORESU at each meeting since ORESU’s founding, a majority of directors volunteer on our social justice working teams, and the Board intends to continue to monitor the Company’s progress on social justice matters at each meeting.
	•	In 2020, Corning established its UNITY Campaign to support vital human services and emergency relief in communities around the world.
	•	Corning is a global employer with approximately 50,100 employees across the U.S., Asia, Latin America and Europe. Corning’s global salaried employee retention rate is 95%.
	•	We achieved or maintained 100% pay equity for men and women in the U.S., China, Germany, Mexico and Taiwan, comprising more than 90% of our global salaried workforce, with the goal of having all of our salaried workforce included in our annual analysis by 2021.
	•	For the fifth consecutive year, Corning was named to the “Best-of-the-Best” Corporations for Inclusion list by the National Gay & Lesbian Chamber of Commerce, distinguishing Corning as one of the “Best Places to Work for LGBT Equality” and earned a score of 100 on the Disability Equality Index and recognition as a “Best Place to Work” by the American Association of People with Disabilities and Disability:IN.
	•	Corning has scored a 90 or above on the Human Rights Campaign Corporate Equality Index for fifteen years.
	•	Corning received recognition as a Top Supporter of Historically Black Colleges and Universities (HBCUs) for the sixteenth consecutive year by the Council of Engineering Deans of HBCUs. In January 2021, Corning donated $5.5 million to North Carolina Agricultural and Technical State University, the nation’s largest historically Black university, to prepare students for careers in science, technology, engineering and mathematics (STEM) and education.
	•	Corning’s focus on creating the most positive workplace experience for our employees has led to us being recognized by Forbes as one of the World’s Best Employers for 2020.
•	Corning is committed to protecting the environment through the continuous improvement of our processes, products, and services. For example:
	•	Corning is a leader in developing products that prevent air pollution. Corning’s ceramic substrates and particulate filters have prevented more than 4 billion tons of hydrocarbons, 4 billion tons of nitrogen oxide and 40 billion tons of carbon monoxide from entering the atmosphere since 1970.
	•	The U.S. Environmental Protection Agency has awarded Corning the ENERGY STAR® Partner of the Year for the last 7 years, with Sustained Excellence designation the last 5 years. In 2020, eight of our global manufacturing facilities exceeded energy efficiency goals set by the U.S. Environmental Protection Agency’s ENERGY STAR® Challenge for Industry. To date, Corning has 37 Challenge for Industry achievers.
	•	The Solar Energy Industry Association ranked Corning 18th in the United States and 2nd within the manufacturing sector for corporate solar energy usage, reflecting Corning’s broad support of renewable energy through on- and off-site solar installations, solar power purchases, and international solar investments.

12	CORNING 2021 PROXY STATEMENT

Proxy Statement Summary

•	Corning sees employee well-being at the heart of its long-term sustainability. Corning supported its employees during the COVID-19 pandemic through
	•	Additional compensation for factory workers in facilities classified as essential;
	•	Preservation of jobs and the enterprise through the Shared Sacrifice, Shared Opportunity program, work-from-home, employee furloughs and other protective actions; and
	•	Guidance and support for both remote work employees as well as those who continued to report to our manufacturing facilities, including consistent delivery of critical information on health precautions, travel protocols, workplace modifications and regional restrictions; provision of personal protective equipment; screening and testing; and support for parents of school-age children, among other benefits.
•	Corning supports healthy communities by pivoting our portfolio and capabilities to address immediate worldwide health needs, including
	•	Helping to accelerate delivery of COVID-19 vaccines by expanding manufacturing of Valor® Glass packaging at the request of the U.S. Departments of Defense and Health and Human Services;
	•	Providing steady access to lab supply needs for COVID-19 applications and test kit preparation through our Life Sciences division research and bioprocessing products; and
	•	Developing Nippon Paint’s Antivirus Kids Paint with Corning Guardiant™ antimicrobial particles, and donating supplies to hospitals in China.
	•	Implementing a plan, organized by Corning scientists, to 3D print and assemble thousands of protective face shields for Corning-area hospitals to support local demand for personal protective equipment, and leveraging our supply chain to source and donate the surgical masks needed to keep frontline medical workers safe in many of the communities in which we operate.
•	All Corning suppliers are expected to demonstrate social and environmental responsibility as outlined in our Human Rights Policy and Supplier Code of Conduct. We use these foundational policies to ensure ethical procurement and labor practices. Our Supplier Code of Conduct embraces the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work. It also requires that suppliers comply with environmental regulations and reduce their negative impacts on the environment.

Supporting Sustainable Communities

Throughout its history, Corning has routinely made contributions to civic, educational, charitable, cultural and other institutions that improve the quality of life and increase the resources of the communities in which it operates, making Corning more attractive to employees.

The Company undertakes its philanthropic activities both directly and indirectly through The Corning Incorporated Foundation (the Foundation), a separate 501(c)3 organization. We believe in being an active corporate citizen and the Foundation directs its grant-making toward the communities where Corning operates and its employees live, enabling initiatives in four areas: education, culture, human services and volunteerism. In 2020, Corning donated $3.8 million to the Foundation, and the Foundation disbursed approximately $5 million, including grants made under the Foundation’s Employee Programs (Employee Matching Gifts, Dollars for Doers, Vibrant Community Grants and Excellence in Volunteerism Awards). Additional information about the Foundation can be found at corningfoundation.org.

Corning’s direct giving includes annual contributions to both local and international cultural and educational institutions. In particular, Corning is proud to support The Corning Museum of Glass (CMoG) – the world’s leading glass museum. Beyond just a key cultural and community hub, CMOG also provides Corning with a unique innovation crucible where our glass scientists and experts collaborate with glass artists and designers to creatively explore the novel properties of glass and innovate new uses in an environment uninhibited by traditional commercial boundaries. In a small community, our employees, including executives and their families, inevitably have relationships with the non-profit organizations that receive such contributions from the Company. Wendell P. Weeks (chairman and CEO), Jeffrey W. Evenson (executive vice president and chief strategy officer), Edward A. Schlesinger (senior vice president and corporate controller) and David L. Morse (executive vice president and chief technology officer) serve on the CMoG board of trustees. In 2020, Corning provided cash and non-cash contributions of services to CMoG of approximately $35.8 million.

CORNING 2021 PROXY STATEMENT	13

Proxy Statement Summary

Corning provides financial support to the Alternative School for Math and Science (ASMS), a private middle school located in Corning, New York, with an advanced curriculum focused on science and math. Currently, children of Corning employees represent approximately 54% of its enrollment. In 2020, non-cash contributions totaled approximately $1.6 million and cash contributions totaled $210,000. Kim Frock Weeks (spouse of Wendell P. Weeks, our chairman and CEO) serves on the ASMS board of trustees and also serves as executive head of school, but receives no salary or benefits in this role.

2020 Executive Compensation Program

As shown below, in 2020 approximately 89% of our CEO’s target total compensation (excluding employee benefits and perquisites), and 81% of the other Named Executive Officers’ (NEOs) target total compensation (excluding employee benefits and perquisites), was variable and dependent on Corning’s operating performance or stock price.

2020 Compensation Components

CEO	ALL OTHER NEOs

RSUs – Restricted Stock Units
PSUs – Performance Stock Units
CPUs – Cash Performance Units

14	CORNING 2021 PROXY STATEMENT

Proxy Statement Summary

2020 Pay Components

Pay Component	Tenor and Term	Role	Determination Factors
Base Salary	Reviewed annually; Paid biweekly	• Fixed portion of annual cash income

•   Value of role in competitive marketplace

•   Value of role to the Company

•   Skills and performance

•   Internal equity

•   From June 1, 2020 through December 27, 2020 base salaries for the NEOs were reduced by 30% (40% for the CEO) and exchanged for options and restricted share units. See “Impact of COVID-19 on Compensation and Benefits” on page 55.

Short-Term Incentives • Cash - GoalSharing Plan • Cash - Performance Incentive Plan (PIP)	Variable; earned amounts paid annually in February (GoalSharing) and March (PIP)	• Variable portion of annual cash income • Focus executives on annual objectives that support the delivery of the short-term business plan

•   GoalSharing awards are available to all employees, generally targeted at 5% of base salary based on annual corporate performance and business unit objectives

•   PIP target awards are set individually based on the competitive marketplace and level of experience

•   In 2020 cash PIP was cancelled and replaced with PIP-PSUs for NEOs based on corporate performance measures, capped at 100%. See “Impact of COVID-19 on Compensation and Benefits” on page 55.

Long-Term Incentives (LTI) • Cash Performance Units • Performance Stock Units • Restricted Stock Units	Variable; measured and paid (in the case of earned CPUs), or vested (in the case of earned PSUs and RSUs), after 3 years

•   Reinforce need for long-term sustained performance

•   Focus executives on annual objectives that support the long-term strategy and creation of value

•   Align the long-term interests of executives and shareholders

•   Balance cash pay with equity ownership

•   Encourage retention

•   Target awards are based on competitive marketplace, level of executive, skills and performance

•   Actual value earned relative to target is based on corporate performance against pre-set goals and stock price performance over the period

•   ROIC performance over the three-year performance period may increase or decrease CPUs and PSUs earned by up to 10%

All Other: • Benefits • Perquisites • Severance Protection	Ongoing or Event-Driven	• Support the health and security of our executives, and their ability to plan for retirement • Enhance executive productivity	• Competitive marketplace • Limited offerings beyond what is offered to all employees • Level of executive • Standards of good governance

Our Metrics and Why We Use Them

Core Earnings per Share (Core EPS):

Core EPS is our key measure of profitability. Corning generally budgets for share repurchases in establishing its target Core EPS measures. Share repurchases were largely paused in 2020 and our Core EPS metric took into account this pause.

Core Net Sales:

Retaining and growing core net sales - both organic through innovation and through acquisitions, remains critical to our short- and long-term success.

Adjusted Free Cash Flow:

Strong positive cash generation enables us to remain financially strong during periods of uncertainty and invest in future growth, sustain leadership and provide returns to shareholders. It also requires us to carefully manage our capital investments.

Return on Invested Capital (ROIC):

We focus on ROIC because it reflects our ability to generate returns from the capital we have deployed in our operations. The Cash Performance Units (CPUs) payout and Performance Stock Units (PSUs) earned are increased or decreased up to 10% based on Corning’s ROIC over the three-year performance period.

CORNING 2021 PROXY STATEMENT	15

Proxy Statement Summary

2020 Compensation Plan Payout Percentages

The following table reflects our 2020 compensation plan’s payout percentages based on our 2020 financial performance:

Short Term Incentives
SSSO PIP-PSUs FOR NEOs 100% CORPORATE FINANCIAL PERFORMANCE
Components	Weighting	% of target earned
Core EPS	75%	>100%
Core Net Sales	25%	>100%
2020 earned PIP-PSUs*	Capped at	100%

*	earned PIP-PSUs are subject to further vesting - 1/3 per year in May 2021, 2022 and 2023

GOALSHARING – 25% CORPORATE PERFORMANCE, 75% BUSINESS UNIT PERFORMANCE
Components		% of base salary earned
Corporate financial performance — 1.25% target × 125% performance	25%	1.56%
Average Business Unit Performance	75%	5.28%
2020 payout (vs. 5% target)		6.84%
Long Term Incentives
CASH PERFORMANCE UNITS AND PERFORMANCE STOCK UNITS (70% OF LTI TARGET — OTHER 30% ARE RSUs)
Components	Weighting	% of target earned, 2020 performance year
Adj Free Cash Flow	70%	191%
Core Net Sales	30%	157%
2020 blended performance result		181%

2018-2020 CPU PERFORMANCE RESULTS
Components	% of target earned, 2018-2020 performance
2018 performance result	128%
2019 performance result	62%
2020 performance result	181%
2018-2020 average performance	124%

ROIC MODIFIER				-10%
2018-2020 average performance	×	ROIC Modifier of -10%	=	Final % payout of 2018 target CPUs
124% × 0.9% = 112%

In 2020, the 181% score in the LTI plan was driven by significant outperformance of the free cash flow goal. The Compensation Committee exercised negative discretion to reduce the raw score from 189% to 181% by excluding the impact of the HSG consolidation from the final 2020 results. In the early months of the pandemic, Corning took decisive actions, including actions under the SSSO program described elsewhere in this proxy, to reduce spending and preserve cash. As a result, in 2020 we generated $948 million of free cash flow. The final LTI award payout earned in 2020 is based on the simple average of three performance years (2018 at 128% of target, 2019 at 62% of target and 2020 at 181% of target) equal to 124% of target. This payout was reduced to 112% of target, as the application of the 3-year ROIC modifier reduced the 3-year average payout by -10%.

16	CORNING 2021 PROXY STATEMENT

Proxy Statement Summary

Our Director Nominees

All director nominees are independent with the exception of Mr. Weeks.

Name and Primary Occupation	Age	Director since	Committee Memberships*	Other Public Company Boards
Donald W. Blair Retired Executive Vice President and Chief Financial Officer, NIKE, Inc.	62	2014	• Audit • Finance	1
Leslie A. Brun Chairman and Chief Executive Officer, Sarr Group, LLC	68	2018	• Audit • Compensation	3
Stephanie A. Burns Retired Chairman and Chief Executive Officer, Dow Corning Corporation	66	2012	• Audit • Corporate Responsibility (Chair)	2
Richard T. Clark, Lead Independent Director Retired Chairman, Chief Executive Officer and President, Merck & Co., Inc.	75	2011	• Compensation • Executive • Governance	1
Robert F. Cummings, Jr. Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.	71	2006	• Executive • Finance (Chair) • Governance	1
Roger W. Ferguson, Jr. President and Chief Executive Officer, TIAA	69	2021	• Compensation • Governance	3
Deborah A. Henretta Retired Group President of Global E-Business, Procter & Gamble Company	59	2013	• Corporate Responsibility • Information Technology	3
Daniel P. Huttenlocher Dean, MIT Stephen A. Schwarzman College of Computing	62	2015	• Finance • Information Technology	1
Kurt M. Landgraf Retired President, Washington College	74	2007	• Audit (Chair) • Compensation • Executive	1
Kevin J. Martin Vice President, US Public Policy, Facebook, Inc.	54	2013	• Corporate Responsibility • Governance	0
Deborah D. Rieman Retired Executive Chairman, MetaMarkets Group	71	1999	• Compensation (Chair) • Information Technology	0
Hansel E. Tookes II Retired Chairman and Chief Executive Officer, Raytheon Aircraft Company	73	2001	• Compensation • Executive • Governance (Chair)	1
Wendell P. Weeks Chairman and Chief Executive Officer, Corning Incorporated	61	2000	• Executive (Chair)	1
Mark S. Wrighton Professor and Chancellor Emeritus, Washington University in St. Louis	71	2009	• Finance • Information Technology (Chair)	1

*Audit = Audit Committee; Compensation = Compensation Committee; Corporate Responsibility = Corporate Responsibility and Sustainability Committee; Executive = Executive Committee; Finance = Finance Committee; Governance = Nominating and Corporate Governance Committee; Information Technology = Information Technology Committee

CORNING 2021 PROXY STATEMENT	17

Proxy Statement Summary

Governance Highlights

Corning is committed to maintaining strong corporate governance as a critical component of driving sustained shareholder value. The Board of Directors continually monitors emerging best practices in governance to best serve the interests of the Company’s stakeholders.

Following is a brief overview of some of our most notable corporate governance practices and policies:

•  Qualifying shareholders are permitted to include director nominees in the proxy statement (“proxy access”);

•  We contacted holders of approximately 40% of our common stock last year to discuss our executive compensation programs and corporate governance practices;

•  We ensure alignment of our corporate governance practices with the Investor Stewardship Group’s corporate governance Principles for U.S. Listed Companies (see page 19);

•  Our Board through its committees provides direct oversight of environmental, social and governance risks and issues (see page 29); and

•  We adopted the principles embodied in the Shareholder-Director Exchange (SDX) Protocol.

The Corporate Governance section beginning on page 19 describes our governance framework, which includes the following:

✓  Annual election of all directors

✓  Majority vote standard for the election of directors in uncontested elections

✓  Active shareholder engagement, including by directors, to directly gather investor perspectives

✓  Active, engaged and experienced Lead Independent Director

✓  Independent board committees, with all committees (except the Executive Committee) consisting entirely of independent directors

✓  Regular executive sessions of independent directors

✓  Market competitive director compensation program designed to support and reinforce our governance principles

✓  Robust stock ownership guidelines for directors and key executive officers

✓  Prohibition on pledging, hedging or trading in derivatives of the Company’s stock for directors and employees

✓  Clawback policy for executive incentive compensation in the event of certain financial restatements

Shareholder Communication

Communicating with shareholders, particularly about our strategic priorities, is critically important to Corning. We communicate with our shareholders through a number of channels, including quarterly earnings calls, U.S. Securities and Exchange Commission (SEC) filings, Investor Days, investor conferences, our website at corning.com and other electronic communications. Our executives and Board members also routinely engage with investors through in-person meetings and calls.

In addition to regular discussions regarding our strategic priorities, we also conduct outreach to the governance teams at our largest shareholders. We value feedback from our shareholders and take it seriously.

In 2020, as part of our shareholder outreach:

•	we met with 60% of our 50 largest shareholders representing approximately 40% of our outstanding shares,
•	we discussed a variety of topics including our COVID-19 response, initiatives in the area of diversity and inclusion, equity and social unity, sustainability and environmental stewardship, executive compensation, and Board composition and experience; and
•	our investors expressed satisfaction with our COVID-19 actions and other topics covered, including support for our executive compensation and COVID-19 compensation and employee safety related actions.

More information on our shareholder engagement can be found on page 58.

18	CORNING 2021 PROXY STATEMENT

Corporate Governance
and the Board of Directors

Corporate Governance

Our Board of Directors employs practices that foster effective Board oversight of critical matters such as strategy, management succession planning, financial and other controls, risk management and compliance. The Board reviews our major governance policies, practices and processes regularly in the context of current corporate governance trends, investor feedback, regulatory changes and recognized best practices. Corning also aligns its corporate governance practices with the Investor Stewardship Group’s (ISG) Corporate Governance Framework for U.S. Listed Companies.

The following sections provide an overview of our corporate governance structure and processes, including key aspects of our Board operations, and how they align with the ISG Principles.

Practice	Description
ISG Principle 1: Boards are accountable to shareholders
Annual election of directors	All directors are elected annually, which reinforces our Board’s accountability to shareholders.
Majority voting standard for director elections	Our by-laws mandate that directors be elected under a “majority voting” standard in uncontested elections. Each director nominee must receive more votes “For” his or her election than votes “Against” in order to be elected.
Proxy access	Eligible shareholders may include their director nominees in our proxy materials.
No poison pill	Corning does not have a poison pill.
ISG Principle 2: Shareholders should be entitled to voting rights in proportion to their economic interest
One-share, One-vote	Corning has one class of voting stock.
ISG Principle 3: Boards should be responsive to shareholders and be proactive in order to understand their perspectives
Shareholder engagement	Our investor relations team maintains an ongoing dialogue with investors and portfolio managers year-round on matters of business performance and results. Investors owning approximately 40% of shares outstanding, or 60% of Corning’s 50 largest shareholders, spoke with us during 2020. Management and directors also engage on governance, our strategic priorities, compensation, human capital management, and sustainability matters with our largest shareholders’ governance teams.
ISG Principle 4: Boards should have a strong, independent leadership structure
Lead Independent Director	Our Corporate Governance Guidelines require a Lead Independent Director with specific responsibilities to ensure independent oversight of management whenever our CEO is also the Chair of the Board. As former Chairman, Chief Executive Officer and President of Merck & Co., Inc., our Lead Independent Director Richard T. Clark brings deep leadership experience to the role. See page 21.
Annual Evaluation of Leadership Structure	The Board considers the appropriateness of its leadership structure annually and discloses in the proxy statement why it believes the current structure is appropriate. See page 21.

CORNING 2021 PROXY STATEMENT	19

Corporate Governance and the Board of Directors

Practice	Description
ISG Principle 5: Board should adopt structures and practices that enhance their effectiveness
Independence	Our Corporate Governance Guidelines require a substantial majority of our directors to be independent. Currently, all directors but one (or 93%) are independent. Except for our Executive Committee, each of our Board committees consists entirely of independent directors. See page 26.
Skills and qualifications	Our Board is composed of accomplished professionals with deep experiences, skills, and knowledge relevant to our business, resulting in a high-functioning and engaged Board. A matrix of relevant skills can be found on page 35.
Commitment to Diversity	The Board seeks to achieve diversity among its members and is committed to actively seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences, to include in the pool from which Board nominees are chosen. See page 26.
Director tenure	The current average tenure of members of our Board, excluding our CEO Mr. Weeks, is 9.7 years. Our director retirement policy requires a director to retire at the annual meeting of shareholders following the director’s 78th birthday. The Board, upon a recommendation of the Nominating and Corporate Governance Committee, may waive this limitation for any Director if the Board determines that it is in the best interests of the Company. In addition, a director is required to submit an offer of resignation for consideration by the Board upon any significant change in the director’s principal employment or responsibilities.
Director overboarding	Corning values director participation on other public company boards as a means of adding depth to our governance and risk oversight practices. However, we have a policy to help provide confidence that each of our directors can dedicate the meaningful amount of time necessary to be a highly effective member of the Corning Board. Absent review and approval by the Nominating and Corporate Governance Committee, a non-employee director may serve on no more than three other public company boards and an employee director may serve on no more than two other public company boards.
Board and committee evaluations	The Board and each committee conducts an annual review of its effectiveness. The Chair of the Nominating and Corporate Governance Committee, as part of the Board evaluation, annually interviews each director and solicits his or her feedback regarding the Board’s performance, effectiveness and areas of focus. From those discussions, the Chair reports the results of the self-evaluation to the full Board, composes a list of action items and follows-up to ensure implementation.
Meeting attendance	The Board met eight times in 2020. Directors attended 99% of combined total Board and applicable committee meetings in 2020. See page 32.
ISG Principle 6: Boards should develop management incentive structures that are aligned with the long-term strategy of the company
Robust stock ownership guidelines	We require robust stock ownership for directors (5x annual cash retainer), CEO (6x base salary), and other NEOs and non-NEO senior management (3x base salary). See page 46.
Shareholder support for executive compensation	Corning’s executive compensation program received 92% shareholder support in 2020 and has averaged 92% shareholder approval over the past three years.
Compensation Committee oversight of executive compensation	The Compensation Committee annually reviews and approves incentive program design, goals and objectives for alignment with compensation and business strategies. The Committee has implemented metrics which continue to support growth despite the challenges of the COVID-19 pandemic. See page 54.
Long- and short-term goals drive executive compensation	Annual and long-term incentive programs are designed to reward financial and operational performance in support of Corning’s then-current strategic priorities, a topic on which management regularly engages shareholders.
Clear communication of economic drivers of executive compensation	The proxy statement clearly communicates the link between management incentive compensation plans and the Company’s short- and long-term performance.

20	CORNING 2021 PROXY STATEMENT

Corporate Governance and the Board of Directors

Board Leadership Structure

The Board regularly considers the issue of board leadership in committee meetings and executive sessions of the independent directors. As the Board reviews its leadership structure, it considers a variety of factors, with a particular focus on those described on page 35. The Company’s Corporate Governance Guidelines provide that the Board must annually review whether the role of Chairman should be a non-executive position or combined with that of the CEO. In February 2021, the Board determined that, at the present time, our combined Chairman and CEO, supported by our strong Lead Independent Director, continues to provide appropriate leadership and oversight and ensures effective functioning of management and the Company.

When the Chair and CEO roles are combined, as it is currently, our Corporate Governance Guidelines require that the independent directors annually appoint an independent director to serve as Lead Independent Director. The Lead Independent Director has significant authority and responsibilities with respect to the operation of the Board, as described below under the heading “Lead Independent Director.” The Company believes that a Lead Independent Director enhances strong Board governance and oversight.

Richard T. Clark was re-appointed to the role of Lead Independent Director of the Board by the independent directors effective February 3, 2021.

Lead Independent Director

Richard T. Clark, retired Chairman, Chief Executive Officer and President of Merck & Co., Inc. is our current Lead Independent Director. His regular duties include:

•   presiding at all meetings at which the Chair is not present, including executive sessions of the independent directors (which are held at every Board meeting);

•   leading the Board’s oversight of Corning’s strategic priorities, which in 2020 included the Company’s response to the COVID-19 pandemic and the widespread social unrest that prompted the founding of our Office of Racial Equity and Social Unity;

•   facilitating regular CEO performance reviews and ongoing management succession planning reviews;

•   participating in conversations with the Company’s shareholders;

•   serving as liaison between the Chair and the independent directors;

•   approving Board meeting agendas and schedules;

•   approving the type of information to be provided to directors for Board meetings;

•   calling meetings of the independent directors when necessary and appropriate; and

•   performing such other duties as the Board may from time to time designate.

•   meeting with the CEO after regularly scheduled Board meetings to provide feedback on the independent directors’ deliberations; and

•   regularly speaking with the CEO between Board meetings to discuss matters of concern, often following consultation with other independent directors.

CORNING 2021 PROXY STATEMENT	21

Corporate Governance and the Board of Directors

Committees

As of April 1, 2021, the effective date of Roger Ferguson’s Board membership, the Board will have 14 directors and the following seven committees: (1) Audit Committee; (2) Compensation Committee; (3) Corporate Responsibility and Sustainability Committee; (4) Executive Committee; (5) Finance Committee; (6) Information Technology Committee; and (7) Nominating and Corporate Governance Committee. The Information Technology Committee was established in 2020 to assist the Board in its oversight of the Company’s information technology and digitization strategy and significant investments in support of such strategy, as well as risks related to information technology systems, data integrity and protection, business continuity, information security and cybersecurity. Each of the committees operates under a written charter adopted by the Board except the Executive Committee, which operates pursuant to Corning’s by-laws. The committee charters and the by-laws are available on our website at investor.corning.com/investor-relations/governance/overview/default.aspx. Each committee reviews and reassesses the adequacy of its charter annually, conducts annual evaluations of its performance with respect to its duties and responsibilities as laid out in the charter, and reports regularly to the Board with respect to the committee’s activities. Additionally, the Board and each of the committees has the authority to retain outside advisors as the Board and/or each committee deems necessary.

Board committee membership is set forth below. “C” denotes Chair of the committee.

	Donald W. Blair	Leslie A. Brun	Stephanie A. Burns	Richard T. Clark	Robert F. Cummings, Jr.	Roger W. Ferguson, Jr.	Deborah A. Henretta	Daniel P. Huttenlocher	Kurt M. Landgraf	Kevin J. Martin	Deborah D. Rieman	Hansel E. Tookes II	Wendell P. Weeks	Mark S. Wrighton
Board Committees
Audit									C
Compensation											C
Corporate Responsibility and Sustainability			C
Executive													C
Finance					C
Information Technology														C
Nominating and Corporate Governance												C

22	CORNING 2021 PROXY STATEMENT

Corporate Governance and the Board of Directors

Corning’s Board of Directors met eight times in 2020. Its committees and their functions are as follows:

Committee	Primary Responsibilities
Audit(1) Number of Meetings in 2020: 10

•   Assists the Board of Directors in its oversight of (i) the integrity of Corning’s financial statements, (ii) the independent registered public accounting firm and (iii) Corning’s compliance with legal and regulatory requirements

•   Approves the appointment of Corning’s independent registered public accounting firm, oversees the firm’s qualifications, independence and performance, and determines the appropriateness of fees for the firm

•   Reviews the effectiveness of Corning’s internal control over financial reporting, including disclosure controls and procedures

•   Reviews the results of Corning’s annual audit and quarterly and annual financial statements

•   Regularly reviews our enterprise risk management program; monitors legal and regulatory risks by regular discussions with management; evaluates potential risks related to accounting, internal control over financial reporting and tax planning

Compensation(2) Number of Meetings in 2020: 7

•   Establishes Corning’s goals and objectives with respect to executive compensation

•   Evaluates the CEO’s performance in light of Corning’s goals and objectives

•   Recommends to the Board compensation for the CEO and other elected officers and senior executives

•   Recommends to the Board the compensation arrangements for all directors, elected officers and other key executives

•   Oversees Corning’s equity compensation plans and makes recommendations to the Board regarding incentive plans

•   Monitors potential risks related to the design and administration of compensation plans and policies, and benefits and perquisites plans and policies, including performance-based compensation programs, to promote appropriate incentives in line with shareholder interest that do not promote excessive risk-taking

Corporate Responsibility and Sustainability Number of Meetings in 2020: 5

•   Assists the Board in fulfilling its oversight responsibility by reviewing Corning’s strategies and policies in, and overseeing risks related to, the areas of public relations and reputation, sustainability, employment policy and employee relations, political activities, public policy, and community responsibility. These areas include:

-   Corporate identity, investor relations, media relations (including social media), crisis communications, and product liability

-   Sustainability; environmental, energy and water management policies

-   Safety and health policies; code of conduct; values; diversity and inclusion, Company values, supply chain integrity, human rights and labor matters, and compliance

-   Political and lobbying activities, and relationships with significant governmental agencies in the countries in which the Company operates

-   Charitable contribution strategies, and significant projects undertaken to improve communities within which the company has significant operations and employment

Executive Number of Meetings in 2020: 5	• Serves primarily as a means of taking action requiring Board approval between regularly scheduled meetings of the Board, and is authorized to act for the full Board on matters other than those items specifically reserved by New York law to the Board

CORNING 2021 PROXY STATEMENT	23

Corporate Governance and the Board of Directors

Committee	Primary Responsibilities
Finance Number of Meetings in 2020: 5

•   Reviews all potential material transactions, including mergers, acquisitions, divestitures and investments in third parties

•   Reviews capital expenditure plans and capital projects

•   Monitors Corning’s short- and long-term liquidity

•   Reviews Corning’s tax position and strategy

•   Reviews and recommends for approval by the Board declaration of dividends, stock repurchase programs, and short- and long-term financing transactions

•   Monitors strategic risks related to financial affairs, including capital structure and liquidity risk, transaction execution risk, credit and counterparty risk, market risk, and foreign exchange risk; reviews the policies and strategies for managing financial exposure and contingent liabilities

Information Technology Number of Meetings in 2020: 6

•   Provides oversight of the Company’s information technology strategy and digital enablement and related investments

•   Monitors the effectiveness of, and risks related to, information technology systems, data integrity and protection; information security and cybersecurity programs (which are on the agenda at each Committee meeting); disaster recovery capabilities and business continuity plans

Nominating and Corporate Governance(3) Number of Meetings in 2020: 5

•   Determines the criteria for selecting and assessing director nominees, identifies individuals qualified to become Board members, reviews candidates recommended by shareholders, and recommends to the Board director nominees to be proposed for election at the annual meeting of shareholders

•   Monitors significant developments in the regulation and practice of corporate governance

•   Monitors potential risks related to governance practices by reviewing succession plans and performance evaluations of the Board and CEO, monitoring legal developments and trends regarding corporate governance practices, and evaluating related party transactions

•   Assists the Board in assessing the independence of directors and reviews transactions between Corning and related persons that are required to be disclosed in our filings with the SEC

•   Identifies Board members to be assigned to the various committees

•   Oversees and assists the Board in the review of the Board’s performance

•   Reviews activities of Board members and senior executives for potential conflicts of interest

(1)	The Board of Directors has determined that each member of the Audit Committee satisfies the applicable audit committee independence requirements of the New York Stock Exchange (NYSE) and the SEC. The Board also determined that each member of our Audit Committee is financially literate and Mr. Landgraf, Mr. Blair, Mr. Brun, and Dr. Burns are “audit committee financial experts” within the meaning of the applicable SEC rules.
(2)	The Board of Directors has determined that each member of the Compensation Committee satisfies the applicable compensation committee independence requirements of the NYSE and the SEC.
(3)	The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the applicable nominating committee independence requirements of the NYSE.

24	CORNING 2021 PROXY STATEMENT

Corporate Governance and the Board of Directors

Board Composition

Our Board is responsible for the oversight and success of our Company. We seek to maintain a mix of directors who bring strong leadership, diverse perspectives, a broad range of skills relevant to Corning and depth of experience to their positions. Our board is high-functioning and engaged. A supermajority of independent directors ensures robust debate and challenged opinions in the boardroom, while diversity of gender, age, ethnicity and expertise contributes to a wide range of views. Our Board includes three women, three African-Americans, and four directors who hold science, technology or mathematics Ph.Ds. We also have two decades of age diversity among our directors, with their ages ranging between 54 and 75 years. We also value the broad corporate governance experience of directors who have served on the boards of other public companies, which adds additional rigor to our governance and risk oversight practices.

CHARACTERISTICS OF OUR BOARD AS OF APRIL 1, 2021 (EXCLUDING OUR CEO)

Board Nomination and Refreshment Process

When considering Board candidates, the Nominating and Corporate Governance Committee considers those factors most relevant to the Company’s needs, including relevant knowledge and experience, diversity of background, and expertise in areas including business, finance, accounting, science and technology, marketing, manufacturing, operations, international business, government and human capital management. The Committee assesses personal qualities of leadership, character, judgment, ethics and reputation; roles and contributions valuable to the business community and the ability to act on behalf of shareholders; whether the candidate is free of conflicts and has the time required for preparation, participation and meeting attendance. Pursuant to the Company’s Corporate Governance Guidelines, the Committee actively seeks out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences, to include in the pool from which Board nominees are chosen. The Board conducts an annual self-evaluation which helps identify skills and experiences to seek in future candidates that would benefit the Company, its stakeholders and the Board.

In the case of incumbent directors, the Nominating and Corporate Governance Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company, if any, during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Corporate Governance Committee will conduct appropriate inquiries into their background, qualifications and skills relevant to Corning’s strategic priorities and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

CORNING 2021 PROXY STATEMENT	25

Corporate Governance and the Board of Directors

The Nominating and Corporate Governance Committee uses multiple sources for identifying director candidates, including executive search firms, its members’ own contacts, and referrals from other directors, members of management and the Company’s advisors. To maintain a pipeline for new directors, the Nominating and Corporate Governance Committee has retained the executive search firm of Spencer Stuart to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services on an ongoing basis. Director candidates recommended by shareholders in the manner described on page 97 will be considered in the same manner in which the Nominating and Corporate Governance Committee evaluates candidates recommended by other sources. In addition, our by-laws permit a group of up to 20 shareholders who have owned a minimum of 3% of our outstanding capital stock for at least three years to submit director nominees for up to the greater of two directors or 20% of the board for inclusion in our proxy statement. See “How Do I Submit A Shareholder Proposal For, Or Nominate a Director For Election At, Next Year’s Annual Meeting” on page 97 of this proxy statement.

Management Succession Planning

One of the Board’s primary responsibilities is ensuring that Corning has a high-performing management team in place. The Board oversees management succession planning, with our Lead Independent Director facilitating ongoing review and Board approval of succession and management development plans for the CEO and Senior Leadership Team. The goal of this ongoing process is to maximize the pool of internal candidates able to assume top management positions with minimal business interruption. The Board regularly discusses succession planning for the chief executive officer and other senior management positions in executive sessions. The Board has regular engagement with various levels of management at Board and Committee meetings which gives directors additional exposure to the management pipeline.

In 2020, the Board oversaw the reorganization of our operating structure to align management and business teams around our five Market-Access Platforms. The structure includes a new Senior Leadership Team of twenty senior executives, representing a wealth of skills and knowledge developed over many years of service to the Company, whose leadership will be key as Corning navigates the COVID-19 pandemic and prepares for future growth. We believe the strength of this new structure and team is evident in our 2020 performance.

Director Independence

Our Board is 93% independent and such independent oversight bolsters our success. Our Board has determined that each of our non-employee directors qualifies as “independent” in accordance with the listing requirements of the NYSE, applicable SEC rules and the Company’s director qualification standards. Mr. Weeks is not independent because he is an executive officer of Corning.

The NYSE listing requirements state that no director may be qualified as “independent” unless our Board affirmatively determines that the director has no material relationship with Corning. When making independence determinations, the Board considers all relevant facts and circumstances which might bar a director from being determined to be “independent,” including the NYSE criteria.

Our Corporate Governance Guidelines require the Board to make an annual determination regarding the independence of each of our directors. In making its independence determinations, the Board considered transactions, if any, that occurred since the beginning of 2018 between Corning and entities associated with our independent directors or members of their immediate family. The Board also reviewed and discussed information with regard to each director’s business and personal activities as they may relate to Corning and Corning’s management. It considered that each of Mr. Martin, and Drs. Huttenlocher and Wrighton are or were, during the previous three years, an employee of a company or organization that had a business relationship with Corning at some time during those years. The Board also considered: that Corning’s business relationships with each such company or organization were ordinary course/arm’s length dealings; no Corning director had a personal interest in, or received a personal benefit from, such relationships; any payments or contributions to or from each of these entities constituted less than the greater of $1 million, or 2% of such entity’s consolidated gross revenues in each of those years; that such relationships arise only from such director’s position as an employee of the relevant company with which Corning does business; that such director has no input or direct or indirect material interest in any of the business relationships or transactions; that such director had no role or financial interest in any decisions about any of these relationships or transactions; and that such a relationship does not bar independence under the NYSE listing requirements, applicable SEC rules or Corning’s director qualification standards.

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Corporate Governance and the Board of Directors

Based on all of the relevant facts and circumstances, the Board concluded that none of the director relationships mentioned above constituted a material relationship with Corning that represents a potential conflict of interest, or otherwise interferes with the exercise by any of these directors of his or her independent judgment with respect to Corning.

Policy on Transactions with Related Persons

The Board of Directors has a policy requiring the full Board or a designated Board committee to approve or ratify any transaction involving Corning in which one of our directors, nominees for director, executive officers, or greater than 5% shareholders, or their immediate family members, have a direct or indirect material interest and where the amount involved exceeds $120,000 in any fiscal year. The Board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and approving any such transactions.

In determining whether to approve or ratify any such transaction, the Board or relevant committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to Corning than transactions involving unrelated parties. No director may participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

There were no such transactions requiring review and approval in accordance with this policy during 2020.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or has ever been, an officer or employee of Corning. No member of the Compensation Committee had any relationship with Corning or any of its subsidiaries during 2020 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. No Corning executive officer currently serves or served during 2020 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on Corning’s Board or Compensation Committee.

CORNING 2021 PROXY STATEMENT	27

Corporate Governance and the Board of Directors

Risk Oversight

Our Board recognizes the importance of effective risk oversight in running a successful global business and in fulfilling its fiduciary responsibilities to Corning and our shareholders. While the CEO and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board is responsible for oversight of the Company’s risk management program. The Board exercises this oversight responsibility directly and through its committees.

Board of Directors (Committee report-outs, discussions with management and annual Board review)

Audit Committee

Reviews our enterprise risk management program; monitors legal and regulatory risks by regular discussions with management; oversees internal and external audit; evaluates potential risks related to accounting, internal control over financial reporting, and tax planning.

Compensation Committee

Monitors potential risks related to the design and administration of compensation plans and policies, and benefits and perquisites plans and policies, including performance-based compensation programs, to promote appropriate incentives in line with shareholder interest that do not promote excessive risk-taking.

Finance Committee

Monitors strategic risks related to financial affairs, including (but not limited to) capital structure and liquidity risk, transaction execution risk, credit and counterparty risk, market risk and foreign exchange risk; reviews the policies and strategies related to tax, financial exposures and contingent liabilities.

Information Technology Committee

Monitors potential risk relating to information technology systems, data integrity and protection; information security and cybersecurity; and disaster recovery and business continuity plans.

Corporate Responsibility and
Sustainability Committee

Monitors risks relating to public relations, reputation, employment policy, human capital management, employee relations, supply chain integrity, human rights, political activity, community responsibility and environmental, social and governance matters.

Nominating and Corporate
Governance Committee

Monitors potential risks related to governance practices by reviewing Board succession plans and performance evaluations, monitoring legal developments and trends regarding corporate governance practices and evaluating potential related party transactions.

Management/Risk Council (Updates to Board or relevant Committees on risk exposures and mitigation efforts)

Risks associated with current business status or strategic alternatives are subjected to analysis, discussion and deliberation by management and the Board. Once a strategy is in place—such as our COVID-19 response and our strategic priorities—the Board reviews it with the CEO at every Board meeting and discusses any newly-identified strategic risks.

Operationally, management reports periodically to the Board on the Company’s enterprise risk management (ERM) policies and procedures, and to the Audit, Information Technology, Finance, and Corporate Responsibility and Sustainability Committees on our top risks and compliance policies and practices. Management also provides a comprehensive annual report of top risks to the Board. Corning’s ERM program utilizes (1) a Risk Council chaired by the Executive Vice President and Chief Financial Officer and composed of Corning management and staff to aggregate, prioritize and assess risks, including strategic, financial, operational, business, reputational, governance and managerial risks; (2) an internal audit department; and (3) a Compliance Council, which reports directly to each of the Audit Committee and Corporate Responsibility and Sustainability Committee and reviews the Company’s compliance with laws and regulations of the countries in which we conduct business.

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Corporate Governance and the Board of Directors

The Board believes that the work undertaken by the committees of the Board, together with the work of the full board and the Company’s management, enables the Board to effectively oversee Corning’s management of risk.

Environmental, Social and Governance (ESG) Oversight

Rather than concentrating all ESG initiatives into a single Committee, the Board believes each Committee should maintain oversight over the particular ESG matters that fall within its scope. The appropriate Committees then report to the Board as appropriate. For example:

•	The Corporate Responsibility and Sustainability Committee maintains general oversight of environmental and social risks, with particular responsibility for employee welfare and labor relations, social justice, supply chain integrity, human rights, political activity, community responsibility, and environmental matters. It annually reviews the Company’s sustainability plan and philosophy.

•	The Audit Committee is responsible for reviewing the Company’s enterprise risk management (ERM) program and business continuity risk procedures, as well as disclosures about relevant risks made in our financial reports and filings.

•	The Compensation Committee reviews matters related to talent and culture, as well as initiatives such as the gender pay equity program.

•	The Information Technology committee monitors risks related to information technology systems, data integrity and protection, business continuity, information security and cybersecurity and plans for protection of our most important intellectual property assets.

•	The Nominating and Governance Committee oversees our ethics and governance policies.

•	The Finance Committee reviews our fiscal policies integral to maintaining enterprise sustainability.

Using this approach, members of each Committee are able to leverage their specific subject-matter expertise to oversee and advise the Board on the ESG matters most relevant to their Committee’s area of responsibility. In some circumstances, such as our efforts related to our Office of Racial Equity and Social Unity, Board members participate directly in working groups with management. Operating as an integrated whole, our Board is best positioned to manage those ESG risks and issues most impactful to our enterprise and our communities.

Risk Management in Action: Board Response to COVID-19

The Board has a defined risk management process that was put to the test as the COVID-19 pandemic commenced. With operations in Wuhan, Corning was one of the first U.S. corporations to feel the impacts of the virus. Key to effective risk management during this challenging time was the clear allocation of responsibilities to the Board’s committees, as shown in the chart below. Each committee took on its assigned duties and worked with management to enable timely decision-making. The Corporation’s extensive business continuity processes and historical risk management efforts also provided help, as mitigation plans had been established for several situations. The Board held two extra meetings in 2020 to discuss the risks in real-time.

During the early part of the pandemic, we experienced uncertainty and delays in customer orders, while also facing the risk of supply chain challenges. The Board worked with management to act quickly, focusing on reducing costs where possible and preserving cash to protect the balance sheet and the Company. By acting swiftly, the Company established a position to manage the risks of the downturn, while also seeing numerous internal initiatives moved forward and come to fruition, including Valor® Glass entering supply agreements with three leading COVID-19 vaccine providers and an investment by the United States government from the Biomedical Advanced Research and Development Authority (BARDA) to expand domestic manufacturing of Valor® Glass vials to support vaccination and treatment of patients.

CORNING 2021 PROXY STATEMENT	29

Corporate Governance and the Board of Directors

Many Corning manufacturing facilities were deemed essential, which led to significant Board discussions around how to provide a safe workplace, while supporting the employees that shifted to remote work. To address the significant uncertainty and potentially meaningful business risks, in February we implemented an adjusted operating plan focused on cash preservation. After initial discussions in April, our Compensation Committee approved the Shared Sacrifice, Shared Opportunity (SSSO) program for approximately 10,000 salaried employees in May, effective June 1, 2020. One aspect of the SSSO program included converting part of our salaried employees’ cash compensation into equity with a focus on preserving cash to protect the balance sheet and the Company’s long-term future. This program was enacted across the Company, with senior management taking the largest reductions in cash compensation. By implementing this program, we were able to retain talent throughout the organization while aligning employees’ interests with shareholders and the longer-term success of Corning.

The Board’s oversight and support of Corning’s responsible financial stewardship is a big part of why the Company has thrived for 170 years. As we manage through these unprecedented times, the Board has taken the same approach to preserve the enterprise.

Board of Directors

Board Committee Responsibilities in Overseeing Corning’s COVID-19 Response

Audit Oversaw enterprise risk management and business continuity Monitored accounting and reporting considerations for effects of COVID-19	Compensation Took decisive action to adjust compensation across the firm to preserve cash in an uncertain business environment while retaining talent	Finance Oversaw the company’s liquidity planning process Worked with the management team to ensure a diligent capital allocation framework was maintained

Information Technology Led an efficient transition to a remote work environment Oversaw acceleration of network capacity expansion and investment

Corporate Responsibility and Sustainability

  Oversaw the execution of COVID-19 response communications and the continuity of Sustainability and ESG practices

  Oversaw the launch of our UNITY Campaign of humanitarian relief in our communities

Nominating and Corporate Governance Continued to monitor and oversee corporate governance best practices during the pandemic

Management/Risk Council (Updates to Board or relevant Committees on risk exposures and mitigation efforts)

The Board’s well defined risk management process, with each Committee assigned clearly defined roles, enabled quick Board-level decision making at the onset of the pandemic

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Corporate Governance and the Board of Directors

Assessment of Company Culture

Although a number of the Board’s opportunities to assess company culture were paused or shifted to virtual formats in 2020 due to limitations on in-person meetings related to the COVID-19 pandemic, the Board nevertheless continues to maintain the ability to assess Company culture. Even when held virtually, members of the Company’s Senior Leadership Team attend every Board meeting and numerous other members of management attend committee meetings. Members of the Board directly interacted with the working groups of the Office of Racial Equity and Social Justice throughout 2020. The Company’s Chief Compliance Officer attends meetings of the Audit Committee and annually reports to the full Board and the Corporate Responsibility and Sustainability Committee. When in-person meetings are permitted, formal dinners and informal lunches with meeting attendees provide Directors insight to how our teams function. When presenting an issue relevant to the Board, full business and technology teams attend to answer the Directors’ questions and to join them at these dinners and lunches. Once a year the Board visits our research campus to meet with dozens of employees working on our key innovation initiatives. The Board also meets at different Corning locations – occasionally internationally – to see our manufacturing facilities, meet local managers and employees and explore the Company’s culture. At the Company’s annual meeting, all Company officers and their spouses are invited to attend the Board dinner and have opportunities for direct interaction. The Company looks forward to the return of hosting events in-person when circumstances permit.

Compensation Risk Analysis

Corning does not use compensation policies or practices that create risks that are likely to have a material adverse effect on the Company.

In February 2021, the Compensation Committee reviewed the conclusions of a risk assessment of our compensation policies and practices covering all employees. This type of assessment is conducted annually by a cross-functional team with representatives from Human Resources (Compensation and Benefits), Law and Finance. The Compensation Committee evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, considering the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives, and Corning’s overall risk profile. Identified risk-mitigation features included the following:

•	The mix of cash and equity payouts tied to both short-term financial performance, mid-term financial performance, and long-term value creation;

•	The time vesting requirements in our long-term incentive plans, which help align the interests of employees to shareholders;

•	The use of multiple financial performance metrics that are readily monitored and reviewed, and aligned with the corporate and business unit objectives;

•	The rigorous budget and goal-setting processes that involve both top-down and bottom-up analyses;

•	The use of common performance metrics for incentives across Corning’s management team and all eligible employees with corporate results impacting the compensation of all Corning employees;

•	Governance committees and plan caps that are intended to avoid imprudent risk-taking;

•	Our robust stock ownership, clawback, anti-hedging and anti-pledging policies for NEOs and other employees;

•	Multiple levels of review and approval of awards, including Committee approval of all officer compensation; and

•	Immediate oversight of executive pay matters in mergers and acquisitions and unit compensation throughout the acquisition integration process.

The Committee concluded that Corning’s executive compensation program is balanced and does not reward excessive financial risk-taking.

CORNING 2021 PROXY STATEMENT	31

Corporate Governance and the Board of Directors

Board and Shareholder Meeting Attendance

The Board of Directors met eight times during 2020. Attendance at Board and committee meetings averaged 99% in 2020, and each incumbent director attended no less than 95% of the meetings of the Board and committees on which the director served.

The Board has a policy requiring all directors to attend our Annual Meeting, absent extraordinary circumstances. All of our directors attended our 2020 Virtual Annual Meeting of Shareholders except for Mr. Ferguson, whose effective date of Board membership is April 1, 2021.

Ethics and Conduct

We are committed to conducting business lawfully and ethically. Our directors, NEOs, and all Corning employees, are required to act at all times with honesty and integrity. We have a comprehensive Code of Conduct that applies to all Corning directors and employees that covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, non-discrimination policies, confidentiality, vendor standards, and intellectual property, and requires strict adherence to all laws and regulations applicable to our business. Our Board spends meaningful time with executive management at board meetings, and other members of management at other board events, where the relationships developed enable the Board to ensure that the Company maintains a culture of integrity, responsibility and accountability throughout the organization.

We also have a supplemental “Code of Conduct for Directors and Executive Officers” that includes policies calling for strict observance of all laws applicable to our business, requires directors and executive officers to avoid any conflict between their personal interests and the interests of the company in dealing with suppliers, customers, and other third parties, and imposes standards upon certain conduct in their personal affairs, including transactions in securities of the Company, any company affiliate, or any unaffiliated organization. Each director and executive officer is expected to be familiar with and to follow these policies to the extent applicable to them. Any employee can provide an anonymous report of an actual or apparent violation of our Codes of Conduct. We will disclose any future amendments to, or waivers from, any provision of our Codes of Conduct involving our directors, our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our website within four business days following the date of any such amendment or waiver. No such waivers were sought or granted in 2020.

Lobbying and Political Contributions Policy

Corning encourages employees to participate in the political process on a personal basis. However, any use of Corning funds, property, resources or employee work time for U.S. political purposes — for example, to any U.S. political party, candidate or government official – is subject to Corning’s Lobbying and Political Contributions Policy and must be approved in advance by Corning’s Government Affairs office. Any contact with members of the U.S. Congress on behalf of Corning, or any Corning contribution to U.S. government officials or payment related to these officials, must be approved by and coordinated through Corning’s Government Affairs office. Our policy can be found at investor.corning.com/investor-relations/governance/political-contributions/default.aspx.

Communications with Directors

Shareholders and interested parties may communicate concerns to any director, committee member or the Board by writing to the following address: Corning Incorporated Board of Directors, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that are appropriate for the Board’s consideration.

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Corporate Governance and the Board of Directors

Corporate Governance Materials Available on Corning’s Website

In addition to our Corporate Governance Guidelines and Director Qualification Standards, other information relating to Corning’s corporate governance is available on the Investor Relations – Governance – Downloads section of our website at investor.corning.com/investor-relations/governance/overview/default.aspx including:

•	Corporate Governance Guidelines with Director Qualification Standards

•	Corning Incorporated By-Laws

•	Political Contributions and Lobbying Policy

•	Whistleblower Policy

•	Code of Conduct for Directors and Executive Officers

•	Code of Ethics for Chief Executive Officer and Financial Executives

•	Our Code of Conduct

•	Audit Committee Charter

•	Compensation Committee Charter

•	Corporate Responsibility and Sustainability Committee Charter

•	Finance Committee Charter

•	Information Technology Committee Charter

•	Nominating and Corporate Governance Committee Charter

Corning’s Human Rights Policy is available at corning.com/worldwide/en/sustainability/people/human-rights-policy.html.

CORNING 2021 PROXY STATEMENT	33

Proposal 1

Election of Directors

Board of Directors’ Qualifications and Experience

Our Board comprises accomplished professionals with diverse skills and areas of expertise. The broad range of knowledge and opinions represented on our Board is one of its core strengths. Moreover, we believe our directors’ wide range of professional experiences, backgrounds and education provides significant value to the Company, and we intend to continue leveraging this strength.

Mr. Ferguson was appointed to the Board at its February 3, 2021 meeting, with an effective date of April 1, 2021. He is standing for election for the first time following his appointment.

The following table describes key competencies and skills of our directors who are standing for re-election.

All directors other than Mr. Weeks are independent. Mr. Clark is the Lead Independent Director.

34	CORNING 2021 PROXY STATEMENT

Proposal 1 Election of Directors

	Donald W. Blair	Leslie A. Brun	Stephanie A. Burns	Richard T. Clark	Robert F. Cummings, Jr.	Roger W. Ferguson, Jr.	Deborah A. Henretta	Daniel P. Huttenlocher	Kurt M. Landgraf	Kevin J. Martin	Deborah D. Rieman	Hansel E. Tookes II	Wendell P. Weeks	Mark S. Wrighton
Knowledge, Skills and Experience
Public Company Board Experience	■	■	■	■	■	■	■	■	■	■	■	■	■	■
Financial	■	■	■	■	■	■			■				■	■
Risk Management	■	■	■	■	■	■	■		■		■	■	■	■
Accounting	■	■				■			■				■
Corporate Governance and Ethics		■	■			■	■		■
Legal/Regulatory				■		■	■			■		■	■
HR/Compensation		■	■	■					■		■	■	■
Operations	■		■	■			■		■			■	■
Strategic Planning/Oversight	■	■	■	■	■	■	■	■	■	■	■	■	■	■
Cybersecurity/Information Security								■			■
Technology/Innovation							■	■		■	■		■	■
Mergers and Acquisitions	■	■	■	■	■				■				■
Industry Experience		■	■	■				■	■	■	■	■	■
Academia/Education								■	■					■
Demographics
Black/African American		■				■						■
Asian/Pacific Islander
White/Caucasian	■		■	■	■		■	■	■	■	■		■	■
Hispanic/Latino
Native American
Gender
Male	■	■		■	■	■		■	■	■		■	■	■
Female			■				■				■
Board Tenure
Years	7	3	9	10	15	<1	8	6	14	8	21	20	19	12

After considering the recommendations of the Nominating and Corporate Governance Committee, the Board has nominated the persons described below to stand for election. All of the nominees, except for Mr. Ferguson, whose effective date of Board membership is April 1, 2021, were elected by Corning’s shareholders at the 2020 Annual Meeting. All of the nominees have consented to being named in this proxy statement and to serve as director if elected or re-elected. The Board believes that each of these nominees is qualified to serve as a director of Corning in light of their respective skills and qualifications, as further described below. Equally important, the Board believes this combination of backgrounds, skills and experiences creates a Board that is well-equipped to exercise oversight responsibilities for Corning’s shareholders and other stakeholders.

If elected by our shareholders, the fourteen director nominees will serve for a one-year term expiring at our 2022 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

FOR	Our Board unanimously recommends that shareholders vote FOR all of our director nominees.

CORNING 2021 PROXY STATEMENT	35

Proposal 1 Election of Directors

Corning’s Director Nominees

Donald W. Blair

Retired Executive Vice President and Chief Financial Officer, NIKE, Inc.

Mr. Blair was the executive vice president and chief financial officer of NIKE, Inc. from 1999 to October 2015. Prior to joining NIKE, he served 15 years at PepsiCo, Inc. in a number of senior executive-level corporate and operating unit financial assignments, including chief financial officer roles for PepsiCo Japan (based in Tokyo) and Pepsi-Cola International’s Asia Division (based in Hong Kong). He began his career in 1981 as an accountant with Deloitte Haskins & Sells.

Mr. Blair brings over 37 years of financial expertise and management experience at the international, operational, and corporate levels. He also has proven experience in developing and implementing strategies for delivering sustainable, profitable growth. Mr. Blair’s financial expertise and audit experience are valuable assets to our Finance and Audit committees.

Skills and Qualifications

— Expertise in finance, audit and management

— Experience in international business and finance

Age 62	Director Since 2014
Committees • Audit • Finance Current Public and Investment Company Directorships • Dropbox, Inc. Public and Investment Company Directorships Held During the Past 5 Years • None

Leslie A. Brun

Chairman and Chief Executive Officer, Sarr Group LLC; Co-Founder, Chairman and Chief Executive Officer, Ariel Alternatives, LLC

Mr. Brun is chairman and chief executive officer of Sarr Group, LLC, co-founder, chairman and chief executive officer of Ariel Alternatives, LLC, vice chairman and senior advisor of G100 Companies and a member of the Council on Foreign Relations. He is also the founder and former chief executive officer and chairman of Hamilton Lane, where he served as chief executive officer and chairman from 1991 until 2005, a former director and chairman of the board of Automatic Data Processing, Inc., and a former director of Hewlett Packard Enterprise Company. In addition, Mr. Brun also served as a managing director and co-founder of the investment banking group of Fidelity Bank, and as a past vice president in the corporate finance division of E.F. Hutton & Co.

Mr. Brun brings to the board significant financial expertise and operating and management experience, along with extensive public company directorship and committee experience. He also brings broad experience on governance issues facing large public companies.

Skills and Qualifications

— Expertise in finance, management, investment banking, financial advisory and management across highly regulated and audited industries

— Extensive corporate governance and public company board experience

Age 68	Director Since 2018

Committees

•  Audit

•  Compensation

Current Public and Investment Company Directorships

•  Ariel Investments, LLC

•  Broadridge Financial Solutions, Inc.

•  CDK Global Inc.

•  Merck & Co., Inc.

•  Praesidium SGR

Public and Investment Company Directorships Held During the Past 5 Years

•  Hewlett Packard Enterprise Company

•  NXT Capital Inc.

36	CORNING 2021 PROXY STATEMENT

Proposal 1 Election of Directors

Stephanie A. Burns

Retired Chairman and Chief Executive Officer, Dow Corning Corporation

Dr. Burns has nearly 36 years of global innovation and business leadership experience. Dr. Burns joined Dow Corning in 1983 as a researcher and specialist in organosilicon chemistry. In 1994, she became the company’s first director of women’s health. She was elected to the Dow Corning Board of Directors in 2001 and elected as president in 2003. She served as chief executive officer from 2004 until May 2011 and served as chair from 2006 until her retirement in December 2011.

Dr. Burns brings significant expertise in scientific research, issues management, science and technology leadership, and business management to the Board, as well as skills related to her Ph.D. in organic chemistry. She is the past honorary president of the Society of Chemical Industry and was appointed by President Obama to the President’s Export Council. Dr. Burns is a former chair of the American Chemistry Council.

Skills and Qualifications

— Global innovation, manufacturing and business leadership experience

— Significant expertise in research and development, science and technology leadership, and audit and business management

— Significant public company board experience

Age 66	Director Since 2012

Committees

•  Audit

•  Corporate Responsibility and Sustainability (Chair)

Current Public and Investment Company Directorships

•  HP Inc.

•  Kellogg Company

Public and Investment Company Directorships Held During the Past 5 Years

•  GlaxoSmithKline plc

Richard T. Clark

Retired Chairman, Chief Executive Officer and President, Merck & Co., Inc.

Lead Independent Director

Mr. Clark retired from Merck in 2011. He joined Merck in 1972 and held a broad range of senior management positions. He became president and chief executive officer of Merck in May 2005 and chairman of the board in April 2007. He transitioned from the chief executive officer role in January 2011 and served as Merck board chairman through November 2011. He was president of the Merck Manufacturing Division (June 2003 to May 2005) of Merck Sharp & Dohme Corp. He is chairman of the board of Project Hope and a trustee of several charitable non-profit organizations.

As the former chairman, president and chief executive officer of a Fortune 100 company, Mr. Clark brings broad managerial expertise, operational expertise, and deep business knowledge, as well as a track record of achievement.

Skills and Qualifications

— Broad and deep managerial expertise, operational expertise, and business knowledge

— Extensive experience in the issues facing public companies and multinational businesses

— Significant public company board experience, including as chairman and chief executive officer of an R&D-focused global corporation

Age 75	Director Since 2011

Committees

•  Compensation

•  Executive

•  Nominating and Corporate Governance

Current Public and Investment Company Directorships

•  Automatic Data Processing, Inc.

Public and Investment Company Directorships Held During the Past 5 Years

•  American Securities LLC

CORNING 2021 PROXY STATEMENT	37

Proposal 1 Election of Directors

Robert F. Cummings, Jr.

Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.

Mr. Cummings retired as vice chairman of Investment Banking at JPMorgan Chase & Co. (JPM) in February 2016. He had served in that role since December 2010, advising on client opportunities across sectors and industry groups. Mr. Cummings began his business career in the investment banking division of Goldman, Sachs & Co. in 1973 and was a partner of that firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002.

Mr. Cummings’ Board qualifications include more than 34 years of investment banking experience at Goldman Sachs and JPM, where he advised corporate clients on financings, business development, mergers, and acquisitions, and other strategic financial issues. Additionally, he brings knowledge in the areas of technology, telecommunications, private equity, and real estate to the Board.

Skills and Qualifications

— Extensive investment banking experience including finance, business development and strategy, and mergers and acquisitions

— Knowledgeable in the areas of technology, telecommunications, private equity and real estate

Age 71	Director Since 2006

Committees

•  Executive

•  Finance (Chair)

•  Nominating and Corporate Governance

Current Public and Investment Company Directorships

•  W. R. Grace & Co.

Public and Investment Company Directorships Held During the Past 5 Years

•  None

Roger W. Ferguson, Jr.

President and Chief Executive Officer, TIAA*

Mr. Ferguson has been a national leader in banking and financial services for over 20 years. He is President and Chief Executive Officer of TIAA, the leading provider of retirement services in the academic, research, medical, and cultural fields and a Fortune 100 financial services organization. He is also the former Vice Chairman of the Board of Governors of the U.S. Federal Reserve System, where he represented the Federal Reserve on several international policy groups and served on key Federal Reserve System committees, including Payment System Oversight, Reserve Bank Operations, and Supervision and Regulation.

Prior to joining TIAA in April 2008, Mr. Ferguson was head of financial services for Swiss Re and Chairman of Swiss Re America Holding Corporation. From 1984 to 1997, he was an Associate and Partner at McKinsey & Company. He began his career as an attorney at the New York City office of Davis Polk & Wardwell.

Mr. Ferguson is a member of the Smithsonian Institution’s Board of Regents, the New York State Insurance Advisory Board, and the American Academy of Arts & Sciences. He serves on the boards of Alphabet, Inc.; General Mills, Inc.; and International Flavors & Fragrances, Inc. He also serves on the boards of the American Council of Life Insurers, The Conference Board, the Institute for Advanced Study, and Memorial Sloan Kettering Cancer Center. He is a fellow of the American Philosophical Society and a member of the Economic Club of New York, the Council on Foreign Relations, the Group of Thirty, and the National Association for Business Economics.

He brings extensive banking, financial and executive leadership expertise to Corning’s Board.

*Mr. Ferguson has announced his intent to retire from his positions at TIAA effective March 31, 2021.

Skills and Qualifications

— Expertise in banking, financial and executive leadership

— Experience in regulation, international policy, compliance, oversight and strategy

Age 69	Director Since 2021

Committees

•  Nominating and Governance

•  Compensation

Current Public and Investment Company Directorships

•  Alphabet, Inc.

•  General Mills, Inc.

•  International Flavors & Fragrances, Inc.

Public and Investment Company Directorships Held During the Past 5 Years

•  None

38	CORNING 2021 PROXY STATEMENT

Proposal 1 Election of Directors

Deborah A. Henretta

Retired Group President of Global E-Business, Procter & Gamble

Ms. Henretta has over 35 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development and government relations. She joined Procter & Gamble (P&G) in 1985. In 2005, she was appointed President of P&G’s business in ASEAN, Australia and India. She was appointed group president, P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta was a member of Singapore’s Economic Development Board (EDB) from 2007 to 2013. She contributed to the growth strategies for Singapore and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton. Ms. Henretta brings to the board her extensive experience in business leadership, global operations, brand building, marketing and emerging markets management.

Skills and Qualifications

— Significant experience in business leadership and global operations

— Extensive experience in brand building, marketing and emerging markets management

— Significant knowledge of digital transformation and cybersecurity

Age 59	Director Since 2013

Committees

•  Corporate Responsibility and Sustainability

•  Information Technology

Current Public and Investment Company Directorships

•  American Eagle Outfitters, Inc.

•  Meritage Homes Corporation

•  NiSource, Inc.

Public and Investment Company Directorships Held During the Past 5 Years

•  Staples, Inc.

Daniel P. Huttenlocher

Dean, MIT Stephen A. Schwarzman College of Computing

Dr. Huttenlocher is the Dean of the MIT Schwarzman College of Computing. Prior to joining MIT, Dr. Huttenlocher served as dean and provost of Cornell Tech from 2012 – 2019 and worked for Cornell University from 1988 to 2012 in various positions. Before Cornell, Dr. Huttenlocher worked at Xerox Palo Alto Research Center and was Chief Technology Officer at Intelligent Markets, Inc.

Dr. Huttenlocher holds a Ph.D. in computer science and a Master of Science degree in Electrical Engineering, both from the Massachusetts Institute of Technology. He is a renowned computer science researcher and educator, and a prolific inventor with two dozen U.S. patents. He brings to the board extensive experience in technology innovation and commercialization, and expertise in developing next-generation products and services.

Skills and Qualifications

— Extensive experience in technology innovation and commercialization

— Expertise in information technology and computer science

— Experience with emerging technologies and customer experience

Age 62	Director Since 2015
Committees • Finance • Information Technology Current Public and Investment Company Directorships • Amazon.com, Inc. Public and Investment Company Directorships Held During the Past 5 Years • None

CORNING 2021 PROXY STATEMENT	39

Proposal 1 Election of Directors

Kurt M. Landgraf

Retired President, Washington College

From July 2017 to July 2020, Mr. Landgraf was president of Washington College. He previously served as president and chief executive officer of Educational Testing Service (ETS), a private non-profit educational testing and measurement organization, from 2000 until his retirement in December 2013. Prior to that, he was executive vice president and chief operating officer of E.I. Du Pont de Nemours and Company (DuPont), where he previously held a number of senior leadership positions, including chief financial officer.

Mr. Landgraf was selected for his wealth of executive management experience in public companies, non-profit entities, higher education, and government. He brings to the Board his financial expertise and operations skills and experience, represented by his positions at ETS and DuPont. Mr. Landgraf’s other areas of specialized knowledge include technology, transportation, education, finance, pharmaceuticals, health care, energy, materials, and mergers and acquisitions.

Skills and Qualifications

— Extensive executive management experience in public companies, non-profit entities, higher education and government

— Financial and audit expertise

— Operations experience

— Specialized knowledge including technology, transportation, education, pharmaceuticals, health care, energy, materials, and mergers and acquisitions

— Significant public company board experience

Age 74	Director Since 2007

Committees

•  Audit (Chair)

•  Compensation

•  Executive

Current Public and Investment Company Directorships

•  Louisiana-Pacific Corporation

Public and Investment Company Directorships Held During the Past 5 Years

•  None

Kevin J. Martin

Vice President, US Public Policy, Facebook, Inc.

Mr. Martin is Vice President, US Public Policy at Facebook, Inc. Prior to joining Facebook, he was a partner and co-chair of the telecommunications practice at Squire Patton Boggs, an international law firm (2009 to 2015). From March 2005 to January 2009, he was chairman of the Federal Communications Commission (FCC).

Mr. Martin has two decades experience as a lawyer and policymaker in the telecommunications field. Before joining the FCC as a commissioner in 2001, Mr. Martin was a special assistant to the president for Economic Policy and served on the staff of the National Economic Council, focusing on commerce and technology policy issues. He served as the official U.S. government representative to the G-8’s Digital Opportunity Task Force.

Mr. Martin brings deep experience to the board in the telecommunications, economics, governmental and legal arenas.

Skills and Qualifications

— Specialized knowledge of telecommunications, social media and information technology industries

— Extensive knowledge of government policy and regulatory environment

Age 54	Director Since 2013

Committees

•  Corporate Responsibility and Sustainability

•  Nominating and Corporate Governance

Current Public and Investment Company Directorships

•  Carmichael Investment Partners, LLC

Public and Investment Company Directorships Held During the Past 5 Years

•  Xtera Communications, Inc.

40	CORNING 2021 PROXY STATEMENT

Proposal 1 Election of Directors

Deborah D. Rieman

Retired Executive Chairman, MetaMarkets Group

Dr. Rieman has more than 32 years of experience in the software industry. In 2016, she retired as executive chairman of MetaMarkets Group. Previously, she was managing director of Equus Management Company, a private investment fund. From 1995 to 1999, she served as president and chief executive officer of Check Point Software Technologies, Incorporated.

Dr. Rieman brings significant expertise in information technology, innovation and entrepreneurial endeavors to the Board and skills related to her Ph.D. in mathematics. She is also the former president and chief executive officer of a software company specializing in security and has experience in technology development, marketing, business development and support, investor relations and investing.

Skills and Qualifications

— Expertise in information technology and cyber security

— Experience in technology development, marketing, business development and support, innovation, entrepreneurial endeavors and investing

Age 71	Director Since 1999

Committees

•  Compensation (Chair)

•  Information Technology

Current Public and Investment Company Directorships

•  None

Public and Investment Company Directorships Held During the Past 5 Years

•  Neustar, Inc.

Hansel E. Tookes II

Retired Chairman and Chief Executive Officer, Raytheon Aircraft Company

Mr. Tookes retired from Raytheon Company in December 2002. He joined Raytheon in 1999 and served as president of Raytheon International, chairman and chief executive officer of Raytheon Aircraft, and executive vice president of Raytheon Company. From 1980 to 1999, Mr. Tookes served United Technologies Corporation as president of Pratt and Whitney’s Large Military Engines Group and in a variety of other leadership positions.

Mr. Tookes provides extensive experience in operations, manufacturing, performance excellence, business development, technology-driven business environments, and military and government contracting. He also brings his science and engineering education, training and knowledge to the Board. Mr. Tookes’ industry expertise includes aviation, aerospace and defense, transportation, and technology.

Skills and Qualifications

— Extensive experience in global operations, manufacturing, performance excellence, business development, technology-driven business environments, and military and government contracting

— Education, training and knowledge in science and engineering

— Extensive public company board experience

Age 73	Director Since 2001

Committees

•  Compensation

•  Executive

•  Nominating and Corporate Governance (Chair)

Current Public and Investment Company Directorships

•  Ryder Systems Inc.

Public and Investment Company Directorships Held During the Past 5 Years

•  Harris Corporation

•  NextEra Energy, Inc.

CORNING 2021 PROXY STATEMENT	41

Proposal 1 Election of Directors

Wendell P. Weeks

Chairman and Chief Executive Officer, Corning Incorporated

Mr. Weeks has been the chief executive officer of Corning Incorporated since April 2005 and chairman of the board of directors since April 2007. He has held a variety of financial, commercial, business development, and general management positions across Corning’s businesses and technologies since he joined the company in 1983. His leadership in many of Corning’s businesses, with numerous technologies, and 16 years as chief executive officer have given him a unique understanding of Corning’s diverse business operations and life-changing innovations.

Mr. Weeks currently sits on the board of Amazon.com, Inc. and served on the board of Merck & Co., Inc. from February 2004 to May 2020. He is also on the board of trustees for the Corning Museum of Glass.

Skills and Qualifications

— Wide-ranging experience and knowledge of restructuring, financial and accounting matters;

— Skilled in the development of emerging innovations, product lines and customer-related opportunities

— Unique understanding of Corning’s businesses and innovations

Age 61	Director Since 2000
Committees • Executive (Chair) Current Public and Investment Company Directorships • Amazon.com, Inc. Public and Investment Company Directorships Held During the Past 5 Years • Merck & Co., Inc.

Mark S. Wrighton

Professor and Chancellor Emeritus, Washington University in St. Louis

Dr. Wrighton has more than 27 years of leadership experience overseeing large research universities. He was elected chancellor of Washington University in St. Louis, a major research university, in 1995, and served as its chief executive officer for 24 years. Before joining Washington University, he was a researcher and professor at the Massachusetts Institute of Technology, where he was head of the Department of Chemistry from 1987 to 1990, and then provost from 1990 to 1995. Dr. Wrighton served as a presidential appointee to the National Science Board from 2000 to 2006. He is also a past chair of the Association of American Universities, the Business Higher Education Forum, and the Consortium on Financing Higher Education. He was elected to membership in the American Academy of Arts and Sciences and the American Philosophical Society, and he is a Fellow of the American Association for the Advancement of Science.

Dr. Wrighton is a professor, chemist and research scientist with expertise in materials and research interests in the areas of transition metal catalysis, molecular electronics and photoprocesses at electrodes. He also has expertise in areas of direct relevance to Corning, including materials chemistry, photochemistry, surface chemistry and life sciences. Under Dr. Wrighton’s executive and fiscal leadership, Washington University has grown significantly in academic stature, research enterprise, infrastructure, student quality, curriculum and international reputation. Dr. Wrighton brings to the Board his vast scientific knowledge and understanding of complex research and development issues.

Skills and Qualifications

— Deep knowledge in areas of direct relevance to Corning, including materials chemistry, photochemistry, surface chemistry and life sciences

— Executive leadership experience, including finance and audit experience

— Significant public company board experience

Age 71	Director Since 2009

Committees

•  Finance

•  Information Technology (Chair)

Current Public and Investment Company Directorships

•  Brooks Automation, Inc.

Public and Investment Company Directorships Held During the Past 5 Years

•  Cabot Corporation

42	CORNING 2021 PROXY STATEMENT

Director Compensation

The Compensation Committee sets director compensation at levels that ensure our directors are paid appropriately for their time commitment and responsibilities relative to directors at companies of comparable size, industry and scope of operations. The Committee believes that providing a competitive compensation package is important because it enables Corning to attract and retain highly qualified directors who are critical to the Company’s long-term success. Our objective is to pay non-employee directors competitively compared to comparable companies and for a significant portion of director compensation to be stock-based. The Compensation Committee’s independent consultant, Frederic W. Cook & Co., Inc., conducts an annual review of the director compensation levels relative to external best practices as well as Corning’s compensation peer group and advises the Committee annually to ensure that compensation levels remain competitive.

The Company uses a combination of stock-based and cash compensation for its directors. Corning believes that a significant portion of director compensation should be linked to the Company’s performance over time. Therefore, a portion of the Directors’ compensation is paid as an annual equity grant of restricted share units, which are not settled in shares of common stock until retirement or resignation from the Board.

Directors may further defer receipt of the annual equity retainer restricted stock units by electing distribution in up to 10 annual installments and also may defer all or a portion of their cash compensation. Cash amounts deferred may be allocated to: an account earning interest, compounded quarterly, at the rate equal to the prime rate of Citibank, N.A. at the end of each calendar quarter; a restricted stock unit account; or a combination of such accounts. In 2020, seven directors elected to defer some or all of their cash compensation.

As an employee of the Company, Mr. Weeks is not compensated separately for service on the Board or any of its Committees.

2020 Director Compensation

The following table outlines 2020 director compensation. Note that as part of a series of actions to preserve cash in response to the COVID-19 pandemic, the non-employee directors received restricted stock units in lieu of 40% of cash fees payable for service on the board of directors and any committees for the period of June 1, 2020 through December 31, 2020.

Annual Equity Grants

Each non-employee director annually receives a form of long-term equity compensation approved by the Board. Annual equity grants for non-employee directors are generally approved at the February meeting of the Board. If, however, a director is appointed between the February meeting and December 31, then that director will receive a pro-rata grant shortly after joining the Board.

In 2020, our directors’ annual equity grant was $185,000. We issued 6,539 restricted stock units (with a grant date value of approximately $185,000) to each non-employee director under our 2019 Equity Plan for Non-Employee Directors. These restricted stock units are not available for transfer or sale until six months after the date of a director’s retirement or resignation.

Annual Cash Retainer*	In 2020, our directors’ annual base cash compensation was $110,000.
Lead Independent Director Compensation*	Our Lead Independent Director received additional cash compensation of $35,000.
Committee Chair Compensation*	The Audit Committee Chair received additional cash compensation of $25,000. The Compensation Committee Chair received additional cash compensation of $20,000. Other Committee Chairs (excluding the Executive Committee Chair) receive additional cash compensation of $15,000.

CORNING 2021 PROXY STATEMENT	43

Director Compensation

Committee Member Compensation*	Each Audit Committee member received additional cash compensation of $18,000; each Compensation Committee member receives additional cash compensation of $12,000; and each Executive, Finance, Nominating and Corporate Governance, Information Technology and Corporate Responsibility and Sustainability Committee member received additional cash compensation of $10,000.

*	Compensation shown is prior to the actions taken in response to the COVID-19 pandemic described above; however the reduction in cash fees and associated equity award is reflected in the 2020 Director Compensation Table on page 45.

In 2020, the directors below performed the specified leadership roles:

Name	Leadership Role
Mr. Clark	Lead Independent Director
Mr. Landgraf	Audit Committee Chair
Dr. Rieman	Compensation Committee Chair
Dr. Burns	Corporate Responsibility and Sustainability Committee Chair
Mr. Cummings	Finance Committee Chair
Mr. Tookes	Nominating and Corporate Governance Committee Chair
Dr. Wrighton	Information Technology Committee Chair

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with participation in director education programs.

Directors’ Charitable Giving Programs

Although closed to directors joining the Board after October 5, 2016, Corning has a Directors’ Charitable Giving Program pursuant to which a director may direct the Company to make a charitable bequest to one or more qualified charitable organizations recommended by such director and approved by Corning in the amount of $1,000,000 (employee directors) or $1,250,000 (non-employee directors) following his or her death.

This program is currently funded directly by the Company; however, in the past the program included funding by purchasing insurance policies on the lives of the directors. In 2020, we paid a total of $76,342 in premiums and fees on such policies for our current directors. In December 2020, Corning surrendered its director life insurance policies for cash and will solely fund the program from its general assets from 2021.

Because the charitable deductions and cash surrender value of life insurance policies accrue solely to Corning, the directors derive no direct financial benefit from the program, and we do not include these amounts in the directors’ compensation. Generally, one must have been a director for five years to participate in the program. Directors who had not yet achieved five years’ tenure as of October 5, 2016 will be permitted to participate after five years of Board service. In 2020, all directors except Messrs. Brun and Ferguson were eligible to participate in the program.

Directors are also eligible to participate in the Corning Incorporated Foundation Matching Gifts Program for eligible charitable organizations. This Program is available to all active Corning employees and directors. The maximum matching gift amount available from the Foundation on behalf of each participant in the Program is $7,500 per calendar year.

Corning also pays premiums on our directors’ and officers’ liability insurance policies.

Changes to Director Compensation in 2021

In February 2021, the Board approved certain changes to director compensation proposed by the Compensation Committee in consultation with the Committee’s independent consultant in order to remain competitive. Effective February, 2021, the non-employee directors’ annual equity grant increased from $185,000 to $195,000, the Lead Director annual retainer increased from $35,000 to $40,000 and the Compensation Committee member annual retainer increased from $12,000 to $15,000. As with the 2020 director equity compensation, this amount will be payable in restricted stock units, which will not be available for transfer or sale until six months after the date of a director’s retirement or resignation from the board.

44	CORNING 2021 PROXY STATEMENT

Director Compensation

2020 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1, 2) ($)	Stock Awards(2,3) ($)	All Other Compensation(4) ($)	Total ($)
Donald W. Blair	$105,800	$217,195	$ 7,500	$330,495
Leslie A. Brun	107,333	217,666		324,999
Stephanie A. Burns	117,300	220,692		337,992
John A. Canning, Jr.(5)	46,666	61,644		108,310
Richard T. Clark	135,700	226,293	7,500	369,493
Robert F. Cummings, Jr.	118,834	221,164	1,500	341,498
Deborah A. Henretta	99,667	215,328	7,500	322,495
Daniel P. Huttenlocher	99,667	215,328	6,250	321,245
Kurt M. Landgraf	134,167	225,841	7,500	367,508
Kevin J. Martin	99,667	215,328	7500	322,495
Deborah D. Rieman	116,533	220,457		336,990
Hansel E. Tookes II	120,367	221,636		342,003
Mark S. Wrighton	111,167	218,826	7,500	337,493

(1)	Includes all fees earned, whether paid in cash or deferred pursuant to the Corning Incorporated Non-Employee Directors’ Deferred Compensation Plan.

(2)	As part of a series of actions to preserve cash in response to the COVID-19 pandemic, the directors received restricted stock units in lieu of 40% of cash fees payable for service on the board of directors and any committees thereof for the period of June 1, 2020 through December 31, 2020.

(3)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units granted pursuant to the 2019 Equity Plan for Non-Employee Directors. Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 12, 2021. There can be no assurance that the grant date fair value amounts will ever be realized. The total number of award shares, RSUs, RSU deferrals and options each Director had outstanding as of December 31, 2020 is shown in the table below. Total stock holdings for directors as of December 31, 2020 are shown in the “Beneficial Ownership of Directors and Officers” table.

(4)	The amounts in this column reflect charitable donation matches made by the Corning Foundation’s Matching Gifts Program.

(5)	Mr. Canning retired from the board of directors following the Annual Meeting of Shareholders on April 30, 2020.

The following are the total number of award shares and restricted stock units (RSUs) and RSU deferrals outstanding for each director as of December 31, 2020. No options were granted to non-employee directors in 2020 and no director had any options outstanding as of December 31, 2020.

Award Shares/Units and RSU
Deferrals Outstanding at
Name	December 31, 2020
Donald W. Blair	77,723
Leslie A. Brun	16,196
Stephanie A. Burns	76,661
Richard T. Clark	67,232
Robert F. Cummings, Jr.	200,930
Deborah A. Henretta	80,066
Daniel P. Huttenlocher	38,622
Kurt M. Landgraf	170,887
Kevin J. Martin	60,032
Deborah D. Rieman	124,586
Hansel E. Tookes II	111,896
Mark S. Wrighton	83,203

CORNING 2021 PROXY STATEMENT	45

Stock Ownership
Information

Stock Ownership Guidelines

We believe in the importance of equity ownership by directors and executive management as a direct link to shareholders, and require all directors, named executive officers (NEOs), and non-NEO executive management to achieve the required levels of ownership under our stock ownership guidelines within five years of their election, appointment or designation. Restricted, direct and indirectly owned shares, and current and deferred restricted stock units, each count toward our stock ownership guidelines. An NEO who falls below the ownership requirement for any reason will have up to three years to return to the required minimum ownership level. All directors and NEOs who have been so for five years or more currently comply with the guidelines.

In December 2020, we increased the stock ownership guidelines applicable to non-NEO executive senior leadership team members as a multiple of base salary from 1.5 to 3 in line with all NEOs other than the CEO whose multiple remains 6 times base salary. Recently-appointed senior leadership team members will have five years to comply with the new guidelines.

DIRECTORS	CEO	OTHER NEOs and SENIOR LEADERSHIP TEAM MEMBERS

5X Annual Cash Retainer	6X Base Salary	3X Base Salary

Our directors and executive management are also subject to our anti-hedging and anti-pledging policies. For further information, see “Anti-Hedging Policy” and “Anti-Pledging Policy” both on page 65.

46	CORNING 2021 PROXY STATEMENT

Stock Ownership Information

Beneficial Ownership Table

As of December 31, 2020	Shares Directly or Indirectly Owned(1)(2)(3)		Stock Options Exercisable Within 60 Days	Restricted Stock Units Vesting Within 60 Days	(A) Total Shares Beneficially Owned		Percent of Class	(B) Restricted Stock Units Not Vesting Within 60 Days(4)	Total of Columns (A) + (B)
Samsung Display Co., Ltd.	—		—	—	115,000,000	(5)	13.0%	—	—
The Vanguard Group	—		—	—	84,650,440	(6)	11.08%	—	—
BlackRock, Inc.	—		—	—	51,887,522	(7)	6.8%	—	—
Wellington Management Group LLP	—		—	—	49,637,646	(8)	6.50%	—	—
State Street Corporation	—		—	—	39,034,680	(9)	5.11%	—	—
Donald W. Blair	17,243				17,243		*	60,480	77,723
Leslie A. Brun	0				0		*	16,196	16,196
Stephanie A. Burns	56,888				56,888		*	36,127	93,015
Richard T. Clark	41,962				41,962		*	25,270	67,232
Robert F. Cummings, Jr.	151,199				151,199		*	136,244	287,443
Roger W. Ferguson, Jr.	—				—		—	—	—
Deborah A. Henretta	25,965				25,965		*	54,101	80,066
Daniel P. Huttenlocher	13,910				13,910		*	24,712	38,622
Kurt M. Landgraf	62,957				62,957		*	107,930	170,887
Kevin J. Martin	31,506				31,506		*	28,526	60,032
Deborah D. Rieman	100,813				100,813		*	24,973	125,786
Hansel E. Tookes II	96,863				96,863		*	25,033	121,896
Mark S. Wrighton	66,088				66,088		*	24,890	90,978
Wendell P. Weeks	740,125	(10)	556,106	5,449	1,301,680		*	305,428	1,607,108
R. Tony Tripeny	66,204		138,775	1,509	206,488		*	73,577	280,065
James P. Clappin	80,324		110,860	1,584	192,768		*	79,207	271,975
Lawrence D. McRae	161,960		183,714	1,608	347,282		*	80,996	428,278
Eric S. Musser	72,201		0	1,717	73,918		*	80,360	154,278
All Directors and Executive Officers as a group (33 persons)	2,052,665	(11)(12)	1,610,235	21,130	3,684,030			1,972,703	5,656,666

*	Less than 0.50%
(1)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Incentive Stock Plans.
(2)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Restricted Stock Plans for non-employee directors.
(3)	Includes shares of common stock held by The Bank of New York Mellon Corporation as the trustee of Corning’s Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes the shares for which instructions were received. The power to dispose of shares of common stock is also restricted by the provisions of the plans. The trustee holds for the benefit of Messrs. Weeks, Tripeny, Clappin, McRae and Musser, and all executive officers as a group, the equivalent of 13,278; 0; 2,440; 7,115; 0 and 28,021 shares of common stock, respectively. It also holds for the benefit of all employees who participate in the plans the equivalent of 9,939,698 shares of common stock (being 1.30% of the class).
(4)	Restricted Stock Units represent the right to receive unrestricted shares of common stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. Restricted Stock Units that will not vest within 60 days of the date of this table are not considered beneficially owned for purposes of the table and therefore are not included in the Total Shares Beneficially Owned column because the holders are not entitled to voting rights or investment control until the restrictions lapse. However, ownership of these RSUs further aligns our Directors and Executive Officers’ interests with those of our shareholders.
(5)	Samsung Display Co., Ltd. (Samsung) is the holder of Corning’s preferred stock, which became convertible as of January 15, 2021 but has not yet been converted. The table reflects the beneficial ownership of Samsung on an as-converted basis, according to a Schedule 13G filed by Samsung with the SEC on February 2, 2021, reflecting ownership of the unconverted preferred stock as of December 31, 2020. If Samsung’s preferred stock were converted, using the information as of December 31, 2020, Samsung would have sole voting power and/or sole dispositive power with respect to 115,000,000 shares, shared voting power and/or shared dispositive power with respect to 0 shares, and would beneficially own 13.0% of our common stock.
(6)	Reflects shares beneficially owned by The Vanguard Group (Vanguard), according to a Schedule 13G/A filed by Vanguard with the SEC on February 10, 2021, reflecting ownership of shares as of December 31, 2020. Vanguard has sole voting power and/or sole dispositive power with respect to 81,299,646 shares and shared voting power and/or shared dispositive power with respect to 3,350,794. According to the Schedule 13G/A, Vanguard beneficially owned 11.08% of our common stock (on an as-converted basis as of December 31, 2020).
(7)	Reflects shares beneficially owned by BlackRock, Inc. (BlackRock), according to a Schedule 13G/A filed by BlackRock with the SEC on January 29, 2021, reflecting ownership of shares as of December 31, 2020. BlackRock has sole voting power and/or sole dispositive power with respect to 51,887,522 shares and shared voting power and/or shared dispositive power with respect to 0 shares. According to the Schedule 13G/A, BlackRock beneficially owned 6.8% of our common stock as of December 31, 2020.
(8)	Based solely on Schedule 13G jointly filed with the SEC on February 4, 2021 by Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP (“Wellington Holdings”), Wellington Investment Advisors Holdings LLP (“Wellington Advisors”) and Wellington Management Company LLP (“Wellington Company”). These shares are owned of record by clients of Wellington Holdings, Wellington Investment Advisors LLP, Wellington Management Global Holdings, Ltd., Wellington Company, Wellington Management Canada LLC, Wellington Management Singapore Ptd Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Ptd Ltd, and Wellington Management Australia Pty Ltd (collectively, the “Wellington Investment Advisors”). Wellington Advisors controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisors. Wellington Advisors is owned by Wellington Holdings and Wellington Holdings is owned by Wellington Management. The clients of the Wellington Investment Advisors have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Each of Wellington Management and Wellington Holdings has shared voting power over 45,576,124 shares and shared dispositive power over 49,637,646 shares. Wellington Advisors has shared voting power over 45,576,124 shares and shared dispositive power over 49,637,646 shares. Wellington Company has shared voting power over 44,301,256 shares and shared dispositive power over 45,657,685 shares. Wellington Management, Wellington Holdings, and Wellington Advisors have shared beneficial ownership of 6.50%, and Wellington Management has shared beneficial ownership of 5.98%, of our common stock as of December 30, 2020.
(9)	Reflects shares beneficially owned by State Street Corporation (State Street), according to a Schedule 13G filed by State Street with the SEC on February 8, 2021, reflecting ownership of shares as of December 31, 2020. State Street has sole voting power and/or sole dispositive power with respect to 0 shares and shared voting power and/or shared dispositive power with respect to 39,034,680. According to the Schedule 13G, State Street beneficially owned 5.11% of our common stock as of December 31, 2020.
(10)	Includes 726,847 shares held by a revocable trust of which Mr. Weeks is the beneficiary. He currently has no voting authority over these shares.
(11)	Does not include 19,631 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.
(12)	As of December 31, 2020, none of our directors or executive officers have pledged any such shares.

CORNING 2021 PROXY STATEMENT	47

Proposal 2

Advisory Approval of Executive Compensation
(Say on Pay)

Our Board of Directors requests that shareholders approve the compensation of our Named Executive Officers (NEOs), pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), as disclosed in this proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and the supporting tabular and narrative disclosure on executive compensation.

While this vote is advisory and not binding on the Company, the Board of Directors values shareholder opinion and will consider the outcome of the vote in determining our executive compensation programs.

Say on Pay Proposal

Our Board maintains a “pay for performance” philosophy that forms the foundation for all of the Compensation Committee’s decisions regarding executive compensation. In addition, our compensation programs are designed to facilitate strong corporate governance, foster collaboration and support our short- and long-term corporate strategies.

The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions, including 2020 Company performance and the direct alignment of pay with performance, focusing on the compensation of our NEOs. Our shareholders have affirmed their support of our executive pay programs in our outreach discussions and in their ongoing support of our Say on Pay proposals. We believe that we have created a compensation program deserving of shareholder support.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the resolution:

RESOLVED, that the compensation paid to the Named Executive Officers disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion & Analysis, the Summary Compensation Table, and the supporting tabular and related narrative disclosure on executive compensation) is hereby APPROVED.

FOR	Our Board unanimously recommends a vote FOR the approval of our executive compensation as disclosed in this proxy statement.

48	CORNING 2021 PROXY STATEMENT

Compensation Discussion
& Analysis

This Compensation Discussion & Analysis (CD&A) presents Corning’s executive compensation for 2020, including the compensation for our Named Executive Officers (NEOs), and describes how this compensation aligns with our pay for performance philosophy and recognizes achievement of corporate goals during the challenges of the COVID-19 pandemic.

OUR NEOs IN FISCAL YEAR 2020 WERE:

Named Executive Officer	Role	Years in Role	Years at Corning
Wendell P. Weeks	Chairman and Chief Executive Officer (CEO)	16 Years as CEO (14 years as CEO/Chairman)	38 years
R. Tony Tripeny	Executive Vice President and Chief Financial Officer	5 Years	36 years
James P. Clappin	Second Vice Chairman and Strategic Advisor to the CEO	1 Year (9 Years as Executive Vice President)	41 years
Lawrence D. McRae	First Vice Chairman and Corporate Development Officer	5 Years as Vice Chairman (21 years as Corporate Development Officer)	36 years
Eric S. Musser	President and Chief Operating Officer	1 Year (5 years as Executive Vice President)	35 years

CD&A Table of Contents

To assist you in finding important information, we call your attention to the following sections of the CD&A:

50	Overview: How We Successfully Navigated a Challenging Year

53	Executive Summary

55	Impact of COVID-19 on Compensation and Benefits

59	2020 Executive Compensation Program Details

63	Compensation Peer Group

64	Compensation Program – Other Governance Matters

66	Compensation Committee Report

67	2020 Compensation Tables

CORNING 2021 PROXY STATEMENT	49

Compensation Discussion & Analysis

Overview: How We Successfully Navigated a Challenging Year

Our Response to the COVID-19 Pandemic: Prioritizing our People While Ensuring Financial Health

2020 was an incredibly difficult year as the world faced the COVID-19 pandemic, ongoing economic uncertainty, and social unrest. Throughout the year, management and the Board focused on keeping our employees safe and retaining our talent, protecting our financial health and preserving the trust of Corning stakeholders. The actions we took resulted in a stronger balance sheet, record fourth-quarter sales, and free cash flow generation of $948 million for the year, all while retaining and supporting the talent that drives future growth at Corning.

Special Compensation Committee Actions in 2020

To address the pandemic’s significant economic impact, our Compensation Committee approved certain actions under our Shared Sacrifice, Shared Opportunity (SSSO) program. The actions were multi-faceted with the primary goals to ensure financial health and stability of the Company and retain the talent we would need as we returned to growth.

The Compensation Committee approved the following actions under the SSSO program:

•	Cancelling 2020 annual salary reviews for global salaried employees;

•	Implementing certain salary actions to conserve cash and preserve talent (including exchanging portions of base-salaries for options and restricted stock units applicable to approximately 10,000 global salaried employees for the second half of the year); and

•	Capping 2020 PIP payouts at 100% of target and replacing cash bonuses with Restricted Stock Units (RSUs) that will vest over 3 years.

Additionally, the Committee used its discretion to exclude the impact of the incremental revenue from the Hemlock consolidation in our 2020 financial results for purposes of the Long-Term Incentive (LTI) Plan performance results, resulting in a lower 2020 performance score.

We believe these and other decisive actions taken were key to our success in 2020. As part of our shareholder engagement process in late 2020, we discussed these innovative compensation actions taken to preserve cash and gathered feedback, which was very positive.

For more information on these and other steps taken in response to the pandemic, refer to “Impact of COVID-19 on Compensation and Benefits” on page 55.

Performance Goal Setting

As we entered 2020, our international operations–particularly a new Display plant coming online in Wuhan, China–provided us with early visibility into the COVID-19 pandemic. We quickly realized that the impact would be significant and the length of the downturn would be uncertain. In the first half of 2020, the severe global economic crisis resulting from the pandemic impacted nearly all of our end markets and key customers, such as automakers, which in turn rapidly impacted our own operations.

The Board and management quickly recognized that our growth plan for the year was at risk and approved goals to protect shareholder value. As a result, the Compensation Committee and the Board established primary goals of retaining the talent we would need as economies recovered and we returned to growth, ensuring financial strength, and maintaining stability of the company. The Committee established financial goals designed to drive second-half growth and our successful execution of these decisive actions is evidenced in our results. While first-half sales were down 7% year-over-year, second-half sales were up 9% year-over-year–and up 24% sequentially. Our flexibility and strong execution allowed us to meet the large and unpredictable swings in client demand. Importantly, in addition to growing sales in the second half of the year, we expanded margins and generated almost $1 billion of free cash flow, a key goal in the Long-Term Incentive Plan discussed below.

50	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

For additional detail, refer to “2020 Performance Highlights: Overcoming Current Challenges and Driving Second-Half Growth” on page 7.

Implementing Shareholder Feedback

Notwithstanding the unique and challenging macro environment, Corning continued to implement positive changes in response to shareholder feedback. Based on feedback received in 2019, the Compensation Committee approved a redesign of our LTI Plan starting in 2020. As a result, we adjusted the LTI Plan to:

•	Increase the overall portion tied to corporate financial performance from 60% to 70%, by introducing Performance Stock Units (PSUs) (and eliminating stock options).

•	Reduce the cash component (Cash Performance Units or CPUs) from 60% to 25%;

•	Increase the equity component (PSUs and RSUs) from 40% to 75%; and

The LTI Plan is more fully explained under “Our Long-Term Incentives” on page 54.

No Change in CEO Target Pay in 2020

There were no changes to the CEO’s target pay in 2020 as compared to 2019. However, the LTI Plan design changes noted above, implemented in response to shareholder feedback, make year-over-year pay comparisons in the Summary Compensation Table difficult.

Our 2019 performance was significantly below-target (Performance Incentive Plan (PIP) at 24% and LTI CPUs at 62%) and resulted in below-target payouts in 2019. Performance greatly improved in 2020, with strong free cash flow supporting results and fortifying the Company’s balance sheet amidst continued business volatility. In 2020, the cash PIP was eliminated and PIP-PSUs were capped at 100% of target. However, the CPU and PSU percentage of target earned in 2020 was significantly above-target at 181% because the Company significantly exceeded the aggressive free cash flow goal. So while the total CEO pay target established by the Compensation Committee was the same for both 2019 and 2020, the significant improvement in 2020 performance versus below-target 2019 performance resulted in a significant increase in 2020 compensation. This is exactly how the Compensation Committee designed our variable compensation programs to work.

Payouts under the LTI Plan are dependent on our average performance over the applicable 3-year performance period, as well as impacted by the 3-year ROIC modifier. Our 3-year performance periods and the 3-year ROIC modifier ensure the alignment of pay and performance over these periods. For example, above-target performance in 2018, significantly below-target performance in 2019 and significantly above-target performance in 2020, reduced by 10% upon the application of the 3-year ROIC modifier, resulted in the 2020 CPU award to be paid out at 112% of target, aligning pay with performance for the 2018-2020 period.

For further explanation, refer to the notes at the top of the “Summary Compensation Table” on page 67.

CORNING 2021 PROXY STATEMENT	51

Compensation Discussion & Analysis

Corning’s TSR Performance

Corning’s Total Shareholder Return (TSR), which consists of stock price appreciation and reinvestment of common dividends, is shown below for 1-, 3- and 5-year periods. Despite the financial challenges of 2019, and the challenges of the pandemic in 2020, Corning’s 1-, 3- and 5-year TSR results reflect the strong foundation built during the 2016-2019 Strategy and Capital Allocation Framework which supported the Company through the challenges of both 2019 and 2020, resulting in the Company outperforming the S&P 500 Index for both the 1-year and 5-year periods ending December 31, 2020.

2020 TOTAL SHAREHOLDER RETURN	ANNUALIZED TOTAL SHAREHOLDER RETURN
December 31, 2019 through December 31, 2020	As of year-end 2020

Source: Bloomberg	Source: Bloomberg

•	Corning’s 1-year TSR performance is at the 76th percentile of the S&P 500;

•	Corning’s 3-year TSR performance is at the 41st percentile of the S&P 500; and

•	Corning’s 5-year TSR performance is at the 62nd percentile of the S&P 500.

Over the past 3 years, Corning has:

•	Increased Core Net Sales by 12%;

•	Generated $7.6 billion of adjusted operating cash flow and $2.0 billion of free cash flow; and

•	Returned $5.1 billion to shareholders in dividends and share repurchases.

52	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

Executive Summary

Executive Compensation Philosophy

Our compensation program is designed to attract and retain the most talented employees within our industry segments and to motivate them to perform at the highest level while executing on our strategic priorities. In order to retain and motivate this caliber of talent, the Compensation Committee (the Committee) is committed to promoting a performance-based and team-based culture. Compensation is tied to financial metrics developed to incent management to deliver on our strategic priorities and our commitments to our shareholders. Our executive compensation is directly aligned with our Company performance.

2020 Target Compensation Components

CEO	ALL OTHER NEOs

Our Short-Term Incentives

Short-Term Incentives* (Paid in Cash)

*	In 2020 as part of SSSO, cash PIP was cancelled and replaced with an equivalent target performance stock unit grant (PIP-PSUs) for NEOs (RSUs for other executives), based on pre-established core net sales and core earnings per share, capped at 100%, and subject to further vesting over three years.

CORNING 2021 PROXY STATEMENT	53

Compensation Discussion & Analysis

Our Long-Term Incentives

Beginning in 2020 and in response to shareholder feedback, we realigned the equity and cash portions of LTI, reducing the portion of cash performance units from 60% to 25% and increasing the equity portion from 40% to 75%. With the addition of PSUs (and elimination of stock options) we also increased the overall portion of LTI tied to corporate financial performance from 60% to 70%. LTI awards are now comprised of 45% Performance Stock Units (PSUs), 25% Cash Performance Units (CPUs) and 30% Restricted Stock Units (RSUs).

2020 CPU and PSU awards are based 70% on Adjusted Free Cash Flow, and 30% on Core Net Sales, averaged over a three-year performance period. In addition to the above metrics, CPUs and PSUs are subject to an ROIC modifier of up to +/-10% based on ROIC improvement over the three-year period 2020 through 2022 against pre-established objectives.

Long-Term Incentives (Paid in Cash and Equity)

Responding to Shareholder Feedback in Concrete Ways

Corning takes our shareholders’ feedback seriously. The chart below shows actions we have taken in response to feedback received during our shareholder engagement.

What we heard from shareholders…	How we responded…
Shareholders liked the linkage of our compensation programs to our business priorities	In 2019 we successfully completed the 2016-2019 Strategy & Capital Allocation Framework and implemented the ambitious 2020-2023 Strategy & Growth Framework to build on the success of the SCAF. While 2020 brought unprecedented challenges to our end markets and operations driven by the COVID-19 pandemic, economic uncertainty, and social unrest, Corning adapted rapidly and remained resilient. We executed well to preserve financial strength, while advancing major innovations with industry leaders. As discussed on page 7, we successfully delivered on these priorities in 2020.
Shareholders liked the 3-year +/- 10% ROIC modifier added to our executive long-term incentive plan	In 2016 we introduced a three-year +/-10% ROIC modifier to the CPUs in our Long-Term Incentive Plan. A planned increase of the weighting of the three-year modifier to +/-25% was postponed in 2020 to focus on only the most prudent capital investments, and we instead retained the +/-10% modifier. We will revisit the increased modifier at a later date.
Shareholders like the alignment of executive compensation with their interests	Beginning in 2020, we decreased the cash component from 60% to 25% and increased the equity component in our LTI Plan by 88% (from 40% to 75% of target) of an executive’s annual target opportunity, reducing the portion of LTI denominated in cash units.

54	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

Impact of COVID-19 on Compensation and Benefits

As the pandemic unfolded in the early part of 2020, it became clear that we had to take extraordinary steps to navigate the economic uncertainty, protect our financial health, and preserve the trust of Corning stakeholders, all while keeping employees safe and retaining our talent. To address these concerns, after initial discussions in April, our Compensation Committee approved certain actions under the Shared Sacrifice, Shared Opportunity (SSSO) program in May, effective June 1, 2020. Our actions were multi-faceted with the primary goals to ensure financial health and stability of the Company and retain the talent we would need as we returned to growth. These actions included the following:

•	Cancellation of our 2020 annual salary review cycle for our global salaried employees, ordinarily effective in July.

•	Temporary reduction of work schedules and/or furloughed employees where appropriate.

•	Temporary suspension of company matching in our Investment (401(k)) and Supplemental Investment Plans for U.S. salaried employees.

•	Implementation of certain salary actions.

•	A portion of base salary (40% for the CEO and non-employee Directors, 30% for other NEOs and executives, and 5% to 25% for approximately 10,000 other salaried employees) from the period June 1 through year-end was exchanged for options and restricted stock units vesting over three years.

•	2020 cash PIP was cancelled and replaced with performance stock units for NEOs (PIP-PSUs) and RSUs for all other eligible employees.
•	The replacement equity awards vest over three years.
•	For NEOs, the PIP-PSUs performance was based on 2020 core sales and core EPS performance goals capped at 100%.

2020 Compensation Metrics and Results

In 2020, our key compensation metrics were established to focus and align leadership to key priorities in light of the COVID-19 pandemic and our adjusted operating priorities: to keep the Company strong and positioned to emerge stronger, take care of our employees and communities, mobilize our capabilities against the virus and focus on execution and flexibility.

We determined that our key performance metrics – core net sales, profitability (as measured by Core EPS) and a cash flow measure (as measured by adjusted free cash flow in 2020) – were still the appropriate performance measures in 2020.

The metrics for PIP-PSUs remained core net sales (25% weight), and profitability (as measured by Core EPS) (75% weight) with results capped at 100% since the plan was lower year-over-year.

Our long-term metrics for CPUs and the new 2020 PSUs continue to be focused on core net sales (30% weight) and adjusted free cash flow (70% weight) with a 3-year +/- 10% ROIC modifier.

Our Metrics and Why We Use Them

Core Earnings per Share (Core EPS):	Adjusted Free Cash Flow:
Core EPS is our key measure of profitability. Corning generally budgets for share repurchases in establishing its target Core EPS measures. Share repurchases were largely paused in 2020 and our Core EPS metric took this pause into account.	Strong positive cash generation enables us to remain financially strong during periods of uncertainty and invest in future growth, sustain leadership and provide returns to shareholders. It also requires us to carefully manage our capital investments.
Core Net Sales:	Return on Invested Capital (ROIC):
Retaining and growing core net sales - both organic through innovation and through acquisitions, remains critical to our short- and long-term success.	We focus on ROIC because it reflects our ability to generate returns from the capital we have deployed in our operations. Earned CPUs and PSUs may be increased or decreased up to 10% based on Corning’s ROIC over the three-year performance period.

CORNING 2021 PROXY STATEMENT	55

Compensation Discussion & Analysis

2020 GOALSETTING:

To avoid unintended compensation outcomes, we capped short-term measures for PIP-PSU awards at 100% and utilized a flat spot around target in our long-term incentive plan.

Given the uncertainty created by the pandemic, the Committee carefully monitored the rapidly evolving economic and business situation in the first and second quarters of 2020 and approved the following performance measures. The maximum earned PIP-PSUs was capped at 100% of target.

		2020 SSSO PIP-PSU Measures				Long-Term Incentive 2020 CPU and PSU (Year Three of 2018-2020 Plan)
		Core EPS Goal (Weighted 75%)		Core Net Sales Goal (Weighted 25%)		Adjusted Free Cash Flow Goal (Weighted 70%)		Core Net Sales Goal (Weighted 30%)
	Payout %	Core EPS ($)	% of 2020 Plan	Core Net Sales (in $M)	% of 2020 Plan	Adjusted FCF (in $M)	% of 2020 Plan	Core Net Sales (in $M)	% of 2020 Plan
	200%					1,000	200	$11,600	109.4
	150%	Capped at 100%				700	140	11,200	105.7
	125%					600	120	11,000	103.8
TARGET	100%	1.21	100	10,600	100.0	500	100	10,600	100.0
	75%	0.80	66	9,600	90.6	100	20	9,600	90.6
	50%	0.72	60	9,400	88.7	50	10	9,400	88.7
	0%	0.64	53	9,200	86.8	0	0	9,200	86.8

ROIC Modifier

In 2016, based on investor feedback, the Compensation Committee added a three-year ROIC modifier to the CPUs in our LTI Plan. With this modifier, the CPU payout may be increased or decreased up to 10% based on ROIC performance over the three-year performance period. For the 2018-2020 performance period, the ROIC improvement target was established at 100 basis points, which the Committee believed was challenging but achievable through continued strong operating performance. The setting of this target reflected the multi-year operating plan for the Company and management’s assessment of future Company performance. The ROIC modifier for 2018 CPUs (based on 2018 through 2020 performance) was as follows:

ROIC Improvement 2018 – 2020 (in basis points)	Modifier (Adjustment to 2018 CPUs)
250	+10%
175	+5%
100	No adjustment
50	-5%
0	-10%

We define ROIC as core net income before interest, divided by invested capital. Core net income before interest is calculated using constant exchange rates for Japanese yen, South Korean won, Chinese yuan, new Taiwan dollar, and the euro against the U.S. dollar, and a constant tax rate of 21%. Invested capital is the sum of total assets excluding foreign currency hedge assets less total liabilities excluding foreign currency hedge liabilities and debt.

2020 Performance and Compensation Alignment

In 2020, we responded effectively to a challenging year. Our response was focused on bolstering our financial strength—reducing production levels and operating costs, carefully managing inventory, reducing capital expenditures, and pausing share buybacks. While we took steps to adjust production, we didn’t reduce capacity, and as a result, we remained positioned to meet increasing demand as the economy improved.

56	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

Our first-half actions generated significant cost savings in the second half of the year. And as the economy improved, we effectively adjusted operations, keeping pace as demand started to recover in many of the markets we serve. Our results tell the story.

See page 7 for more performance highlights and accomplishments.

The following table compares our 2020 actual results with our targeted goals for each performance measure compared with 2019 in which performance results were substantially below target.

	2020		2019
Measure	Actual and % increase vs. ’19 Actual	Target and % increase vs. ’19 Actual	Actual	Target
Core EPS	1.43(1)	$1.21	$1.76	$1.96
Percentage increase vs ’19 Actual	-18.8%	-31.3%
Core Net Sales (millions)	$11,258(1)	$10,600	$11,656	$12,298
	-3.4%	-9.1%
Adjusted Free Cash Flow (millions)	$932(1)	$500	N/A(2)	N/A(2)

(1)	Figures exclude the impact of the HSG consolidation.

(2)	2019 Cash Flow goals are adjusted operating cash flow and capital expenditures.

Please see page 8 for more information about our Core Performance Measures and Appendix A for a reconciliation of the non-GAAP measures to the most directly comparable GAAP financial measures.

In 2019, we set aggressive growth goals and did not achieve all of them, resulting in 2019 performance results that were well below target for compensation purposes.

In 2020, our international operations — particularly a new Display plant coming online in Wuhan, China — provided us with early visibility to the impact of the COVID-19 pandemic. We were able to respond nimbly and effectively to a challenging year. We successfully executed against our priorities, overcoming challenges and driving growth. Despite the pandemic, we successfully grew core net sales each quarter as the year progressed and generated significant cash for the balance sheet to preserve flexibility in uncertain times, which resulted in above-target compensation performance results.

PAY FOR PERFORMANCE RESULTS

	2020	2019
PIP-PSUs (capped at 100% of target) in 2020, cash PIP in 2019	100%	24%
Goalsharing payout (vs. 5% target)	6.84%	4.37%
2020 CPU and PSU performance result (% of target)	181%	62%
3-year CPU ROIC modifier (+/- up to 10%)	-10%	-2.8%
3-year performance results ending in the year (including modifier)	112%	100%

CORNING 2021 PROXY STATEMENT	57

Compensation Discussion & Analysis

Shareholder Engagement

Strong Say on Pay Results. At our 2020 Annual Meeting of shareholders, our Say on Pay proposal received support from 92% of votes cast. We have received an average of 92% support for our Say on Pay proposal over of the past three years. We view this level of shareholder support as an affirmation of our current pay practices and pay for performance philosophy.

Shareholder Outreach. In 2020, we met with shareholders representing approximately 40% of our outstanding shares, and approximately 60% of our 50 largest shareholders. Additionally, executive management, Board members, Investor Relations and the Corporate Secretary engage annually with the governance teams of our largest investors to understand their perspectives on a variety of matters, including executive compensation, risk oversight, corporate governance policies and corporate sustainability practices. We learned through these meetings that our investors approved of our COVID-19 pandemic response and continue to be pleased with our strategic priorities. These shareholders also were generally supportive of our executive compensation program, the direct linkage of financial metrics in our performance-based variable compensation plans to our strategic priorities, and the decrease in the cash percentage/increase in the equity percentage of our Long-Term Incentive Program. As in previous years, shareholders were not prescriptive about compensation plan design. Instead, they were more interested to see that the results and outcomes delivered by the incentive plans were aligned appropriately with Corning’s performance and had appropriately incented our executives to deliver on our strategic priorities.

We also communicate with shareholders through a number of routine forums, including quarterly earnings presentations, SEC filings, this Proxy Statement, our online Annual Report, Diversity and Inclusion Report, the annual shareholder meeting, investor meetings and conferences and web communications. We relay shareholder feedback and trends on corporate governance and sustainability developments to our Board and its Committees and work with them to both enhance our practices and improve our disclosures.

Robust Compensation Program Governance

Corning has rigorous and robust governance with respect to its executive compensation plan:

  Close alignment of pay with performance over both the short- and long-term horizon, and delivery of the goals of our strategic priorities

  Mix of cash and equity incentives tied to short-term financial performance and long-term value creation

  CEO total compensation targeted within a competitive range of the Compensation Peer Group median

  Caps on payout levels for annual incentives in a budgeted down-cycle year

  Significant NEO share ownership requirements

  Anti-hedging and pledging policies

  Clawback policy applicable to both cash and equity compensation

  Minimum 3-year vesting period for restricted stock or restricted stock unit awards in employee equity plan

  Independent compensation consultant advisor to the Compensation Committee

  History of demonstrated responsiveness to shareholder concerns and feedback, and ongoing commitment to shareholder engagement

  Limited and modest perquisites that have a sound benefit to the Company’s business

  No tax gross-ups or tax assistance on perquisites

  No repricing or cash buyout of underwater stock options without shareholder approval

  No excise tax gross-ups for officer agreements entered into after July 2004

58	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

2020 Executive Compensation Program Details

Our key compensation program principles are as follows:

•	Provide a competitive base salary

•	Pay for performance

•	Apply a team-based management approach

•	Increase the proportion of performance-based incentive compensation for more senior positions

•	Align the interests of our executive group with shareholders

As stated in “Impact of COVID-19 on Compensation and Benefits” on page 55 above, in 2020 we took certain compensation actions to retain cash while preserving talent during a period of great uncertainty. Despite these actions, our core compensation philosophy and program details remain the same.

Base Salary

Base salaries provide a form of fixed compensation and are reviewed annually by the Committee, which considers internal equity and individual performance, as well as competitive positioning, as discussed in the “Compensation Peer Group” section starting on page 63. In 2020, as part of our SSSO response to COVID-19, Mr. Weeks’ base salary was temporarily reduced by 40%, from June 1, 2020 through December 27, 2020 in exchange for a one-time grant of RSUs and stock options vesting over three years. Other salaried employees’ reductions varied by pay grade from 5% to 30% for executives (including all of our other NEOs).

Short-Term Incentives

Short-term incentives are designed to reward NEOs for Corning’s consolidated annual financial performance supporting our strategic priorities and team-based management approach. Corning has two short-term incentive plans: the Performance Incentive Plan (PIP) and GoalSharing.

PIP targets are established by the Committee each February as a percentage of the NEO’s year-end salary depending on the competitive marketplace and his or her level of experience. In 2020, Mr. Weeks’ PIP target was unchanged at 150% of year-end base salary. Mr. Musser’s PIP target was established at 90% of year-end base salary based on his promotion to President and Chief Operating Officer, Mr. McRae’s PIP target was unchanged at 85% of year-end base salary and Messrs. Tripeny and Clappin had unchanged PIP targets of 80%. As described above in “Impact of COVID-19 on Compensation and Benefits,” 2020 cash PIP was canceled and exchanged for a grant of PSUs (PIP-PSUs) for NEOs which were capped at 100%.

GoalSharing is designed to motivate employees to work together to achieve the most critical goals in each business unit. All Corning employees are eligible for GoalSharing with a target generally equal to 5% of base salary. Earned GoalSharing may be 0% - 10% of base salary, and is weighted 25% on corporate financial performance and 75% on business unit performance. As a result of the pandemic, 2020 Business Unit plans (75% weight) were updated to align employees to the key priorities of the business unit in light of the pandemic. The corporate component (25% weight) was earned at 125% of target (1.56% of base salary) in recognition of the strong second-half performance. NEOs’ GoalSharing is based 25% on corporate financial performance and 75% on the average of the results of all business unit plans.

Long-Term Incentives

Beginning in 2020, Long-Term Incentives (LTI) were realigned. The portion of LTI provided in cash was reduced from 60% to 25% and the portion of LTI delivered in equity was increased from 40% to 75%. Stock options were eliminated and PSUs were added with PSUs comprising 45% of LTI target and RSUs comprising 30% of target. The total portion of LTI tied to corporate financial performance increased from 60% to 70%.

We believe it is important to link LTI metrics to financial measures that will drive the success of our strategic priorities and generate long-term value for our shareholders. We also believe it is important for a significant portion of LTI to be in the form of equity to align our executives’ stock ownership interests with those of our shareholders.

CORNING 2021 PROXY STATEMENT	59

Compensation Discussion & Analysis

LTI targets are established by the Committee for each NEO annually in February. Mr. Weeks’ 2020 LTI target was unchanged at $9.75 million. Other NEOs’ targets may be found in footnote 3 to the Summary Compensation Table on page 67 and range from $2.35 million to $2.925 million.

•

PSUs and CPUs represent 45% and 25% of the annual target LTI value, respectively. Payout is based on cash generation and revenue growth—measures that support our long-term financial health and success. The 2020 performance measures for PSUs and CPUs are:

1)   Adjusted Free Cash Flow (70%) which focuses on generating cash to ensure the company’s financial stability in uncertain times and to allow for investment in innovation and future growth, and

2)   Core Net Sales (30%) which focuses on growth

Actual CPUs and PSUs earned are based on the actual performance averaged over a three-year period, and subject to a three-year ROIC modifier of up to ±10% to emphasize the importance of prudent capital investments. CPUs and PSUs earned for the years 2020-2022 will be vested and released (in the case of PSUs) and paid out (in the case of CPUs) in 2023 based on pre-established performance goals. In our 2020 proxy statement, we had discussed a plan to increase the weighting of the three-year modifier from ±10% to ±25% and add additional performance measures tied to the Strategy and Growth Framework. Due to the economic uncertainty caused by the COVID-19 pandemic, we did not change the weighting for the modifier or additional goals during 2020. We wanted to maintain the primary focus on ROIC which requires careful consideration on capital expenditures during the economic uncertainty brought on by the pandemic. Our intent is to again consider increasing the modifier and adding additional measures as we reconsider our strategic priorities once the uncertainties surrounding the pandemic have subsided.

•	RSUs represent 30% of the annual target LTI value. The number of RSUs granted is determined based on the closing stock price on the first business day of April, and awards cliff vest approximately three years from the grant date.

2018 – 2020 CPUs and 2020 PSUs — Our 3-Year Performance Period Measurements

2018	2019	2020	2021	2022	2023

2018 CPU Target* (60% LTI Target) CEO: $5.4 million Other NEOs: $1.275 million to $1.440 million

124% Performance Result
Average 2018-2020 performance:

2018	2019	2020
128%	**62%**	**181%**

CPUs adjusted by -10%
based on 2018-2020 ROIC improvement**

Earned Units equal to 112% of target paid in Feb 2021

2019 CPU Target* (60% LTI Target) CEO: $5.85 million Other NEOs: $1.41 million to $1.53 million

TBD (max 150%)
Average 2019-2021 performance:

2019	2020	2021
62%	**181%**	**TBD**

±10% ROIC Modifier
based on 2019-2021 ROIC improvement**

Earned Units-TBD To be paid in Feb 2022

2020 CPU Target* (25% LTI Target) CEO: $2.44 million Other NEOs: $0.59 million to $0.73 million

2020 PSU Target* (45% of Target) CEO: $4.39 million Other NEOs: $1.06 to $1.32 million

TBD (max 200%)
Average 2020-2022 performance:

2020	2021	2022
181%	**TBD**	**TBD**

±10% ROIC Modifier
based on 2020-2022 ROIC improvement**

Earned Units-TBD
- CPUs to be paid in Feb 2023
- PSUs to be vested and released in April 2023

*	Performance targets are generally established in February each year for the calendar year. In 2020, due to disruptions related to the COVID-19 pandemic, performance targets were established in July 2020. See pages 55 and 56 for 2020 performance measures and results

**	3-year ROIC improvement target is established at the beginning of each 3-year performance period. See pages 55 and 56 for 2018-2020 performance measures and results

60	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

2020 Long-Term Incentives – Equity Components

Compensation Component	Number of Units Granted	Vesting Period	Value Realized
Performance Stock Units (PSUs)	45% of LTI Target, based on the closing price of Corning’s common stock on the grant date (April 1, 2020)	3 years	Dependent on performance against pre-established metrics (see the CPU/PSU chart above) and Corning common stock price on the vesting date
Restricted Stock Units (RSUs)	30% of LTI target, based on the closing price of Corning’s common stock on the grant date (April 1, 2020)	3 years	Dependent upon Corning common stock price on the vesting date

CEO Compensation

Over the past sixteen years, under the leadership of Mr. Weeks, Corning has grown significantly, achieved the lowest cost position and market leadership in key businesses, and created new-to-the-world product categories, such as Corning® Gorilla® Glass, heavy-duty diesel substrates and filters, customized fiber-to-the-home solutions and Corning Valor® Glass.

In 2020, Mr. Weeks’ significant experience and tenure as a CEO was of particular value to the company and its Directors, having successfully steered the company through other periods of significant uncertainty. Mr. Weeks was personally involved in all aspects of the company’s response to the COVID-19 pandemic. He and the senior leadership team successfully refocused the Company, which resulted in return to growth in the second half of the year and maintenance of a strong balance sheet throughout the year. In the second half, we improved core net sales 24% over the first half while expanding core operating margin 122%, returning to year-over-year growth, and generating very strong free cash flow. For the year, we generated almost a billion dollars of free cash flow, and our balance sheet remains very strong.

In 2020 Mr. Weeks’ target compensation was not changed, and Mr. Weeks participated in the SSSO program along with other employees and executives:

•	Base salary – The annual salary review that would ordinarily be effective in July was canceled and Mr. Weeks’ base salary was reduced by 40% for the period June 1 through December 27 in exchange for options and RSUs vesting over the next three years

•	Short-Term Incentives – 2020 cash PIP (150% of base at target) was cancelled and replaced with PIP-PSUs based on pre-established performance goals, capped at 100%, and subject to a three-year vesting period. GoalSharing remained unchanged (target of 5% of base)

•	Long-Term Incentives Target – remained flat at $9.75 million, and the mix was realigned as described on page 54, with 70% of target based on average performance over the three-year performance period

Eighty-nine percent of Mr. Weeks’ pay is directly tied to Corning’s operating performance or stock price.

2020 PIP PSUs were earned at 100% of target, though the value ultimately realized by Mr. Weeks will continue to be impacted by changes in Corning stock price and will vest over 3 years. The 2020 performance factor for PSU and CPU awards attributable to 2020 performance was 181% of target, though the final payout factor for 2020 PSU and CPU awards is not yet known and remains subject to performance outcomes versus pre-defined goals during 2021 and 2022 and a three-year ROIC modifier. Mr. Weeks’ 2018 CPU award covering the 2018 to 2020 performance period was completed and paid at 112% of target.

CORNING 2021 PROXY STATEMENT	61

Compensation Discussion & Analysis

The target mix for Mr. Weeks’ 2020 LTI awards was: 45% PSUs, 25% CPUs and 30% RSUs. In contrast, the target mix for Mr. Weeks’ 2019 LTI awards was: 60% CPUs, 15% stock options and 25% RSUs. This reflected an 88% increase to the equity portion of target LTI awards (from 40% to 75% of target), a significant decrease in the cash portion of target LTI from 60% to 25%, and a 17% increase (from 60% to 70% of target) to the portion of LTI where payout is based on performance of financial goals over a 3-year period.

These program-based changes implemented in response to shareholder feedback, along with the SSSO-related base salary actions, significantly complicate year-over-year comparisons (2020 versus 2019) of Mr. Weeks’ total pay, as shown in the Summary Compensation Table with no change in target compensation from 2019 to 2020.

For example, for PSUs, the target grant date value is disclosed in the year of grant, but for CPUs no value is disclosed until the payout factor is known, at which time the actual payout amount is shown. Nonetheless pay was aligned with performance in both years with significant under-performance in 2019 and above-target performance in 2020.

Employee Benefits and Perquisites

Employee Benefits: Our NEOs are eligible to participate in the same employee benefits plans as all other eligible U.S. salaried employees. These plans include medical, dental, life insurance, disability, matching gifts, qualified defined benefit and defined contribution plans. We also maintain non-qualified defined benefit and defined contribution retirement and long-term disability plans with the same general features and benefits as our qualified plans for all U.S. salaried employees affected by tax law compensation, contribution or deduction limits.

In addition to the standard benefits available to all eligible U.S. salaried employees, the NEOs are eligible for the benefits and perquisites described in this section.

Executive Supplemental Pension Plan (ESPP): We maintain an ESPP to reward and retain long-serving individuals who are critical to executing Corning’s innovation strategy. Our non-qualified ESPP covers approximately 26 active participants, including all of the NEOs. In 2006, we capped the percentage of cash compensation earned as a retirement benefit under the ESPP at a maximum of 50% of final average pay for 25 or more years of service, a change that applies to all the NEOs. The definition of pay used to determine benefits includes base salary and annual cash bonuses. Long-term cash or equity incentives are not included and do not affect retirement benefits. Executives must have at least ten years of service to be vested under this plan. All of the NEOs meet the ten-year vesting requirement.

While we seek to maintain well-funded qualified retirement plans, we do not fund our non-qualified retirement plans.

For additional details of the ESPP benefits and plan features, please refer to the section entitled “Retirement Plans” on page 76.

Executive Physical and Wellness: All executives are eligible for an annual physical exam in addition to wellness programs sponsored by Corning for all employees. The cost of the physical is imputed income to the executive.

Relocation and Expatriate-Related Expenses: As part of our global mobility program, our policies provide that employees who relocate to another country at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment. These benefits include moving expenses, allowances for housing and goods and services, and tax assistance. These policies are intended to recognize and compensate employees for incremental costs incurred with moving or with living and working outside of the employee’s home country. The goal of these relocation and expatriate assistance programs is to ensure that employees are not financially advantaged or disadvantaged because of their relocation and/or international assignment, including related taxes. In July 2016, Mr. Clappin’s assignment in Tokyo ended and he relocated back to Corning, NY. Mr. Musser’s assignment to Shanghai, China ended in 2014 and he relocated back to Corning, NY. While on assignment in Japan and China Messrs. Clappin and Musser were eligible for expatriate benefits afforded to all expats on temporary international assignments. Tax-related assistance extends for several years beyond the assignment end due to LTI amounts earned while on assignment which vest after the assignment end date and settlement of taxes. These amounts are detailed in footnote 5, section (v) to the Summary Compensation Table.

62	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

Other Executive Perquisites: We provide the NEOs with an overall allowance that can be used for home security, modest personal aircraft usage, and limited financial counseling services. Each NEO is responsible for all taxes on any imputed income resulting from these perquisites.

Given the limited commercial flight options available in the Corning, New York area, the Committee believes that a well-managed program of limited personal aircraft use provides an extremely important benefit at a reasonable cost to the Company. We closely monitor business and personal usage of our planes and limit personal usage to keep it at a low percentage of total usage. The Committee establishes annual personal aircraft usage caps under this program (both hours and absolute dollar value) for each NEO. The established cap for the CEO was 100 hours and $170,000; the cap for the other NEOs was approximately half this level or lower. Actual utilization in 2020 fell well below these caps, especially with limited flight options due to the pandemic. For additional details, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table starting on page 67.

Executive Severance: We have entered into severance agreements with each NEO. The severance agreements provide clarity for both Corning and the executive if the executive’s employment terminates. By having an agreement in place, we avoid the uncertainty, negotiations and potential litigation that may otherwise occur in the event of termination. The agreements are competitive with market practices at many other large companies and are helpful in retaining senior executives. Additional details can be found under “Arrangements with Named Executive Officers” on page 79.

Executive Change-in-Control Agreements: The Committee believes that it is in the best interests of shareholders, employees and the communities in which Corning operates to ensure an orderly process if a change in control were to occur. The Committee also believes it is important to prevent the loss of key management personnel (who would be difficult to replace) that may occur in connection with a potential or actual change in control. Therefore, we have provided each NEO with a change-in-control agreement (separate from the severance agreements described above). The change-in-control agreements provide that an executive’s employment must be terminated or effectively terminated in connection with a change in control in order to receive severance benefits. Additional details about the specific agreements can be found under “Arrangements with Named Executive Officers – Change-in-Control Agreements” on page 81.

In 2012, the Committee approved updated forms of agreements for all corporate officers entering into change-in-control agreements after July 2004, which contain no provision for gross-ups for excise taxes, and cap severance and other benefits at 2.99 times base salary plus target bonus, with cash severance for most officers limited to 2 times base salary plus target bonus. Messrs. Tripeny and Musser have agreements dated January 1, 2015, whereas Messrs. Weeks, Clappin and McRae have grandfathered agreements that were entered into prior to July 2004.

Compensation Peer Group

Corning is a diversified technology company with five reportable business segments. The majority of our businesses do not have U.S. public company peers. Most of our businesses compete with non-U.S. companies in Asia and Europe, or privately-held companies that do not provide comparable executive compensation disclosure. In attempting to identify peer companies for compensation purposes, Corning must look to globally diversified companies or innovation companies in other industries to find organizations of similar size and complexity (when viewed in terms of revenues, net income, market capitalization, assets and number of employees). For these reasons, our peer group for compensation purposes does not closely resemble the companies with which we compete for business.

•	Our largest competitors and most relevant financial performance peers are not U.S. public companies.

•	Corning must look to globally diversified companies or innovation companies in other industries to find companies of similar size and complexity.

CORNING 2021 PROXY STATEMENT	63

Compensation Discussion & Analysis

We currently participate in and use several executive compensation surveys for NEO positions. Primary surveys are the Willis Towers Watson General Industry Executive Compensation Survey, the Equilar TrueView Survey and Aon Hewitt Total Compensation Measurement Survey for Executives. The surveys provide general market data for relevant positions in companies with revenues and market capitalization similar to Corning’s in both the technology industry and in general industry.

2020 Compensation Peer Group

The Compensation Peer Group in 2020 is set forth below. It is the same as the Compensation Peer Group in 2019.

Advanced Micro Devices, Inc.	Cummins Inc.	Medtronic, Inc.	TE Connectivity Limited
Agilent Technologies, Inc.	Danaher Corporation	Motorola Solutions, Inc.	Texas Instruments Incorporated
Applied Materials, Inc.	Dover Corporation	NetApp, Inc.	Thermo Fisher Scientific, Inc.
BorgWarner, Inc.	Eaton Corporation PLC	PPG Industries, Inc.
Boston Scientific Corporation	L3Harris Corporation	QUALCOMM, Inc.
Broadcom Corporation	Juniper Networks, Inc.	Rockwell Automation, Inc.

The Company selects a fair and challenging Compensation Peer Group as a reference point when setting its executive compensation. The Company’s percentage ranking (using Core performance measures, where applicable) versus the Compensation Peer Group is near to or well-above the median in virtually all measured categories.

PERCENT RANK, CORNING VERSUS COMPENSATION PEER GROUP

Corning uses the Compensation Peer Group solely as a reference point, in combination with broader executive compensation surveys, to assess each NEO’s target total direct compensation (i.e., salary, target bonus, and the grant date fair value of long-term incentives). Our goal is to position our CEO’s target total direct compensation within a competitive range of the Compensation Peer Group median. Median target total direct CEO compensation in the Compensation Peer Group was determined to be $14.7 million, and 75th percentile target total direct CEO compensation was $17.7 million, compared with Corning target total direct CEO compensation of $13.5 million. Beyond the CEO, external data serves as a reference point, with internal equity and individual performance and impact being more important considerations in establishing a base salary and target total direct compensation for the other NEOs.

Compensation Program – Other Governance Matters

Role of Compensation Consultant

The Compensation Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of such engagement. Since 2014, the Committee has retained an executive compensation expert from Frederic W. Cook & Co., Inc. (FW Cook) as its independent consultant.

In 2020, FW Cook attended all Committee meetings. FW Cook advises the Committee on all matters related to NEO and director compensation and assists the Committee in interpreting its data as well as data and recommendations received from the Company.

64	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

In 2020, the Company also engaged Compensation Advisory Partners LLC (CAP) and Willis Towers Watson (WTW) to assist management with various executive compensation matters.

The Committee conducted an independence review of FW Cook, CAP and WTW pursuant to SEC and NYSE rules, and concluded that the work of each firm for the Committee did not raise any conflicts of interest concerns. FW Cook provides no services to Corning other than the services rendered to the Committee.

Role of Executive Management in the Executive Compensation Process

Corning’s senior vice president (SVP), Human Resources and SVP, Global Compensation and Benefits, working closely with other members of Corning’s Human Resources, Law and Finance departments, are responsible for designing and implementing executive compensation programs and discussing with the Committee significant proposals or topics that affect executive compensation at the Company. The SVP, Global Compensation and Benefits, formulates the target total compensation recommendations for all of the NEOs (except the CEO) and reviews the recommendations for each of the other NEOs with the CEO. The NEOs do not recommend or suggest individual compensation actions that benefit them personally.

The CEO may propose adjustments he deems appropriate before management’s recommendations are submitted to the Committee. Recommendations for the CEO’s compensation are prepared by the Committee’s independent compensation consultant (FW Cook) and are not discussed or reviewed with the CEO prior to the Committee’s review and the CEO is not present for discussion of his compensation by the Committee. The Committee recommends the CEO’s compensation to the Board annually.

After the annual budget is finalized each year, the Committee receives management’s recommendations for the compensation plan performance metrics and sets the final targets for the year.

The CFO and the Controller typically attend the annual Committee meeting to review the CD&A and at least one of them attends that portion of the February Committee meeting where performance metrics are reviewed.

Clawback Policy

Our clawback policy gives the Committee the sole and absolute discretion to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers and other key employees if such payment was based upon the achievement of financial results that were subsequently the subject of a restatement. The Committee has discretion to seek recovery of any amount that it determines was received inappropriately by such individuals.

Anti-Hedging Policy

Our anti-hedging policy prohibits employees and directors from selling or buying publicly traded options on Corning stock, or trading in any Corning stock derivatives. Additionally, these individuals may not engage in transactions in which they may profit from short-term speculative swings in the value of Corning stock utilizing “short sales” or “put” or “call” options.

Anti-Pledging Policy

Our anti-pledging policy prohibits employees and directors from holding Corning stock in a margin account or pledging Company securities as collateral for a loan.

Accounting Implications

In designing our compensation and benefit programs, we review the accounting implications of our decisions. We seek to deliver cost-effective compensation and benefit programs that meet both the needs of the Company and our employees.

CORNING 2021 PROXY STATEMENT	65

Compensation Discussion & Analysis

Compensation Committee Report

The Compensation Committee of the Board of Directors (the Committee), which is composed entirely of independent directors, is responsible to the Board of Directors and our shareholders for the oversight and administration of executive compensation at Corning. The Committee approves the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Committee is responsible for interpreting Corning’s executive compensation plans and programs. In the event of any questions or disputes, the Committee may use its judgment and/or discretion to make final administrative decisions regarding these plans and programs. It is our practice that all compensation decisions affecting a corporate officer must be reviewed and approved by the Committee. Additional details regarding the role and responsibilities of the Committee are defined in the Committee Charter, located in the Corporate Governance section of the Company’s website.

The Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2020.

The Compensation Committee:

Deborah D. Rieman, Chair
Leslie A. Brun
Richard T. Clark
Kurt M. Landgraf
Hansel E. Tookes II

66	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

2020 Compensation Tables

2020 Summary Compensation Table

This table describes the total compensation paid to our NEOs for fiscal years 2020, 2019 and 2018, as required. The components of the total compensation are described in the footnotes below and in more detail in the tables and narratives that follow. For information on the role of each component of compensation, see the description under “Compensation Discussion and Analysis.”

Despite ongoing pandemic-related business challenges, the Company performed very well during the second half of 2020, reflecting excellent team-based management, planning and execution. Year-over-year comparisons of executive total pay are complicated given the shareholder-recommended changes to the LTI Program resulting in an increase in the equity portion (from 40% to 75%) and corresponding decrease in the cash performance component (from 60% to 25%) as well as the increase in performance related LTI (from 60% of the total target to 70% of the total target) along with SSSO actions. For example, PSUs are disclosed at target value in the year of the grant, whereas CPUs are not disclosed until the payout factors are known, at which time the actual payout amount is shown. This makes year-over-year comparisons in the Summary Compensation Table below difficult. As a result, the Stock Awards column (d) reflects 100% of the new PSU design starting in 2020 while the Non-Equity Incentive Plan Compensation column (f) includes cash LTI awards earned related to prior year CPU awards; future disclosed values will be declining over the next two years as the pre-2020 LTI design phases out.

There was no increase to Mr. Weeks’ target pay in 2020 compared to 2019.

(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(3)	(g)(4)	(h)(5)	(i)
Named Executive Officer	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wendell P. Weeks	2020	$1,151,245	$8,417,516	$151,467	$7,549,868	$1,330,636	$351,021	$18,951,753
Chairman and Chief	2019	1,457,604	2,437,491	1,262,629	3,963,645	4,527,898	634,387	14,283,654
Executive Officer	2018	1,412,769	2,250,004	1,068,905	9,496,910	214,550	477,933	14,921,071
R. Tony Tripeny	2020	593,210	2,098,154	54,636	1,829,521	702,995	95,859	5,374,375
Executive Vice President	2019	700,769	587,494	304,322	960,485	1,856,908	134,966	4,544,944
and Chief Financial Officer	2018	643,269	531,248	252,380	2,128,343	784,470	137,172	4,476,882
James P. Clappin	2020	644,837	2,252,393	59,421	1,976,704	383,419	156,974	5,473,748
Vice Chairman and	2019	761,731	625,010	323,746	1,047,808	1,565,776	149,794	4,473,864
Strategic Advisor	2018	731,515	587,497	279,101	2,521,206	49,144	333,350	4,501,812
Lawrence D. McRae	2020	687,804	2,400,770	63,336	2,019,691	471,510	48,505	5,691,625
Vice Chairman and	2019	812,500	637,492	330,221	1,104,186	1,842,624	77,664	4,804,687
Corporate Development Officer	2018	780,113	600,012	285,043	2,720,709	58,395	68,687	4,512,959
Eric S. Musser	2020	645,040	2,616,593	65,598	1,917,331	427,990	80,943	5,753,495
President and Chief Operating Officer	---------------- Not a NEO ----------------

(1)	The amounts in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units and restricted stock awards performance stock units granted pursuant to the long-term incentive plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 12, 2021. This same method was used for the fiscal years ended December 31, 2019 and 2018. There can be no assurance that the grant date fair value amounts will ever be realized.

(2)	The amounts in the Option Awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards granted pursuant to the long-term incentive plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 12, 2021. The grant date fair value amounts may never be realized.

(3)	The amounts in the Non-Equity Incentive Plan Compensation column reflect the sum of annual short-term incentive payments and earned cash performance units. All of the annual cash bonuses paid to the NEOs are performance-based. Cash bonuses are typically paid annually through two plans: (i) GoalSharing; and (ii) the Performance Incentive Plan (PIP). Awards earned under the 2020 GoalSharing plan were 6.84% of each NEO’s year-end base salary and paid in February 2021. As part of a series of actions to preserve cash and retain talent in response to the COVID-19 pandemic, the 2020 PIP was cancelled and replaced with PSUs (PSU-PIP). No cash was earned under PIP for 2020. The aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the PIP-PSUs is included in column (d) of the Summary Compensation Table.

CORNING 2021 PROXY STATEMENT	67

Compensation Discussion & Analysis

Named Executive Officer	Year End Base Salary	2020 PIP Target %	Actual 2020 PIP Performance Results (% Tgt.)	(A) 2020 PIP $ Award	Actual 2020 GoalSharing Performance %	(B) 2020 GoalSharing $ Award
Wendell P. Weeks	$1,481,800	150%	N/A	$0	6.84%	$101,355
R. Tony Tripeny	712,400	80%	N/A	0	6.84%	48,728
James P. Clappin	774,400	80%	N/A	0	6.84%	52,969
Lawrence D. McRae	826,000	85%	N/A	0	6.84%	56,498
Eric S. Musser	855,000	90%	N/A	0	6.84%	58,482

In addition to the 2020 GoalSharing awards noted above, the amounts in column (f) also reflect the earned portions of CPU Awards granted in 2020, 2019 and 2018 on the basis of 2020 performance against established goals. 2020 CPU award payouts will be made in 2023 based on actual corporate performance compared to the established performance goals averaged over three years (2020, 2021 and 2022) and subject to a ±10% 3-year ROIC modifier as described on page 56. 2019 and 2018 CPU award payouts are based on performance goals averaged over three years (2019, 2020 and 2021) and (2018, 2019 and 2020) respectively and are also subject to a ±10% 3-year ROIC modifier. Performance goals for 2021 and 2022 are yet to be established. While the final payout amounts for 2020 and 2019 CPU awards are unknown, the table below reflects the earned amount of 2020, 2019 and 2018 CPU awards which are reflected in column (f) above, on the basis of 2020 performance goals which excludes the portion of the 2020 award that remains unearned because the three-year performance modifier result that is not yet known. The 3-year ROIC modifier for the period 2018-2020 is -10.0%, so there is no adjustment in the Summary Compensation Table as a result of this modifier since the amount “at risk” which had been previously unreported is unearned.

CPUs represented 60% of the total LTI target opportunity in 2019 and 2018 but only 25% of the total LTI target opportunity in 2020 due to the change in LTI design starting in 2020.

Named Executive Officer	2020 LTI Target	2020 CPU Target Award ($)	2020 CPU Performance Results %	(C) Prorated Earned 2020 CPU Award Based on 2020 Performance (Year One of Three) ($)*	2019 CPU Target Award ($)	(D) Prorated Earned 2019 CPU Award Based on 2020 Performance (Year Two of Three) ($)*	2018 CPU Target Amount	(E) Prorated Earned 2018 CPU Award Based on 2020 Performance (Year Three of Three) ($)*	(F) Prorated Earned 2018 CPU Award Based on 2018 - 2020 ROIC Modifier** ($)
Wendell P. Weeks	$9,750,000	$2,437,500	181%	$1,323,563	$5,850,000	$3,176,550	$5,400,000	$2,948,400	$0
R. Tony Tripeny	2,350,000	587,500	181%	319,013	1,410,000	765,630	1,275,000	696,150	0
James P. Clappin	2,500,000	625,000	181%	339,375	1,500,000	814,500	1,410,000	769,860	0
Lawrence D. McRae	2,550,000	637,500	181%	346,163	1,530,000	830,790	1,440,000	786,240	0
Eric S. Musser	2,925,000	731,250	181%	397,069	1,410,000	765,630	1,275,000	696,150	0

*	Each annual portion is reduced by 10% before applying the annual performance factor since this 10% is subject to the 3-year ROIC modifier which result is not known until the end of the 3-year performance period

**	2018 CPUs were subject to a -10% modifier based on 2018-2020 ROIC improvement result against pre-established objectives (thus none of the 10% portion subject to the 3-year performance result was earned)

The amount disclosed in column (f) consists of the total (A) + (B) + (C) + (D) + (E) + (F) shown in this footnote (3).

(4)	The amounts in column (g) reflect the increase in the actuarial present value of the NEO’s benefits under all defined benefit pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Although column (g) is also used to report the amount of above market earnings on compensation that is deferred under the nonqualified deferred compensation plan, Corning does not have any above market earnings under its nonqualified deferred compensation plan, also referred to as the Supplemental Investment Plan. In 2020 the discount rate used to value the actuarial liability decreased approximately 79 basis points from 3.31% to 2.52%. Discount rate changes over the past several years have resulted in significant year-to-year fluctuations in the present value of pension benefits as shown below:

Named Executive Officer	2020 Present Value in Pension Benefits ($)	2019 Present Value in Pension Benefits ($)	2018 Present Value in Pension Benefits ($)	2017 Present Value in Pension Benefits ($)
Wendell P. Weeks	$33,561,304	$32,230,668	$27,702,770	$27,488,220
R. Tony Tripeny	9,534,467	8,831,472	6,974,564	6,190,094
James P. Clappin	11,429,231	11,045,812	9,480,036	9,430,892
Lawrence D. McRae	12,749,428	12,277,918	10,435,294	10,376,899
Eric S. Musser	10,984,568	--------- Not a NEO ----
Valuation Discount Rate	2.52%	3.31%	4.29%	3.60%

68	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

(5)	The following table shows “All Other Compensation” amounts provided to the NEOs. Capped personal aircraft rights, financial counseling services and home security are the only perquisites offered to the NEOs. The value of the personal aircraft rights in the table below reflects the incremental cost of providing such perquisites and is calculated based on the average variable operating costs to the Company. Hourly rates are developed using variable operating costs that include fuel costs, mileage, maintenance, crew travel expense, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, hangar expense and general taxes and insurance are excluded.

2020 Company matches in the 401(k) and Supplemental Investment Plans were temporarily suspended in mid-2020 and restored for 2021.

Named Executive Officer	Year	Company Match on Qualified 401(k) Plan	Company Match on Supplemental Investment Plan	Value of Personal Aircraft Rights	Value of Home Security Costs and Financial Counseling(i)		Expatriate Benefits		Other(ii)	Total All Other Compensation
Wendell P. Weeks	2020	$10,703	$28,009	$87,031	$212,913	(iii)	$0		$12,365	$351,021
	2019	15,907	79,781	279,448	250,500	(iii)	0		8,751	634,387
	2018	16,227	77,320	195,485	179,746	(iii)	0		9,155	477,933
R. Tony Tripeny	2020	5,200	13,573	7,923	56,798		0		12,365	95,859
	2019	5,000	52,621	3,961	61,039		0		12,345	134,966
	2018	4,900	54,092	17,758	47,219		0		13,203	137,172
James P. Clappin	2020	17,599	11,035	37,907	42,094		11,003	(iv)	37,336	156,974
	2019	17,153	38,131	56,279	23,720		1,929	(iv)	12,582	149,794
	2018	16,810	89,499	53,820	18,680		132,122	(iv)	22,419	333,350
Lawrence D. McRae	2020	17,599	11,770	14,548	4,223		0		365	48,505
	2019	17,290	0	57,109	2,920		0		345	77,664
	2018	16,981	0	47,673	3,620		0		413	68,687
Eric S. Musser	2020	17,599	0	48,083	967		1,929	(iv)	12,365	80,943

(i)	NEOs may use their executive allowance for residential security or financial counseling services.

(ii)	These amounts include costs attributable to executive physicals, including associated travel costs, an annual Board gift, and contributions made under the Corning Foundation Matching Gifts Program.

(iii)	This reflects Company-paid expenses relating to personal and residential security benefitting Mr. Weeks and, through association, his family. Mr. Weeks’ personal safety and security are of vital importance to the Company’s business and prospects, and the Board considers these costs to be appropriate. However, because these costs can be viewed as conveying a personal benefit to Mr. Weeks, they are reported as perquisites in this column.

(iv)	This reflects expenses pursuant to our standard global mobility program in connection with Mr. Clappin’s assignment in Tokyo, Japan as President, Corning Glass Technologies and Mr. Musser’s assignment to Shanghai, China as President, Corning International and Corning China. As part of our global mobility program, tax support is provided for assignment-related taxation.

CORNING 2021 PROXY STATEMENT	69

Compensation Discussion & Analysis

2020 Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)	(m)	(n)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Wendell P. Weeks	Performance Incentive Plan	n/a		$0	$2,222,700	$4,445,400
	GoalSharing Plan	n/a		0	74,090	148,180
	Cash Performance Units	2/5/20	2/5/20	0	2,437,500	5,362,500
	2020 Performance Stock Units	7/15/20	2/5/20				0	76,531	168,368				28.06	$2,147,460	(3)
	Time-Based Restricted Stock Units	4/1/20	2/5/20							153,061			19.11	2,924,996	(4)
	Performance Incentive Plan - Performance Stock Units	7/15/20	5/15/20				0	113,115	113,115				28.06	3,174,007	(5)
	SSSO - Time-Based Restricted Stock Units	5/15/20	5/15/20							8,705			19.65	171,053	(6)
	SSSO - Stock Options	5/15/20	5/15/20								43,525	19.65	19.65	151,467	(7)
R. Tony Tripeny	Performance Incentive Plan	n/a		0	569,920	1,139,840
	GoalSharing Plan	n/a		0	35,620	71,240
	Cash Performance Units	2/5/20	2/5/20	0	587,500	1,292,500
	2020 Performance Stock Units	7/15/20	2/5/20				0	18,446	40,581				28.06	$517,595	(3)
	Time-Based Restricted Stock Units	4/1/20	2/5/20							36,892			19.11	705,006	(4)
	Performance Incentive Plan - Performance Stock Units	7/15/20	5/15/20				0	29,004	29,004				28.06	813,852	(5)
	SSSO - Time-Based Restricted Stock Units	5/15/20	5/15/20							3,140			19.65	61,701	(6)
	SSSO - Stock Options	5/15/20	5/15/20								15,700	19.65	19.65	54,636	(7)

70	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)	(m)	(n)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
James P. Clappin	Performance Incentive Plan	n/a		0	619,520	1,239,040
	GoalSharing Plan	n/a		0	38,720	77,440
	Cash Performance Units	2/5/20	2/5/20	0	625,000	1,375,000
	2020 Performance Stock Units	7/15/20	2/5/20				0	19,623	43,173				28.06	$550,621	(3)
	Time-Based Restricted Stock Units	4/1/20	2/5/20							39,246			19.11	749,991	(4)
	Performance Incentive Plan - Performance Stock Units	7/15/20	5/15/20				0	31,528	31,528				28.06	884,676	(5)
	SSSO - Time-Based Restricted Stock Units	5/15/20	5/15/20							3,415			19.65	67,105	(6)
	SSSO - Stock Options	5/15/20	5/15/20								17,075	19.65	19.65	59,421	(7)
Lawrence D. McRae	Performance Incentive Plan	n/a		0	702,100	1,404,200
	GoalSharing Plan	n/a		0	41,300	82,600
	Cash Performance Units	2/5/20	2/5/20	0	637,500	1,402,500
	2020 Performance Stock Units	7/15/20	2/5/20				0	20,016	44,035				28.06	$561,649	(3)
	Time-Based Restricted Stock Units	4/1/20	2/5/20							40,031			19.11	764,992	(4)
	Performance Incentive Plan - Performance Stock Units	7/15/20	5/15/20				0	35,731	35,731				28.06	1,002,612	(5)
	SSSO - Time-Based Restricted Stock Units	5/15/20	5/15/20							3,640			19.65	71,526	(6)
	SSSO - Stock Options	5/15/20	5/15/20								18,200	19.65	19.65	63,336	(7)

CORNING 2021 PROXY STATEMENT	71

Compensation Discussion & Analysis

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)	(m)	(n)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Eric S. Musser	Performance Incentive Plan	n/a		0	769,500	1,539,000
	GoalSharing Plan	n/a		0	42,750	85,500
	Cash Performance Units	2/5/20	2/5/20	0	587,500	1,292,500
	2020 Performance Stock Units	7/15/20	2/5/20				0	18,446	40,581				28.06	$517,595	(3)
	Time-Based Restricted Stock Units	4/1/20	2/5/20							36,892			19.11	705,006	(4)
	Performance Incentive Plan - Performance Stock Units	7/15/20	5/15/20				0	37,711	37,711				28.06	1,058,171	(5)
	SSSO - Time-Based Restricted Stock Units	5/15/20	5/15/20							3,770			19.65	74,081	(6)
	SSSO - Stock Options	5/15/20	5/15/20								18,850	19.65	19.65	65,598	(7)
	Cash Performance Units	6/15/20	6/15/20	0	143,750	316,250
	2020 Performance Stock Units	7/15/20	6/15/20				0	3,180	6,998				28.06	89,231	(3)
	Time-Based Restricted Stock Units	6/15/20	6/15/20							6,361			27.12	172,510	(4)

(1)	The amounts shown in columns (d), (e) and (f) reflect the award amounts under (i) the Company’s 2020 Performance Incentive Plan (PIP) (ii) the 2020 GoalSharing Plan and (iii) the Cash Performance Units under the Corning 2020 Corporate Performance Plan. Awards under these plans are paid in cash. If the threshold level of performance is not met, the payout will be 0%. If the performance target is met, the payout will be 100% of the target award. If the maximum level of performance is met for GoalSharing the payout will be 200% of the target award, and 220% for CPUs which represents the 200% performance metrics cap plus the maximum 10% ROIC modifier. GoalSharing awards are based on the individual’s 2020 bonus target and year-end base salary. Actual awards earned for CPUs are based on average performance against established metrics over three years (2020, 2021, 2022), adjusted up or down by up to 10% based on ROIC results versus the pre-established goal for the three-year period, and will be payable in February 2023. As part of a series of actions to preserve cash and retain talent in response to the COVID-19 pandemic, the 2020 PIP was canceled and replaced with PSUs (PIP-PSUs), which are shown in columns (g), (h) and (i). No cash was earned under PIP for 2020.

(2)	The amounts shown in columns (g), (h) and (i) reflect the award amounts under (i) the Performance Stock Units under the Corning 2020 Corporate Performance Plan (2020 PSUs) and (ii) the Performance Stock Units granted to replace the Company’s 2020 Performance Incentive Plan (PIP-PSUs). Awards under these plans are paid in stock. If the threshold level of performance is not met, the payout will be 0%. If the performance target is met, the payout will be 100% of the target award. If the maximum level of performance is met for 2020 PSUs, the payout will be 220% of the target award which represents the 200% performance metrics cap plus the maximum 10% ROIC modifier, and 100% for PIP-PSUs. Actual awards earned for 2020 PSUs are based on average performance against established metrics over three years (2020, 2021, 2022), adjusted up or down by up to 10% based on ROIC results versus the pre-established goal for the three-year period, and will be payable in April 2023. The target number of 2020 PSUs awarded was 229,592; 55,338; 58,870; 60,047; and 64,879 to Messrs. Weeks, Tripeny, Clappin, McRae and Musser, respectively. As the grant date fair value of each such 2020 PSU award can only be computed in accordance with FASB ASC Topic 718 at this time for one-third of the award, only one-third of the awarded PSUs are reflected in this table. Once the grant date fair value of the remaining two-thirds of such 2020 PSUs can be computed in accordance with FASB ASC Topic 718, the remaining two-thirds of such 2020 PSU awards will be disclosed, as required. Actual awards earned for PIP-PSUs are based on performance against established metrics over 2020, and the earned amount will vest ratably on May 15, 2021, May 15, 2022 and May 15, 2023.

72	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

(3)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of PSUs at target granted in calendar year 2020 pursuant to the Corning 2012 Long-Term Incentive Plan and correspond to the amounts set forth in column (d) for 2020 of the Summary Compensation Table. Mr. Musser was awarded additional PSUs in connection with his promotion to President and Chief Operating Officer.

(4)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted in calendar year 2020 pursuant to the Corning 2012 Long-Term Incentive Plan and correspond to the amounts set forth in column (d) for 2020 of the Summary Compensation Table. Stock awards vest 100% three years after grant date. Mr. Musser was granted additional stock awards in connection with his promotion to President and Chief Operating Officer.

(5)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of PSUs at target granted in calendar year 2020 pursuant to the Corning 2012 Long-Term Incentive Plan and correspond to the amounts set forth in column (d) for 2020 of the Summary Compensation Table. These awards were granted to replace the award opportunity under the cancelled 2020 Performance Incentive Plan as part of a series of actions to preserve cash in response to the COVID-19 pandemic

(6)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted in calendar year 2020 pursuant to the Corning 2012 Long-Term Incentive Plan as part of the Shared Sacrifice, Share Opportunity program and correspond to the amounts set forth in column (d) for 2020 of the Summary Compensation Table. Stock awards vest ratably on May 15, 2021, May 15, 2022 and May 15, 2023.

(7)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock options granted in calendar year 2020 pursuant to the Corning 2012 Long-Term Incentive Plan as part of the Shared Sacrifice, Share Opportunity program and correspond to the amounts set forth in column (e) for 2020 of the Summary Compensation Table. Stock options vest ratably on May 15, 2021, May 15, 2022 and May 15, 2023.

CORNING 2021 PROXY STATEMENT	73

Compensation Discussion & Analysis

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table shows stock option awards classified as exercisable and unexercisable as of December 31, 2020. The table also shows unvested restricted stock and restricted stock unit awards assuming a market value of $36.00 a share (the NYSE closing price of the Company’s stock on December 31, 2020).

Option Awards							Stock Awards
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Wendell P.	03/31/14	A	42,027	0	20.82	03/31/24	423,992	15,263,712	229,592	8,265,312
Weeks	04/30/14	A	41,846	0	20.91	04/30/24
	05/30/14	A	41,080	0	21.30	05/30/24
	03/31/15	A	44,092	0	22.68	03/31/25
	04/30/15	A	47,778	0	20.93	04/30/25
	05/29/15	A	47,801	0	20.92	05/29/25
	03/31/16	A	49,366	0	20.89	03/31/26
	04/29/16	A	55,236	0	18.67	04/29/26
	05/31/16	A	49,366	0	20.89	05/31/26
	03/31/17	A	137,514	0	27.00	03/31/27
	04/02/18	A	0	149,849	27.03	04/02/28
	04/01/19	A	0	143,721	33.92	04/01/29
	05/15/20	B	0	43,525	19.65	05/15/30
	Total		556,106	337,095
R. Tony	03/28/13	A	16,075	0	13.33	03/28/23	104,090	3,747,240	55,338	1,992,168
Tripeny	04/30/13	A	14,778	0	14.50	04/30/23
	05/31/13	A	13,942	0	15.37	05/31/23
	03/31/14	A	6,004	0	20.82	03/31/24
	04/30/14	A	5,978	0	20.91	04/30/24
	05/30/14	A	5,869	0	21.30	05/30/24
	03/31/15	A	5,787	0	22.68	03/31/25
	04/30/15	A	6,271	0	20.93	04/30/25
	05/29/15	A	6,274	0	20.92	05/29/25
	03/31/16	A	8,377	0	20.89	03/31/26
	04/29/16	A	9,373	0	18.67	04/29/26
	05/31/16	A	8,377	0	20.89	05/31/26
	03/31/17	A	31,670	0	27.00	03/31/27
	04/02/18	A	0	35,381	27.03	04/02/28
	04/01/19	A	0	34,640	33.92	04/01/29
	05/15/20	B	0	15,700	19.65	05/15/30
	Total		138,775	85,721

74	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

Option Awards							Stock Awards
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
James P.	03/31/15	A	11,574	0	22.68	03/31/25	112,319	4,043,484	58,870	2,119,320
Clappin	04/30/15	A	12,542	0	20.93	04/30/25
	05/29/15	A	12,548	0	20.92	05/29/25
	03/31/16	A	12,566	0	20.89	03/31/26
	04/29/16	A	14,060	0	18.67	04/29/26
	05/31/16	A	12,566	0	20.89	05/31/26
	03/31/17	A	35,004	0	27.00	03/31/27
	04/02/18	A	0	39,127	27.03	04/02/28
	04/01/19	A	0	36,851	33.92	04/01/29
	05/15/20	B	0	17,075	19.65	05/15/30
	Total		110,860	93,053
Lawrence D.	05/31/13	A	30,982	0	15.37	05/31/23	118,335	4,260,060	60,047	2,161,692
McRae	03/31/14	A	12,008	0	20.82	03/31/24
	04/30/14	A	11,956	0	20.91	04/30/24
	05/30/14	A	11,737	0	21.30	05/30/24
	03/31/15	A	11,850	0	22.68	03/31/25
	04/30/15	A	12,840	0	20.93	04/30/25
	05/29/15	A	12,847	0	20.92	05/29/25
	03/31/16	A	13,463	0	20.89	03/31/26
	04/29/16	A	15,064	0	18.67	04/29/26
	05/31/16	A	13,463	0	20.89	05/31/26
	03/31/17	A	37,504	0	27.00	03/31/27
	04/02/18	A	0	39,960	27.03	04/02/28
	04/01/19	A	0	37,588	33.92	04/01/29
	05/15/20	B	0	18,200	19.65	05/15/30
	Total		183,714	95,748
Eric S.	04/02/18	A	0	35,381	27.03	04/02/28	119,788	4,312,368	64,879	2,335,644
Musser	04/01/19	A	0	34,640	33.92	04/01/29
	05/15/20	B	0	18,850	19.65	05/15/30
	Total		0	88,871

(1)	The Company uses the following vesting codes:
	A:	100% Vesting 3 years after grant date
	B:	1/3 Vesting 1 year after grant date, 1/3 Vesting 2 years after grant date and 1/3 Vesting 3 years after grant date
(2)	Amounts include:
	(i)	80,059; 18,661; 20,670; 21,117; and 18,661 restricted stock units granted to Messrs. Weeks, Tripeny, Clappin, McRae and Musser, respectively, on April 2, 2018, which vest on April 15, 2021.
	(ii)	69,052; 16,393; 17,460; 17,816; and 16,393 restricted stock units granted to Messrs. Weeks, Tripeny, Clappin, McRae and Musser, respectively, on April 1, 2019, which vest on April 15, 2022.
	(iii)	153,061; 36,892; 39,246; 40,031; and 36,892 restricted stock units granted to Messrs. Weeks, Tripeny, Clappin, McRae and Musser, respectively, on April 1, 2020, and 6,361 restricted stock units granted to Mr. Musser on June 15, 2020 which vest on April 14, 2023.

CORNING 2021 PROXY STATEMENT	75

Compensation Discussion & Analysis

	(iv)	8,705; 3,140; 3,415; 3,640; and 3,770 restricted stock units granted to Messrs. Weeks, Tripeny, Clappin, McRae and Musser, respectively, on May 15, 2020, which vest ratably on May 15, 2021, May 15, 2022 and May 15, 2023.
	(v)	113,115; 29,004; 31,528; 35,731; and 37,711 performance stock units granted to Messrs. Weeks, Tripeny, Clappin, McRae and Musser, respectively, on July 15, 2020, which vest ratably on May 15, 2021, May 15, 2022 and May 15, 2023 and for which target performance has been determined.
(3)	Year-end market price is based on the December 31, 2020 NYSE closing price of $36.00.
(4)	Amounts include:
	(i)	229,592; 55,338; 58,870; 60,047; and 64,879 performance stock units granted to Messrs. Weeks, Tripeny, Clappin, McRae and Musser, respectively, on July 15, 2020, which vest on April 14, 2023.

Options Exercised and Shares Vested in 2020

The following table sets forth certain information regarding options exercised and restricted stock and restricted stock units that vested during 2020 for the NEOs.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wendell P. Weeks	0	$0	75,437	$1,536,066
R. Tony Tripeny	21,685	436,273	17,514	359,375
James P. Clappin	0	0	19,321	395,887
Lawrence D. McRae	28,994	270,038	20,679	423,153
Eric S. Musser	105,579	1,227,258	18,371	376,506

Retirement Plans

Qualified Pension Plan

Corning maintains a qualified defined benefit pension plan to provide retirement income to Corning’s U.S.-based employees which was amended effective July 1, 2000, to include a cash balance component. All salaried and non-union hourly employees as of July 1, 2000, were given a choice to prospectively accrue benefits under the previously existing career average earnings formula or a cash balance formula, if so elected. Employees hired subsequent to July 1, 2000, earn benefits solely under the cash balance formula.

Benefits earned under the career average earnings formula are equal to 1.5% of plan compensation plus 0.5% of plan compensation on which employee contributions have been made. Under the career average earnings formula, participants may retire as early as age 55 with 5 years of service. Unreduced benefits are available when a participant attains the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Pension benefits earned under the career average earnings formula are distributed in the form of a lifetime annuity with six years of payments guaranteed.

Benefits earned under the cash balance formula are expressed in the form of a hypothetical account balance. Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Pay credits vary between 3% and 8% based on the participant’s age plus service at the end of the year. Interest credits are based on 10-year Treasury bond yields, subject to a minimum credit of 3.80%. Pension benefits under the cash balance formula may be distributed as either a lump sum of the participant’s hypothetical account balance or an actuarial equivalent life annuity.

Messrs. Weeks, Clappin, McRae and Musser are earning benefits under the career average earnings formula. Mr. Tripeny is earning benefits under the cash balance formula. All of the active NEOs are currently eligible to retire under the plan.

76	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

Supplemental Pension Plan and Executive Supplemental Pension Plan

Since 1986, Corning has maintained non-qualified pension plans to attract and retain its executive workforce by providing eligible employees with retirement benefits in excess of those permitted under the qualified plans. The benefits provided under the Supplemental Pension Plan (SPP) are equal to the difference between the benefits provided under the Corning Incorporated Pension Plan and benefits that would have been provided thereunder if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (the Code).

Each NEO participates in the Corning Incorporated Executive Supplemental Pension Plan (ESPP). Participants in the ESPP receive no benefits from the SPP, other than earned SPP benefits under the cash balance formula prior to their participation in the ESPP, if any. Executives fully vest in their ESPP benefit upon attainment of age 50 with 10 years of service. All NEOs are fully vested in the ESPP.

Under the ESPP, participants earn benefits based on the highest 60 consecutive months of average plan compensation over the last 120 months immediately preceding the date of termination of employment.

A change in the benefits provided under the ESPP formula was approved in December 2006. Following the change, gross benefits determined under this plan are equal to one of two benefit formulas:

Formula A: 2.0% of average plan compensation multiplied by years of service up to 25 years.

Formula B: 1.5% of average plan compensation multiplied by years of service.

Benefits are determined under Formula A for all NEOs.

Benefits earned under the Corning Incorporated Pension Plan and the cash balance formula of the SPP prior to ESPP participation, if any, will offset benefits earned under the ESPP.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits under Formulas A and B are available when a participant attains the earlier of age 60 with 10 years of service or age 55 with 25 years of service. Participants with accrued benefits in excess of four times the annual compensation limitation under Section 401(a)(17) of the Code must be age 57 with 25 years of service to receive an unreduced benefit under the ESPP. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Benefit reductions of 1% per year by which retirement precedes age 57 apply if the four-times-annual-compensation-limit rule noted above is in effect for the participant.

Benefits earned under the ESPP are distributed in the form of a lifetime annuity, with six years of payments guaranteed except for benefits earned under the cash balance formula of the SPP prior to becoming a participant in the ESPP, which is distributed as a lump sum of the participant’s credited balance.

All NEOs are currently eligible to retire under the ESPP.

Pension Benefits

The table below shows the actuarial present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the qualified pension plan and the ESPP. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. For example, an executive under the ESPP formula who is age 50 with 20 years of service would be assumed to retire at age 55 due to eligibility of unreduced benefits at 25 years of service. No termination, disability or death was assumed to occur prior to retirement. Otherwise, the assumptions used are described in Note 12 to our Financial Statements for the year ended December 31, 2020, of our Annual Report on Form 10-K filed with the SEC on February 12, 2021.

CORNING 2021 PROXY STATEMENT	77

Compensation Discussion & Analysis

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wendell P. Weeks	Qualified Pension Plan	38	$2,435,353	$0
	ESPP	25(1)	31,125,951	0
R. Tony Tripeny	Qualified Pension Plan	35	459,842	0
	ESPP	25(1)	9,074,625	0
James P. Clappin	Qualified Pension Plan	41	1,820,973	0
	ESPP	25(1)	9,608,258	0
Lawrence D. McRae	Qualified Pension Plan	35	2,058,604	0
	ESPP	25(1)	10,690,824	0
Eric S. Musser	Qualified Pension Plan	35	1,858,496	0
	ESPP	25(1)	9,126,072	0

(1)	Under Formula A, years of service are capped at 25 years, in determining benefits under the ESPP.

The compensation considered for purposes of determining benefits under the qualified pension plan and the ESPP for the NEOs is the “Salary” plus the GoalSharing and PIP cash bonuses set forth in the Summary Compensation Table. Bonuses are included as compensation in the calendar year paid. Long-term cash or equity incentives are not (and have never been) considered as eligible earnings for determining retirement benefits under these plans. For the 2020 calendar year, the NEOs’ eligible earnings and final average compensation were as follows:

	As of December 31, 2020
Named Executive Officer	Eligible Pension Earnings	Final Average Earnings
Wendell P. Weeks	$2,080,003	$3,800,265
R. Tony Tripeny	880,313	1,086,214
James P. Clappin	956,926	1,377,970
Lawrence D. McRae	1,030,600	1,486,864
Eric S. Musser	954,355	1,250,831

Non-qualified Deferred Compensation

The table below shows the contributions, earnings and account balances for the NEOs in the Supplemental Investment Plan. Pursuant to the Company’s Supplemental Investment Plan, the NEOs may choose to defer up to 75% of annual base salary and up to 75% of GoalSharing and PIP cash bonuses. The participant chooses from the same funds available under our Company Investment Plan (401(k)) in which to “invest” the deferred amounts. No cash is actually invested in the unfunded accounts under the Supplemental Investment Plan. Deferred amounts incur gains and losses based on the performance of the individual participant’s investment fund selections. Participants may change their elections among these fund options. Corning does not have any above market earnings under its Supplemental Investment Plan. All of our current NEOs have more than three years of service with the Company, so all of the Company’s matching contributions are fully vested. Participants cannot withdraw any amounts from their deferred compensation balances until retirement from the Company at or after age 55 with 5 years of service. Participants may elect to receive distributions as a lump sum payment or two to five annual installments. If an NEO leaves the Company prior to retirement, the account balance is distributed in a lump sum six months following the executive’s departure.

78	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

No NEO withdrawals or distributions were made in 2020.

Named Executive Officer	Aggregate Balance at January 1, 2020 ($)	Executive Contributions in 2020 ($)(1)	Company Contributions in 2020 ($)(2)	Aggregate Earnings in 2020 ($)(3)	Aggregate Withdrawals/ Distributions in 2020 ($)	Aggregate Balance as of December 31, 2020 ($)
Wendell P. Weeks	$7,397,951	$58,675	$28,009	$1,097,157	$0	$8,581,792
R. Tony Tripeny	3,590,472	118,553	13,573	640,257	0	4,362,855
James P. Clappin	6,131,368	24,796	11,035	756,246	0	6,923,445
Lawrence D. McRae	0	26,448	11,770	7,084	0	45,302
Eric S. Musser	0	0	0	0	0	0

(1)	Reflects participation in the Supplemental Investment Plan by Messrs. Weeks, Tripeny, Clappin, and McRae in the deferral of a portion of their 2020 base salaries and participation by Mr. Tripeny in the deferral of a portion of the bonus received in 2020 for prior year performance. The Named Executive Officers’ contributions are included in the Summary Compensation Table, as a part of Salary and/or Non-Equity Incentive Plan Compensation.

(2)	Reflects Company match on the Supplemental Investment Plan which was credited to the account of the Named Executive Officers in 2020. All of these amounts are included in the All Other Compensation column of the Summary Compensation Table (and are also detailed in footnote (5) to that Table).

(3)	Reflects aggregate earnings on each type of deferred compensation listed above. The earnings on deferred base salary and bonus payments are calculated based on the actual returns from the same fund choices that Company employees have in the qualified 401(k) plan. Currently, employees have 16 fund choices that they may select from. As nonqualified plans, these plans are unfunded which means that no actual dollars are invested in these funds. The Company does not provide any above market interest rates or other special terms for any deferred amounts. These amounts are not included in the Change in Pension Value column of the Summary Compensation Table.

Arrangements with Named Executive Officers

Severance Agreements

We have entered into severance agreements with each of our NEOs. All new executive severance agreements and executive change-in-control agreements entered into after July 2004, limit the benefits that may be provided to an executive to 2.99 times the executive’s annual compensation of base salary plus target incentive payments. Messrs. Weeks, Clappin, and McRae have agreements which were in effect prior to July 2004. Mr. Tripeny and Mr. Musser have a severance agreement dated as of January 1, 2015.

Severance Agreements—Mr. Weeks

Under Mr. Weeks’ severance agreement, if he is terminated involuntarily, and without cause, or as a result of disability, he is entitled to the following:

•	Base salary, reimbursable expenses and annual bonus accrued and owing as of the date of termination (lump sum payment);

•	A severance amount equal to 2.99 times his then-base salary plus an annual bonus amount (calculated at 100% of target that would have been paid for the fiscal year in which the termination occurs) (lump sum payment);

•	Continued participation in the Company’s benefit plans for up to three years; and

•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request.

If however, Mr. Weeks is terminated for cause or he resigns, he would (1) be entitled to accrued, but unpaid salary (lump sum payment) and any reimbursable expenses accrued or owing to him and, if terminated for cause, (2) forfeit any outstanding stock awards.

CORNING 2021 PROXY STATEMENT	79

Compensation Discussion & Analysis

Severance Agreements—Other Named Executive Officers

Under the severance agreements, an NEO is entitled to severance payments if he is terminated involuntarily other than for cause.

Generally, under the severance agreements, an NEO (other than Mr. Weeks) is entitled to receive the following:

•	Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);

•	A severance amount equal to two times the executive’s then-base salary plus an annual bonus amount (an amount equal to executive’s salary multiplied by the executive’s target percentage in effect on the termination date under the Company’s Performance Incentive Plan and 5% target under the GoalSharing Plan) (lump sum payment);

•	Continued medical, dental and hospitalization benefits for 24 months;

•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request; and

•	Outplacement benefits up to a maximum amount of $50,000.

The following table reflects the amounts that would be payable under the various arrangements assuming termination occurred at December 31, 2020.

TERMINATION SCENARIOS (INCLUDING SEVERANCE, IF ELIGIBLE)

Named Executive Officer		Voluntary(1)	For Cause	Death	Disability(1)	Without Cause
Wendell P. Weeks	Severance Amount	n/a	n/a	n/a	n/a	$11,297,984
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	54,129(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	n/a
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	$250,000 to $1,000,000(3)
	Pension—Non-Qualified Annuity	$1,763,723	$0	$1,763,723	$1,763,723	$1,763,723
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	$137,676	$137,676	$68,838	$137,676	$137,676
R. Tony Tripeny	Severance Amount	n/a	n/a	n/a	n/a	2,493,400
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	54,672(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000(3)
	Pension—Non-Qualified Annuity	518,500	0	384,163	518,500	518,500
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Lump Sum	441,851	441,851	441,851	441,851	441,851
James P. Clappin	Severance Amount	n/a	n/a	n/a	n/a	2,865,280
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	22,584(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	0(3)
	Pension—Non-Qualified Annuity	579,980	0	436,388	579,980	579,980
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	109,680	109,680	54,840	109,680	109,680
Lawrence D. McRae	Severance Amount	n/a	n/a	n/a	n/a	3,138,800
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	54,672(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000(3)
	Pension—Non-Qualified Annuity	622,693	0	494,635	622,693	622,693
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	119,634	119,634	59,817	119,634	119,634
Eric S. Musser	Severance Amount	n/a	n/a	n/a	n/a	3,420,000
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	54,672(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000(3)
	Pension—Non-Qualified Annuity	520,352	0	388,869	520,352	520,352
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	105,723	105,723	52,862	105,723	105,723

(1)	Non-qualified plan benefits shown for all NEOs are payable from the Executive Supplemental Pension Plan. The timing and form of the benefits payable in the table above for a voluntary termination for all NEOs is as an immediate life annuity.

80	CORNING 2021 PROXY STATEMENT

Compensation Discussion & Analysis

(2)	The value of welfare benefits continuation is estimated at $18,043 per year for three years for Mr. Weeks. Benefits continuation for Messrs. Tripeny, McRae and Musser is $27,336 per year for two years. Mr. Clappin’s benefits continuation is $11,292 per year for two years.

(3)	Under the terms of the severance agreements, the NEOs may also request that Corning purchase their principal residence in the Corning, New York area. Corning is unable to accurately and precisely estimate the value that may be delivered under this provision as it requires an independent appraisal of the executive’s residence as well as, for Mr. Weeks a calculation of the executive’s purchase price of the residence plus a percentage of documented improvements made to the property. These values are not maintained by Corning in its normal course of business. They are required only if an executive is terminated. Such purchase must be finalized in the calendar year following the year in which the executive’s termination occurred (subject to a six-month waiting period). Mr. Clappin does not currently have a principal residence in the Corning, New York area.

Change-in-Control Agreements

We have entered into change-in-control agreements with each of the NEOs. These agreements are intended to provide for continuity of management if there is a change in control of the Company. These agreements will be effective until the executive leaves the employ of Corning or until the executive ceases to be an officer of Corning.

If during the term of the agreement a change in control occurs, the restrictions on all restricted stock and restricted stock units held by the NEO lapse, and any stock options vest and become immediately exercisable.

The NEOs are also entitled to severance and other benefits upon certain terminations of employment following or in connection with a change in control.

•	For Mr. Weeks, benefits are payable if he (i) is terminated without cause or resigns for “good reason,” each during a “potential change in control period” or (ii) resigns or is terminated for any reason or within four years following a change in control.

•	For the NEOs (other than Mr. Weeks), benefits are payable if their employment is terminated (other than for cause, by reason of death or disability, or by the executive for any reason) during a potential change in control period, or within two years following a change in control.

The benefits payable are as follows:

•	Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);

•	A severance amount equal to 2.99 times (for Mr. Weeks) and two times (for Messrs. McRae, Clappin, Tripeny and Musser) the NEO’s then-current base salary plus an annual bonus amount (lump sum payment);

•	Continued participation in the Company’s benefit plans for 3 years;

•	Upon request, purchase of the NEO’s principal residence in the Corning, NY area; and

•	Outplacement benefits (equal to 20% of base salary) (excluding Mr. Weeks).

If the employment of an NEO (other than Mr. Weeks) is terminated for cause or he resigns for other than good reason, or the NEO’s employment terminates by reason of death or disability, the NEO is entitled to accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment). In addition, each NEO except Mr. Tripeny and Mr. Musser are generally entitled to receive a gross-up payment in an amount sufficient to make him whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the IRC. However, if the federal excise tax can be avoided by reducing the related payments by a present value of $45,000 or less, then the payment will be reduced to the extent necessary to avoid the excise tax and no gross-up payment will be made to the NEO.

CORNING 2021 PROXY STATEMENT	81

Compensation Discussion & Analysis

The following table reflects the amounts that would be payable under the various arrangements assuming that a change in control occurred on December 31, 2020.

	Cash-based					Long-Term Incentives(1)
Named Executive Officer	Cash Severance ($)	Interrupted Perf. Cycles ($)	ESPP ($)	Misc. Benefits ($)	Excise Tax Gross Up ($)	Interrupted CPU Perf. Cycles ($)	Share-based Awards ($)	Total Benefits ($)
Wendell P. Weeks	11,335,770	0	30,555,458	104,128	0	9,784,125	20,474,635	72,254,116
R. Tony Tripeny	2,493,400	0	8,914,187	104,672	0	2,358,225	5,090,782	18,961,266
James P. Clappin	2,865,280	0	9,485,132	72,584	0	2,508,750	5,491,520	20,423,266
Lawrence D. McRae	3,138,800	0	10,518,765	104,672	0	2,558,925	5,750,038	22,071,200
Eric S. Musser	3,420,000	0	6,267,140	104,672	0	2,540,788	5,788,556	18,121,156
(1)	Long-term incentives includes a combination of equity (stock options, performance stock units and restricted stock units) and cash (cash performance units) which vest upon a change of control.

In addition to the above, the NEOs may also request that Corning purchase their principal residence. Corning is unable to accurately and precisely estimate the value as it requires an independent appraisal of the executive’s residence and, for all, a calculation of the executive’s purchase price of such residence and any documented improvements made to the property. This is data that Corning does not maintain in its normal course of business. See footnote (3) to the “Termination Scenarios” on page 80.

Pay Ratio Disclosure

For 2020, our last completed fiscal year, the annual total compensation of the median employee, excluding our CEO, was $56,791 and the annual total compensation of our CEO was $18,951,753. Accordingly, the ratio of the CEO’s annual total compensation to the annual total compensation of the median employee was 334:1.

This reflects analysis of our global workforce of 47,804 employees as of October 1, 2020, which excludes 686 employees in Brazil, 93 employees in Hungary, 353 employees in India, 2 employees in Indonesia, 3 employees in Pakistan, 157 employees in South Africa, 182 employees in Turkey and 59 employees in Russia, which are de minimis. We used estimated total cash compensation to determine the median employee. Our estimate of total cash compensation for our full 2020 fiscal year included (i) annual base salary plus annual incentives calculated at target for salaried employees and (ii) hourly salary rate times annual standard hours plus additional adjustments for shift differentials, estimated overtime rates, production bonuses, holiday bonuses, fixed bonuses and other cash allowances paid to hourly employees.

Our estimates were based on an analysis of the pay components and payrolls in each of the 37 countries in which we operate, excluding Brazil, Hungary, India, Indonesia, Pakistan, Russia, South Africa and Turkey. Total cash compensation rates of employees paid in foreign currencies were converted into U.S. dollars using our standard monthly foreign exchange conversion rates in effect on October 1, 2020 for the determination of the median and December 31, 2020 for the year-end actual total compensation. Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c)(2)(x) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

82	CORNING 2021 PROXY STATEMENT

Proposal 3

Ratification of Appointment of Independent Registered
Public Accounting Firm

The Audit Committee evaluates our independent registered public accounting firm each year and has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2021. PwC has served in this role since 1944. The Audit Committee concluded that many factors contribute to the continued support of PwC’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by PwC. The Audit Committee preapproves all audit and permitted non-audit services that PwC performs for the Company, and it approves the fees associated with the engagement of PwC. All services provided to Corning by PwC in 2019 and 2020 were pre-approved by the Audit Committee in accordance with the policy.

The Audit Committee and the PCAOB require key PwC partners assigned to our audit to be rotated at least every five years. The Audit Committee and its Chair oversee the selection process for each new lead engagement partner. Throughout this process, the Audit Committee and management provide input to PwC about the Company’s priorities, discuss candidate qualifications and interview potential candidates put forth by PwC.

In determining whether to reappoint PwC, the Audit Committee took into consideration a number of factors, including:

•	PwC’s global capabilities to handle the breadth and complexity of Corning’s global operations;
•	PwC’s technical expertise and knowledge of Corning’s industry and global operations;
•	The quality and candor of PwC’s communications with the Audit Committee and management, which include routine executive sessions with the Audit Committee held without management present and a management survey of PwC’s performance;
•	PwC’s independence;
•	The appropriateness of PwC’s fees; and
•	PwC’s tenure as our independent registered public accounting firm, including the benefits of that tenure (including higher audit quality due to PwC’s deep understanding of Corning’s business and accounting policies and practices), the avoidance of significant costs and disruptions that would be associated with retaining a new independent auditor, and the controls and processes in place such as rotation of key partners and an annual assessment of PwC’s qualifications, service quality, sufficiency of resources, quality of communications, working relationship with our management, objectivity and professional skepticism that help ensure PwC’s continued independence.

CORNING 2021 PROXY STATEMENT	83

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

Based on its evaluation, the Audit Committee believes that the continued retention of PwC is in the best interests of the Company and its shareholders. The Board concurs and requests that the shareholders ratify the appointment of PwC as Corning’s independent registered public accounting firm for the fiscal year ending December 31, 2021. If the selection of PwC is not ratified by a majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be appropriate.

Corning expects representatives of PwC to be present at the Annual Meeting and available to respond to questions that may be raised there. These representatives may comment on the financial statements if they so desire.

FOR	Our Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by PwC in 2019 and 2020:

	2019	2020
Audit Fees	$9,479,000	$9,479,000
Audit-Related Fees	73,000	34,000
Tax Fees	408,000	484,000
All Other Fees	13,000	11,000
Total Fees	$9,973,000	$10,008,000

Audit Fees. These fees are composed of professional services rendered in connection with the annual audit of Corning’s consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting, and reviews of Corning’s quarterly consolidated financial statements on Form 10-Q that are customary under the PCAOB auditing standards. Audit fees also include statutory audits, comfort letters, consents for other SEC filings and reviews of documents filed with the SEC.

Audit-Related Fees. These fees are composed of professional services rendered in connection with procedures to translate certain financial statements for foreign subsidiaries, employee benefit plan audits, agreed-upon procedures, and other audit-related activities.

Tax Fees. These fees are composed of statutory tax compliance, assistance for Corning’s foreign jurisdiction subsidiaries’ tax returns, tax transfer pricing services, expatriate tax return compliance and other tax consulting projects.

All Other Fees. Consists of fees not included in the Audit, Audit-Related, or Tax categories, including licensing technical accounting software from the independent registered public accounting firm.

84	CORNING 2021 PROXY STATEMENT

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Corning’s independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and other major types of services. The Audit Committee chair has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved, but for which the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the chair are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation detailing said service and confirm that the provision of such services does not impair its independence. The Audit Committee regularly reviews reports detailing services provided to Corning by its independent registered public accounting firm.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Corning’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors. The directors who serve on the Audit Committee have no financial or personal ties to Corning (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of the Audit Committee members has a relationship with Corning that may interfere with the members’ independence from Corning and its management.

The Audit Committee met with management periodically during the year to consider the adequacy of Corning’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with Corning’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee also discussed with Corning’s senior management and independent registered public accounting firm the process used for certifications by Corning’s chief executive officer and chief financial officer that are required for certain of Corning’s filings with the SEC. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, both of whom have unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for: the preparation, presentation and integrity of Corning’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of 2020, management updated the documentation, and performed testing and evaluation of Corning’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation, and it provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, internal audit and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of Corning’s internal control over financial reporting. The Audit Committee also reviewed: the report of management contained in Corning’s Annual Report on Form 10-K

CORNING 2021 PROXY STATEMENT	85

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

for the year ended December 31, 2020, filed with the SEC; as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2020 related to its audits of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from Corning and its management. The Audit Committee has considered whether the provision of permitted non-audit services by the independent registered public accounting firm to Corning is compatible with the auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2020.

The Audit Committee:

Kurt M. Landgraf, Chair
Donald W. Blair
Leslie A. Brun

Stephanie A. Burns

86	CORNING 2021 PROXY STATEMENT

Proposal 4

Approval of 2021 Long-Term Incentive Plan

Overview. The Corning Incorporated 2021 Long-Term Incentive Plan (the “2021 Plan”) is a continuation of similar long-term incentive plans first adopted in 1974. The 2021 Plan is designed to provide a flexible mechanism to permit employees and other service providers to obtain equity ownership in Corning, rewarding them for achievement of strategic objectives that aim to maximize shareholder value. The Board of Directors believes that long-term incentives are a critical element in Corning’s plans for future growth and Corning’s total compensation program and should be continued.

In February 2021, the Board of Directors approved the 2021 Plan and directed it be submitted to shareholders for approval. The affirmative vote of the holders of a majority of the shares of Corning’s common stock, par value $0.50 per share (“Common Stock”) cast at the Annual Meeting is required to approve the 2021 Plan. If shareholders approve, the 2021 Plan will become effective on April 30, 2021 with 38,000,000 shares of Corning’s Common Stock available for issuance and will expire on the tenth anniversary of the effective date.

The new 2021 Plan replaces the 2012 Long-Term Incentive Plan (the “2012 Plan”) which expires by its terms in May 2022. Other than certain executive grants in an amount estimated to be no more than 3,000,000 shares (assuming a share price greater than $30.00) expected to be made in April 2021, no additional grants will be made under the 2012 Plan after March 1, 2021, the record date of the Annual Meeting. Upon approval of the 2021 Plan, the 2012 Plan will be terminated, the remaining unused shares under the 2012 Plan will be canceled and will not be available for grant under the 2021 Plan, and any outstanding awards under the 2012 Plan will remain outstanding and continue to vest in accordance with their terms. In the event shareholders do not approve, the 2021 Plan will not become effective and the 2012 Plan will continue until its scheduled expiration in May 2022, or when shares are no longer available, whichever is earlier.

Number of Shares (in millions)
Total Shares Requested Under 2021 Plan	38.0
Projected Shares Previously Approved by Shareholders and Subject to Cancellation Upon Approval of 2021 Plan(1)	31.5
Projected Net Shares Requested Under 2021 Plan	6.5

(1)	34.5 million shares outstanding in the 2012 Plan as of March 1, 2021 less estimated maximum shares to be granted in April 2021 under the 2012 Plan

Rationale for Recommendation by Board of Directors to Approve the 2021 Plan. The 2021 Plan will enable Corning to continue to offer long-term performance based compensation through the grant of a variety of awards. Awards available under the 2021 Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance stock units, cash performance units, cash awards, or other awards granted by the Compensation Committee of the Board of Directors (the “Committee”). If the 2021 Plan is not approved by shareholders, we may be unable to adequately incentivize our employees and other service providers in connection with services to be performed after the scheduled expiration of the 2012 Plan, or when shares are no longer available under such plan, whichever is earlier.

CORNING 2021 PROXY STATEMENT	87

Proposal 4 Approval of 2021 Long-Term Incentive Plan

While equity-based awards and incentives are an important part of Corning’s total compensation program, we are mindful of our responsibility to shareholders to exercise judgment in granting equity-based awards. Shareholders should take into account the following considerations with respect to the 2021 Plan:

•	Approval of the 2021 Plan will coincide with the termination of the 2012 Plan, allowing for the retirement of any shares that are unused under the 2012 Plan. In addition, any outstanding awards under prior plans, including the 2012 Plan, that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled will not become available again for future issuance under any plan. As of March 1, 2021, the record date of the Annual Meeting:

•	34,300,374 shares remain unused under the 2012 Plan, of which it is estimated that no more than 3,000,000 shares (assuming a stock price greater than $30.00) will be granted to certain executives in April 2021, after the record date of the Annual Meeting;
•	16,082,374 full value awards (i.e., restricted shares, restricted stock units and unearned performance stock units) remain outstanding under the prior plans; and
•	15,752,769 appreciation awards (i.e., stock options and stock appreciation rights) with a weighted average exercise price of $21.73 and weighted average remaining contractual term of 7.21 years remain outstanding under the prior plans.

•	After factoring in the 38 million share reserve under the 2021 Plan and the retirement of remaining unused shares under the 2012 Plan, Corning’s overhang from equity plans and outstanding awards (including stock options, restricted shares, restricted stock units and performance stock units) under the prior plans is less than 8.8% on a diluted basis. Please refer to the Dilution Calculation on page 92.
•	Annual share usage under the 2012 Plan for the last three fiscal years was as follows, calculated by comparing the total number of shares granted with respect to awards during each of the last three fiscal years to the basic weighted-average common shares outstanding for each of the last three fiscal years: 2020: 3%; 2019: 0.4%: and 2018: 0.4%. The three-year average annual share usage calculated in this manner was 1.27%. The burn rate is calculated using the shares granted under the 2012 Plan in 2018 of 3.497 million (1.698 million stock options and 1.799 million full value awards), 3.101 million in 2019 (1.588 million stock options and 1.514 million full value awards), and 22.837 million in 2020 (10.653 million stock options and stock appreciation rights and 12.184 full value awards). Shares repurchased by the Company in those years of 74.8 million, 31.0 million and 4.1 million, respectively, more than offset any dilution impact of shares granted under the 2012 Plan.
•	The 2021 Plan prohibits repricing options and stock appreciation rights without shareholder approval.
•	Awards granted under the 2021 Plan will be subject to Corning’s clawback policy, pursuant to which gains may be subject to clawback if appropriate or required.
•	The 2021 Plan includes a minimum vesting requirement of one year on no less than 95% of all equity-based awards.
•	The 2021 Plan prohibits the current payment of dividends on unvested awards; dividend equivalents may only be paid when and if the underlying awards vest.

Summary of the Material Features of the 2021 Plan. The description of the material features of the 2021 Plan contained in this section is qualified in its entirety by reference to the actual text of the 2021 Plan, a copy of which is attached to this proxy statement as Appendix B.

Committee. The 2021 Plan will be administered by the Committee, consisting of independent directors whose members shall meet the requirements of Section 16(b) promulgated under the Exchange Act. The Committee may delegate some or all of its authority under the 2021 Plan to a subcommittee or subcommittees thereof or to any person or group of persons as it deems necessary, including the limited right to grant awards to individuals, except that only the Committee may grant awards to employees subject to the reporting rules under Section 16(a) of the Exchange Act.

Eligibility. The Committee will select the individuals who are eligible to participate in the 2021 Plan. These individuals may include employees (including officers and employees who are directors), independent contractors, and consultants of Corning and its affiliates. Non-employee directors are not eligible to participate in the 2021 Plan. As of March 1, 2021, the record date of the Annual Meeting, approximately (i) 50,110 employees (including officers and employees who are directors) will be eligible to receive awards under the 2021 Plan and (ii) fewer than 50 independent contractors and consultants will be eligible to receive awards under the 2021 Plan. (Corning does not have a practice of making grants to independent contractors or consultants.)

88	CORNING 2021 PROXY STATEMENT

Proposal 4 Approval of 2021 Long-Term Incentive Plan

Stock. Under the 2021 Plan, the maximum number of shares of Corning’s Common Stock that may be granted to eligible participants is 38,000,000. Any remaining unused Shares under the 2012 Plan will be canceled and will not be available for grant under the 2021 Plan. As of March 1, 2021, the record date of the Annual Meeting, the closing price of a share of Corning’s Common Stock on the NYSE was $39.47.

At any given time, the number of shares remaining available for issuance under the 2021 Plan will be reduced by the number of shares subject to outstanding awards and, for awards that are not denominated in shares, by the number of shares actually delivered in settlement of the award. When determining the number of shares that remain available for issuance under the 2021 Plan, the following will not be added back to the shares available for issuance:

•	The number of shares that are tendered by a participant or withheld by Corning to pay any portion of the exercise price of an award or to satisfy any portion of the Participant’s tax withholding obligations in connection with the exercise or settlement of an award;
•	All of the shares covered by a stock-settled stock appreciation right to the extent exercised;
•	Any shares that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled under the prior plans, including the 2012 Plan; and
•	Any shares that are repurchased by the Company using the proceeds received by the Company from the exercise or purchase of any stock option, stock appreciation right or any other award.

Shares granted under the 2021 Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled, or that are settled through issuance of consideration other than shares (including cash), will be available for issuance under the 2021 Plan. Neither (i) shares issued or options granted to settle, assume or substitute outstanding awards or obligations to grant future awards as a condition to the purchase, merger or consolidation of another entity by Corning nor (ii) shares unallocated and available for grant under a stock plan of another entity acquired by Corning, based on the applicable exchange ratio, will reduce the number of shares available for issuance.

Shares of Corning’s Common Stock which are granted under the 2021 Plan may be authorized but unissued shares, treasury shares, shares acquired by the Company on the open market or in private transactions, or a combination of these.

The 2021 Plan prohibits repricing of stock options and stock appreciation rights without shareholder approval, including amendment of outstanding awards to reduce the exercise price and cancellation of outstanding options or stock appreciation rights in exchange for cash or property, options or stock appreciation rights with lower exercise prices, or other awards.

The 2021 Plan provides for appropriate adjustments in the aggregate number of shares and in the number of shares and the price per share, or either, of outstanding options in the case of changes in the capital stock of Corning resulting from any corporate event or distribution of stock or property in order to preserve, but not increase, the value of awards available under the 2021 Plan. The 2021 Plan also provides that, unless otherwise provided in an individual award document, upon the occurrence of certain corporate events that constitute a change of control of Corning, including a merger or consolidation in which Corning is not the survivor, and either (i) awards are not granted to a participant in substitution of awards outstanding under the 2021 Plan, or (ii) awards are granted to a participant in substitution of awards outstanding under the 2021 Plan but the participant is subsequently terminated without cause within two years of the merger or consolidation, then (a) any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable and (b) the applicable restrictions, deferral limitations and payment or forfeiture conditions shall lapse and the award shall be considered fully vested and any applicable performance conditions shall be deemed achieved at the greater of target or actual performance levels. Without limiting the above, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with certain corporate events or distribution of stock or property, the Committee may provide for the cancellation of any outstanding award in exchange for payment in cash or other property equal to the fair market value of the shares, cash or other property covered by the award, as reduced by the exercise of the award (or cancel such award if the fair market value of the exercise price is greater than the related shares, cash or other property covered by the award).

Grant of Stock Options and Stock Appreciation Rights. Under the 2021 Plan, the Committee may grant to eligible employees either non-qualified or “incentive” stock options, or both, to purchase shares of Corning’s Common Stock at not less than 100% of fair market value on the date of grant. No stock option may be outstanding for more than ten years. The Committee may also provide that options may not be exercised in whole or in part for any period or periods of time. The number of shares covered by incentive stock options that may be first exercised by an individual in any year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant. The maximum number of shares that may be issued in connection with incentive stock options intended to comply with Section 422 of the Code, shall be 38,000,000. The Committee may provide that in the event the employment or service of an employee or other service provider is terminated, the right to exercise options held under the 2021 Plan may continue through its original expiration date or for such shorter period of time after such event as the Committee may determine appropriate. Options are not assignable or transferable except for limited circumstances such as death and, with the consent of the Committee, to certain family members to assist with estate planning. The 2021 Plan does not permit an optionee to defer recognition of gain upon the exercise of a stock option.

CORNING 2021 PROXY STATEMENT	89

Proposal 4 Approval of 2021 Long-Term Incentive Plan

The exercise price is to be paid to Corning by the optionee, in full, concurrently with the issuance or delivery of the stock. The optionee may pay the option price in cash or with shares of Corning’s Common Stock owned by the optionee or a combination thereof, through net share settlement or similar procedure involving the withholding of shares, or by such other means as the Committee may authorize. The optionee has no rights as a shareholder with respect to the shares subject to option until shares are issued upon exercise of the option. No less than 95% of all equity-based awards, including options and stock appreciation rights, shall have minimum vesting of one year.

The 2021 Plan permits the granting of stock appreciation rights which permit a grantee to receive an amount equal to the difference between the fair market value on the date of grant and the market price of Corning’s Common Stock on the date the stock appreciation right is exercised, payable in cash or shares. No stock appreciation right may be outstanding for more than 10 years.

Grant of Shares, Share Units, Cash Units and Cash Awards. Under the 2021 Plan, the Committee may award to eligible participants shares, the right to receive shares of Corning’s Common Stock, or the right to receive cash payments. The Committee determines the number of shares or amount of cash awarded to individual participants and the number of rights covering shares to be issued. The Committee determines the conditions, restrictions and contingencies placed upon the grant of shares or cash, except that no less than 95% of all equity-based awards shall have minimum vesting of one year. These conditions and contingencies may include the attainment of predetermined performance goals, such as operating or net profits, cash flow, earnings per share, profit returns, margins, revenues, shareholder returns and/or value, stock price, economic value added and working capital and any other goal that the Committee may deem appropriate. The shares or cash awarded to or earned by individual participants are subject to transfer restriction and/or forfeiture for a period of time as determined by the Committee in its discretion. The restrictions on transfer and the possibility of forfeiture may be waived, with the approval of the Committee, including, without limitation, if a participant’s employment or service relationship is terminated by reason of death, disability or retirement, or by reason of a subsidiary ceasing to be such. Shares may be issued to recognize past performance either generally or upon attainment of specific objectives.

Registration. Corning intends to file with the SEC a registration statement on Form S-8 covering the shares of Corning’s Common Stock issuable under the 2021 Plan.

Amendment, Administration and Termination. The 2021 Plan expires April 30, 2031 and no awards may be granted after that date. The Board of Directors is authorized to terminate or amend the 2021 Plan, except that no such termination or amendment is effective without the approval of shareholders, if such approval is required.

Additional Award Information. Awards under the 2021 Plan will be made at the discretion of the Committee and accordingly are not yet determinable. Consequently, it is not possible at this time to determine the benefits that might be received by participants under the Incentive Plan. See “2020 Grants of Plan Based Awards” on page 70 for information about awards made to the named executive officers under the 2012 Plan during fiscal year 2020.

Summary of Federal Income Tax Consequences of Awards. The following is a brief summary of certain U.S. federal income tax consequences of awards that may be granted under the 2021 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and, among other things, does not describe local, state or foreign tax consequences:

90	CORNING 2021 PROXY STATEMENT

Proposal 4 Approval of 2021 Long-Term Incentive Plan

Stock Options and Stock Appreciation Rights. No income will be recognized by a grantee at the time either a non-qualified option, an Incentive Stock Option or a stock appreciation right is granted. A grantee who exercises a non-qualified option or a stock appreciation right will recognize compensation taxable as ordinary income (subject, in the case of employees, to withholding) in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and Corning or the subsidiary employing the grantee will be entitled to a deduction from income in the same amount. The grantee’s basis in such shares will be increased by the amount taxable as compensation, and the grantee’s capital gain or loss when the shares are sold will be calculated using such increased basis. The capital gain or loss on disposition of the shares will be either long-term or short-term depending on the holding period of the shares.

If all applicable requirements of Section 422 of the Code are met with respect to Incentive Stock Options, including the requirement that the stock be held for more than two years from the date of grant of the option and more than one year from the date of exercise, no income to the optionee will be recognized at the time of exercise of an Incentive Stock Option. The excess of the fair market value of the shares at the time of exercise over the amount paid is an item of tax preference, which may be subject to the alternative minimum tax. In general, if an Incentive Stock Option is exercised after three months of termination of employment, or if the shares are sold within one year of the date of exercise or two years from the date of grant, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the sale price. Any excess of the sale price over the fair market value on the date of exercise will be taxed as a capital gain. Corning will be entitled to a tax deduction only if its employee recognizes ordinary income and only in the amount of income the employee recognizes.

Restricted Shares, Performance Stock, Restricted Share Units and Performance Stock Units. Shares of Common Stock awarded to an employee which are not subject to restrictions and the possibility of forfeiture will be taxed as ordinary income, subject to withholding, at the time of the transfer of the shares to the participant. The value of such awards will be deductible by Corning or by the subsidiary employing the employee at the same time and in the same amount. Shares subject to restrictions and the possibility of forfeiture (i.e., restricted shares and performance stock) will not be subject to tax nor will such grant result in a tax deduction for Corning at the time of award. However, when such shares become free of restrictions and the possibility of forfeiture, the fair market value of such shares at that time will be treated as ordinary income to the employee and will be deductible by Corning or by the subsidiary employing the employee.

Alternatively, an employee receiving shares subject to restrictions and the possibility of forfeiture may elect to include in his or her gross income, for the taxable year in which such shares are transferred to him or her, the fair market value of such shares at that time; in such case, he or she need not include any amount in gross income at the time the shares become free of restrictions and the possibility of forfeiture. However, an employee making such an election will not be allowed a deduction if the shares are subsequently forfeited. The employee will have a tax basis for the shares equal to their fair market value at the time they are included in gross income and will realize long-term or short-term capital gain on disposition of the shares depending upon the holding period of the shares, which will commence at the time the employee is deemed to be in receipt of ordinary income with respect to such shares.

Restricted share units and performance stock units awarded to an employee will be taxed as ordinary income, subject to withholding, at the time of the units are settled or paid to the participant. The value of such awards will be deductible by Corning or by the subsidiary employing the employee at the same time and in the same amount.

Other Awards. With respect to other awards, including other equity-based awards and cash-based awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be taxed as ordinary income to the participant, and the value of such awards will be deductible by Corning or by the subsidiary employing the employee at the same time and in the same amount.

Certain awards under the 2021 Plan may be subject to the requirements applicable to nonqualified deferred compensation under Section 409A of the Code. Although Corning intends that awards will satisfy those requirements, if they do not, employees may be subject to additional income taxes and interest under Section 409A of the Code.

FOR	Our Board unanimously recommends that shareholders vote FOR the approval of our 2021 Long-Term Incentive Plan.

CORNING 2021 PROXY STATEMENT	91

Proposal 4 Approval of 2021 Long-Term Incentive Plan

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for other future issuances of options under all of our existing equity compensation plans, including our 2010 Variable Compensation Plan, our 2005 Employee Equity Participation Program, our 2010 Equity Plan for Non-Employee Directors as of December 31, 2011, and our 2012 Plan.

	A	B	C
Plan Category	Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights $	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column A)
Equity Compensation Plans Approved by Security Holders(1)	32,800,570	12.94	35,909,926
Equity Compensation Plans Not Approved by Security Holders	0	0	0
Total	32,800,570	12.94	35,909,926

(1)	Shares indicated are total grants under the most recent shareholder approved plans as well as any shares remaining outstanding from any prior shareholder approved plans.

Dilution Calculation

While we believe that burn rate, adjusted to take into account share repurchases, is the best measure of the dilutive effect of annual equity compensation, for completeness, below is a summary of the potential dilution associated with the 2021 Plan, as of March 1, 2021.

Share Allocation & Potential Dilution
Requested shares under the 2021 Plan	38,000,000
Outstanding equity awards as of March 1, 2021	31,835,143
Estimated maximum number of shares to be granted in April 2021	3,000,000
Remaining shares available under the 2019 Equity Plan for Non-Employee Directors as of March 1, 2021	1,297,160
Total Potential Unvested Equity Awards	74,132,303

Common shares outstanding as of March 1, 2021	769,164,000
Requested shares under the 2021 Plan	38,000,000
Outstanding equity awards as of March 1, 2021	31,835,143
Estimated maximum number of shares to be granted in April 2021	3,000,000
Remaining shares available under the 2019 Equity Plan for Non-Employee Directors as of March 1, 2021	1,297,160
Total Shares and Share Equivalents	843,296,303
Potential Dilution from 2021 Plan	8.8%

92	CORNING 2021 PROXY STATEMENT

Frequently Asked
Questions About the
Meeting and Voting

Why Did You Send Me This Proxy Statement?

We sent this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote. This proxy statement and the accompanying proxy card are first being distributed or made available to shareholders on or about March 18, 2021.

When and Where is the Annual Meeting?

Due to the ongoing public-health crisis caused by the COVID-19 pandemic and recommendations from federal and New York State authorities, our Board of Directors has determined to hold the Annual Meeting in a virtual-only format on Thursday, April 29, 2021 at 12 noon Eastern Time at virtualshareholdermeeting.com/GLW2021. You will not be able to attend the Annual Meeting physically.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 1, 2021. The live audio webcast of the Annual Meeting will begin promptly at 12 noon Eastern Time. Online access to the audio webcast will open 30 minutes prior to the start of the Annual Meeting. We encourage you to access the meeting in advance of the designated start time.

We urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials whether or not you plan to attend the Annual Meeting. You may vote your shares at proxyvote.com in advance of the Annual Meeting. This process has not changed from prior years.

Who May Attend the Annual Meeting?

The Annual Meeting is open to holders of our common shares who held such shares as of the meeting’s record date, March 1, 2021. To attend and vote your shares during the virtual Annual Meeting, you will need to log in to virtualshareholdermeeting.com/GLW2021 using, (i) for record holders, the control number found on your proxy card, voting instruction form or the notice you previously received, or (ii) for holders who own shares in street name through brokers, the control number issued to you by your brokerage firm. You may vote during the virtual Annual Meeting by following the instructions available on the meeting website during the meeting. If you do not have a control number, you may log in as a Guest, although you will not be able to vote during the virtual Annual Meeting.

CORNING 2021 PROXY STATEMENT	93

Frequently Asked Questions About the Meeting and Voting

What Am I Voting On?

The following matters are scheduled for vote at the Annual Meeting:

•	Election of 14 directors for a one-year term;

•	Advisory approval of our executive compensation (Say on Pay);

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

•	Approval of our 2021 Long-Term Incentive Plan; and

•	Any other business or action which may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How Do You Recommend That I Vote on These Items?

The Board of Directors recommends that you vote your shares:

•	FOR all 14 director nominees (Proposal 1);

•	FOR the advisory approval of our executive compensation, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (Say on Pay) (Proposal 2);

•	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 3); and

•	FOR approval of our 2021 Long-Term Incentive Plan (Proposal 4).

Who is Entitled to Vote?

You may vote if you owned our common shares as of the close of business on March 1, 2021, the record date for the Annual Meeting.

How Many Votes Do I Have?

You are entitled to one vote for each common share you own. As of the close of business on March 1, 2021, we had 769,164,000 common shares outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

How Do I Vote By Proxy Before the Annual Meeting?

Before the meeting, registered shareholders may vote shares in one of the following three ways:

•	By Internet at proxyvote.com;

•	By telephone (from the United States and Canada only) at 1-(800)-690-6903; and

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Please refer to the proxy card for further instructions on voting by Internet or telephone.

Please use only one of the three ways to vote.

If you hold shares in the account of or name of a broker, your ability to vote those shares by Internet and telephone depends on the voting procedures used by your broker, as explained below under “How Do I Vote If My Broker Holds My Shares In “Street Name”?”

94	CORNING 2021 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

May I Vote My Shares During the Virtual Annual Meeting?

Yes. You may vote your shares during the virtual annual meeting even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

May I Change My Mind After I Vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

•	signing another proxy card with a later date and returning it to Corning’s Corporate Secretary at One Riverfront Plaza, Corning, NY 14831, prior to the meeting;

•	voting again by Internet or telephone prior to the meeting; or

•	voting again at the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at the address listed above.

What Shares Are Included on My Proxy Card?

Your proxy card includes shares held in your own name and shares held in any Corning plan. You may vote these shares by Internet, telephone or mail, as described on your proxy card, voting instruction form or the notice you previously received. Your proxy card does not include any shares held in a brokerage account in the name of your bank or broker (such shares are said to be held in “street name”).

How Do I Vote if I Participate in the Corning Investment Plan?

If you hold shares in the Corning Investment Plan, which includes shares held in the Corning Stock Fund in the Company’s 401(k) plan, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on your proxy card, voting instruction form or the notice you previously received. If you do not instruct the trustee to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

How Do I Vote if My Broker Holds My Shares in “Street Name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions on how to vote those shares.

Will My Shares Held in Street Name be Voted if I Do Not Provide My Proxy?

Under the New York Stock Exchange rules, if you own shares in “street name” through a broker and do not vote, your broker may not vote your shares on proposals determined to be “non-routine.” In such cases, the absence of voting instructions results in a “broker non-vote.” Broker non-voted shares count toward achieving a quorum requirement for the Annual Meeting, but they do not affect the determination of whether the non-routine matter is approved or rejected. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is the only matter in this proxy statement considered to be a routine matter for which brokers will be permitted to vote on behalf of their clients, if no voting instructions are furnished. Since Proposals 1, 2 and 4 are non-routine matters, broker non-voted shares will not count as votes cast to affect the determination of whether those proposals are approved or rejected. Therefore, it is important that you provide voting instructions to your broker.

CORNING 2021 PROXY STATEMENT	95

Frequently Asked Questions About the Meeting and Voting

What if I Return My Proxy Card or Vote by Internet or Telephone but Do Not Specify How I Want to Vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR all 14 director nominees (Proposal 1);

•	FOR the advisory approval of our executive compensation, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (Say on Pay) (Proposal 2);

•	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 3); and

•	FOR approval of our 2021 Long-Term Incentive Plan (Proposal 4).

If you participate in the Corning Investment Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate In The Corning Investment Plan?”

What Does it Mean if I Receive More Than One Proxy Card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. If you are registered holder, you may contact our transfer agent, Computershare Trust Company, N.A., at 1-(800)-255-0461.

May Shareholders Ask Questions at the Virtual Annual Meeting?

Yes. We have designed the format of the virtual Annual Meeting to ensure that our shareholders are afforded the same rights and opportunities to participate as they would have at an in-person meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to the Company, as time permits, and in accordance with our Rules for Conduct of the Shareholder Meeting. During the Annual Meeting, you can view our Rules for Conduct of the Shareholder Meeting and submit any questions at virtualshareholdermeeting.com/GLW2021. Answers to any questions not addressed during the meeting will be posted following the meeting on the investor page of our website. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once.

How Many Shares Must be Present to Hold the Meeting?

In order for us to conduct our meeting, a majority of our outstanding common shares as of March 1, 2021, the record date for the meeting, must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

96	CORNING 2021 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

What is the Vote Required for Each Proposal?

	Affirmative Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of 14 director nominees	Majority of votes cast at the meeting in person or by proxy	No
Proposal 2: Advisory approval of our executive compensation (Say on Pay)	Majority of votes cast at the meeting in person or by proxy	No
Proposal 3: Ratification of the appointment of independent registered public accounting firm for fiscal year 2021	Majority of votes cast at the meeting in person or by proxy	Yes
Proposal 4: Approval of our 2021 Long-Term Incentive Plan	Majority of votes cast at the meeting in person or by proxy	No

With respect to Proposals 1, 2, 3 and 4 you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN” from voting on any of these Proposals, the abstention will not constitute a vote cast.

How Will Voting on “Any Other Business” be Conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Who Pays for the Solicitation of Proxies?

Our Board of Directors is making this solicitation of proxies on behalf of the Company. The Company will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Innisfree M&A Incorporated to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Innisfree a fee of $25,000 plus expenses for these services. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so that you may vote your shares. Our directors, officers and regular employees may supplement Innisfree’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How Can I Find the Voting Results of the Annual Meeting?

Following the conclusion of the Annual Meeting, we will include the voting results in a Form 8-K, which we expect to file with the SEC on or before May 3, 2021.

How Do I Submit a Shareholder Proposal For, or Nominate a Director For Election at, Next Year’s Annual Meeting?

Proposals for Inclusion in Next Year’s Proxy Statement

SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in SEC Rule 14a-8.

When to send these proposals: Any shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on November 19, 2021.

CORNING 2021 PROXY STATEMENT	97

Frequently Asked Questions About the Meeting and Voting

Where to send these proposals: Proposals should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Proposals must conform to and include the information required by SEC Rule 14a-8.

Director Nominees for Inclusion in Next Year’s Proxy Statement

Our by-laws permit a group of shareholders (up to 20) who have owned at least 3% of Corning’s common stock for at least 3 years to submit director nominees for the greater of two directors or 20% of our Board. These director nominees will be included in our proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements specified in our by-laws.

When to send these notices of director nominees: Notices of director nominees submitted under these by-law provisions must be received no earlier than October 20, 2021 and no later than November 19, 2021.

Where to send these notices of director nominees: Notices should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Notices must include the information required by our by-laws, which are available on Corning’s website.

Other Proposals or Nominees for Presentation at Next Year’s Annual Meeting

Our by-laws require that any shareholder proposal, including director nominations, that is not submitted for inclusion in next year’s proxy statement (either under SEC Rule 14a-8 or our proxy access by-laws), but is instead sought to be presented directly at the 2022 Annual Meeting, must be received at our principal executive offices no earlier than the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

When to send these proposals: Shareholder proposals, including director nominations, submitted under these by-law provisions must be received no earlier than December 31, 2021 and no later than January 30, 2022.

Where to send these proposals: Proposals should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Proposals must include the information required by our by-laws, which are available on Corning’s website.

Why Haven’t I Received a Printed Copy of the Proxy Statement or Annual Report on Form 10-K?

We are furnishing proxy materials to you online, as permitted by SEC rules, to expedite your receipt of materials while lowering costs and reducing the environmental impact of printing and mailing full sets of annual meeting materials. If you received by mail a notice of the electronic availability of these materials, you will not receive a printed copy unless you specifically request it. Such notice contains instructions on how to request a paper copy of the materials.

Is the Proxy Statement Available on the Internet?

Yes. Most shareholders will receive the proxy statement and other annual meeting materials online. If you received a paper copy, you can also view these documents online by accessing our website at corning.com/2021-proxy. You can elect to receive future proxy statements and annual reports by Internet instead of receiving paper copies by mail by following the instructions for making such election when you electronically vote your shares.

98	CORNING 2021 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

Are You “Householding” For Shareholders Sharing the Same Address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2020 Annual Report on Form 10-K to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and annual report, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The same phone number and mailing address may be used to notify us that you wish to receive a separate proxy statement or annual report in the future, or to request delivery of a single copy of a proxy statement or Annual Report on Form 10-K if you are receiving multiple copies.

Code of Ethics

Our Board of Directors has adopted the Code of Ethics for the Chief Executive Officer and Financial Executives and the Code of Conduct for Directors and Executive Officers, which supplements the Code of Conduct governing all employees and directors. A copy of the Code of Ethics is available on our website at investor.corning.com/investor-relations/governance/overview/default.aspx. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination. During 2020, no amendments to or waivers of the provisions of the Code of Ethics were made with respect to any of our directors or executive officers.

Incorporation by Reference

The Compensation Committee Report on page 66 and the Report of Audit Committee on page 85, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Corning under the Securities Act or the Exchange Act, except to the extent that Corning specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Additional Information

This proxy statement, our 2020 Annual Report on Form 10-K, and all other filings with the SEC, each of the Board Committee Charters and the Corporate Governance Guidelines and Director Qualification Standards may be accessed via the Investor Relations page on Corning’s website at corning.com. These documents are also available without charge upon a shareholder’s written or oral request to Investor Relations, Corning Incorporated, One Riverfront Plaza, Corning, NY, 14831, telephone number 1-(607)-974-9000.

CORNING 2021 PROXY STATEMENT	99

Appendix A

Corning Incorporated and Subsidiary Companies
Reconciliation of Non-GAAP Financial Measures to
GAAP Financial Measures

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2020

(Unaudited; amounts in millions, except per share amounts)

	Net sales	Net income	Earnings per share
As reported	$11,303	$512	$0.54
Constant-currency adjustment(1)	44	17	0.02
Translation loss on Japanese yen-denominated debt(2)		67	0.09
Translated earnings contract loss, net(3)		36	0.05
Acquisition-related costs(4)		114	0.15
Discrete tax items and other tax-related adjustments(5)		(24)	(0.03)
Litigation, regulatory and other legal matters(6)		120	0.16
Restructuring, impairment and other charges and credits(7)		621	0.80
Cumulative adjustment related to customer contract(8)	105	105	0.14
Equity in losses of affiliated companies(9)		98	0.13
Pension mark-to-market adjustment(10)		24	0.03
Transaction-related gain, net(11)		(387)	(0.50)
Bond redemption loss(12)		17	0.02
Gain on investment(13)		(83)	(0.11)
Core performance measures	$11,452	$1,237	$1.39

See Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

100	CORNING 2021 PROXY STATEMENT

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2019

(Unaudited; amounts in millions, except per share amounts)

	Net sales	Net income	Earnings per share
As reported	$11,503	$960	$1.07
Constant-currency adjustment(1)	153	115	0.13
Translation loss on Japanese yen-denominated debt(2)		2	0.00
Translated earnings contract gain, net(3)		(190)	(0.21)
Acquisition-related costs(4)		99	0.11
Discrete tax items and other tax-related adjustments(5)		37	0.04
Litigation, regulatory and other legal matters(6)		(13)	(0.01)
Restructuring, impairment and other charges and credits(7)		334	0.37
Equity in losses of affiliated companies(9)		165	0.18
Pension mark-to-market adjustment(10)		69	0.08
Core performance measures	$11,656	$1,578	$1.76

See Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2018

(Unaudited; amounts in millions, except per share amounts)

	Net sales	Net income	Earnings per share
As reported	$11,290	$1,066	$1.13
Constant-currency adjustment(1)	108	127	0.13
Translation loss on Japanese yen-denominated debt(2)		15	0.02
Translated earnings contract loss, net(3)		97	0.10
Acquisition-related costs(4)		103	0.11
Discrete tax items and other tax-related adjustments(5)		79	0.08
Litigation, regulatory and other legal matters(6)		96	0.10
Restructuring, impairment and other charges and credits(7)		96	0.10
Equity in earnings of affiliated companies(9)		(119)	(0.13)
Pension mark-to-market adjustment(10)		113	0.12
Core performance measures	$11,398	$1,673	$1.78

See Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING 2021 PROXY STATEMENT	101

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three and Twelve Months Ended December 31, 2020 and 2019

(Unaudited; amounts in millions)

	Year ended December 31,
	2020	2019
Cash flows from operating activities	$2,180	$2,031
Realized gains on translated earnings contracts	12	55
Premiums received from options contracts		11
Translation gains (losses) on cash balances	133	(33)
Other adjustments		45
Adjusted cash flows from operating activities	$2,325	$2,109
Less: Capital expenditures	$1,377	$1,978
Adjusted free cash flow	$948	$131

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures provided by our consolidated financial statements to exclude specific items to report core performance measures. These items include gains and losses on our translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment losses, and other charges and credits, certain litigation-related expenses, pension mark-to-market adjustments and other items which do not reflect on-going operating results of the Company or our equity affiliates. Corning utilizes constant-currency reporting for our Display Technologies, Environmental Technologies, Specialty Materials and Life Sciences segments for the Japanese yen, South Korean won, Chinese yuan, new Taiwan dollar and the euro. Effective January 1, 2019, Corning began using constant-currency reporting for our Environmental Technologies and Life Sciences segments. The Company believes that the use of constant-currency reporting allows investors to understand our results without the volatility of currency fluctuations and reflects the underlying economics of the translated earnings contracts used to mitigate the impact of changes in currency exchange rates on our earnings and cash flows. Corning also believes that reporting core performance measures provides investors greater transparency to the information used by our management team to make financial and operational decisions.

Core performance measures are not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). We believe investors should consider these non-GAAP measures in evaluating our results as they are more indicative of our core operating performance and how management evaluates our operational results and trends. These measures are not, and should not be viewed as a substitute for, GAAP reporting measures. With respect to the Company’s outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because the Company does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of the Company’s control. As a result, the Company is unable to provide outlook information on a GAAP basis.

Effective July 1, 2019, we replaced the term “Core Earnings” with “Core Net Income”. The terms are interchangeable and the underlying calculations remain the same.

Items which we exclude from GAAP measures to arrive at core performance measures are as follows:

(1)	Constant-currency adjustment: Because a significant portion of segment revenue and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on core net income of translating these currencies into U.S. dollars. Our Display Technologies segment sales and net income are primarily denominated in Japanese yen, but also impacted by the South Korean won, Chinese yuan, and new Taiwan dollar. Environmental Technologies and Life Science segments sales and net income are primarily impacted by the euro and Chinese yuan. Presenting results on a constant-currency basis mitigates the translation impact and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and establish operational goals and forecasts. We establish constant-currency rates based on internally derived management estimates which are closely aligned with the currencies we have hedged.

Constant-currency rates are as follows:

Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro
Rate	¥107	₩1,175	¥6.7	NT$31	€.81

(2)	Translation loss on Japanese yen-denominated debt: We have excluded the gain or loss on the translation of our yen-denominated debt to U.S. dollars.

(3)	Translated earnings contract loss (gain): We have excluded the impact of the realized and unrealized gains and losses of our Japanese yen, South Korean won, Chinese yuan, euro and new Taiwan dollar-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of our British pound-denominated foreign currency hedges related to translated earnings.

102	CORNING 2021 PROXY STATEMENT

Appendix A

(4)	Acquisition-related costs: These expenses include intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.

(5)	Discrete tax items and other tax-related adjustments: For 2020 and 2019, these include discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves, changes in judgement about the realizability of certain deferred tax assets, net Subpart F income, and other tax-related adjustments. For 2018, this amount primarily relates to the preliminary IRS audit settlement offset by changes in judgment about the realizability of certain deferred tax assets.

(6)	Litigation, regulatory and other legal matters: Includes amounts that reflect developments in commercial litigation, intellectual property disputes, adjustments to our estimated liability for environmental-related items and other legal matters.

(7)	Restructuring, impairment and other charges and credits: This amount includes restructuring, impairment losses and other charges and credits, as well as other expenses, primarily accelerated depreciation and asset write-offs, which are not related to continuing operations and are not classified as restructuring expense.

(8)	Cumulative adjustment related to customer contract: The negative impact of a cumulative adjustment recorded during the first quarter of 2020 to reduce revenue in the amount of $105 million. The adjustment was associated with a previously recorded commercial benefit asset, reflected as a prepayment, to a customer with a long-term supply agreement that is exiting its production of LCD panels.

(9)	Equity in losses (earnings) of affiliated companies: These adjustments relate to costs not related to continuing operations of our affiliated companies, such as restructuring, impairment losses, inventory adjustments, and other charges and credits and settlements under “take-or-pay” contracts. The year ended December 31, 2020 includes the Company’s share of a loss related to the sale of a business.

(10)	Pension mark-to-market adjustment: Defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.

(11)	Transaction-related gain, net: Amount represents the gain recorded on a previously held equity investment in HSG.

(12)	Bond redemption loss: During the fourth quarter of 2020, Corning redeemed $100 million of 7.0% debentures due 2024 with a carrying amount of $99 million, paying a $21 million make-whole call premium, resulting in a redemption loss of $22 million.

(13)	Gain on investment: Amount represents the gain recognized from the initial public offering of an investment in the fourth quarter of 2020.

CORNING 2021 PROXY STATEMENT	103

Appendix B

Corning Incorporated
2021 Long-Term Incentive Plan

1.	Purposes of the Plan

The purposes of the Plan are to (a) promote the long-term success of the Company and its Subsidiaries and to increase stockholder value by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Company and (b) assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its Subsidiaries.

The Plan shall become effective on April 30, 2021, subject to its approval by the Company’s shareholders (the “Effective Date”). If the Plan is not approved by the Company’s shareholders, it shall be void ab initio and of no further force and effect. Upon the Effective Date and subject to shareholder approval of the Plan, no further Awards will be granted under the Prior Plan.

2.	Definitions and Rules of Construction

(a)	Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Affiliate” means any Subsidiary and any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Award” means an Option, Stock Appreciation Right, share of Restricted Stock, Restricted Stock Unit, share of Performance Stock, Performance Stock Unit, Cash Performance Unit, Cash Award or Other Award granted by the Committee pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Beneficial Owner” and “Beneficially Owned” have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cause” has the meaning set forth in the applicable Award Document, provided that if “cause” is not otherwise defined therein, “Cause” means the Participant’s: (i) conviction of a felony or conviction of a misdemeanor involving moral turpitude (from which no further appeals have been or can be taken); (ii) material breach of the Company’s Code of Conduct; (iii) gross abdication of duties as an employee or service provider of the Company, which conduct remains uncured by the Participant for a period of at least thirty (30) days following written notice thereof to the Participant by the Company, in each case as determined in good faith by the Company; or (iv) misappropriation of the Company’s assets, personal dishonesty or business conduct which causes material or potentially material financial or reputational harm for the Company; provided, however, that no act or failure to act on the Participant’s part shall be deemed to be a termination for Cause if done, or omitted to be done, in good faith, and with the reasonable belief that the action or omission was in the best interests of the Company.

“Cash Award” means a right to receive an amount of cash granted pursuant to Section 12 of the Plan.

“Cash Performance Unit” means a right to receive a Target Amount of cash (or a percentage thereof) in the future granted pursuant to Section 10(b) of the Plan.

104	CORNING 2021 PROXY STATEMENT

Appendix B

“Change of Control” means an event set forth in any one of the following paragraphs shall have occurred: (a) any person (or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below; (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; (c) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change of Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance promulgated thereunder as amended from time to time.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan, which committee shall meet the requirements of Section 16(b) of the Exchange Act, the applicable rules of NYSE and all other applicable rules and regulations (in each case as amended or superseded from time to time); provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

“Common Stock” means the common stock of the Company, par value $0.50 per share, or such other class of share or other securities as may be applicable under Section 14 of the Plan.

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“Company” means Corning Incorporated, a New York corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“EBITA” means earnings before interest, taxes and amortization.

“Eligible Individuals” means the individuals described in Section 4(a) of the Plan who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

“Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a Share shall equal the closing selling price of a Share on the date on which such valuation is made as reported on the composite tape for securities listed on NYSE.

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“NYSE” means the New York Stock Exchange.

“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7 of the Plan.

“Other Award” means any form of Award (other than an Option, Stock Appreciation Right, share of Performance Stock, Performance Stock Unit, Cash Performance Unit, share of Restricted Stock, Restricted Stock Unit or Cash Award) granted pursuant to Section 11 of the Plan.

“Participant” means an Eligible Individual who has been granted an Award under the Plan.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Targets are measured.

“Performance Stock” means a Target Amount of Shares (or a percentage thereof) granted pursuant to Section 10(a) of the Plan.

“Performance Stock Unit” means a right to receive a Target Amount of Shares (or a percentage thereof) granted pursuant to Section 10(a) of the Plan.

“Performance Target” means the performance criteria established by the Committee, which may include the performance criteria provided in Section 6(f) of the Plan, and set forth in the applicable Award Document.

“Permitted Transferees” means (i) one or more trusts established in whole or in part for the benefit of one or more of a Participant’s family members and (iii) one or more entities which are beneficially owned in whole or in part by one or more of a Participant’s family members.

“Plan” means this Corning Incorporated 2021 Long-Term Incentive Plan, as may be amended or restated from time to time.

“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a) of the Plan.

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“Prior Plan” means the Corning Incorporated 2012 Long-Term Incentive Plan, as amended from time to time.

“Restricted Stock” means one or more Shares granted or sold pursuant to Section 8(a) of the Plan.

“Restricted Stock Unit” means a right to receive one or more Shares (or cash, if applicable) in the future granted pursuant to Section 8(b) of the Plan.

“Shares” means shares of Common Stock, as may be adjusted pursuant to Section 14(b) of the Plan.

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 9 of the Plan.

“Subsidiary” means any corporation, limited liability company, partnership or other entity of which 50% or more of the outstanding voting equity securities or voting power is beneficially owned directly or indirectly by the Company. For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines pursuant to the terms of an equity compensation plan that was approved by the stockholders of such company or other entity.

“Target Amount” means the target number of Shares or target cash value established by the Committee and set forth in the applicable Award Document.

(b)	Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.	Administration

(a)	Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, to:

(i)	select the Participants from the Eligible Individuals;
(ii)	grant Awards in accordance with the Plan;
(iii)	determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;
(iv)	determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, payment, settlement, exercisability, Performance Periods, Performance Targets, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or, subject to Section 6(c) of the Plan, a Change of Control of the Company;
(v)	subject to Sections 16 and 17(e) of the Plan, amend the terms and conditions of an Award after the granting thereof;
(vi)	specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;
(vii)	construe and interpret any Award Document delivered under the Plan;
(viii)	make factual determinations in connection with the administration or interpretation of the Plan;
(ix)	adopt, prescribe, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;
(x)	employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom;
(xi)	vary the terms of Awards to take into account tax and securities laws (or change thereto) and other regulatory requirements or to procure favorable tax treatment for Participants;
(xii)	correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; and
(xiii)	make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.

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Appendix B

(b)	Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c)	Prohibited Actions. Notwithstanding the authority granted to the Committee pursuant to Sections 3(a) and 3(b) of the Plan, the Committee shall not have the authority, without obtaining shareholder approval, to (i) reprice or cancel Options and Stock Appreciation Rights in violation of Section 6(g) of the Plan or (ii) amend Section 5(a) of the Plan to increase the Plan Limit listed therein.

(d)	Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(e)	Delegation of Authority. To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other person or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter; provided, however, that the Committee may not delegate its authority (i) to make Awards to employees who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act or (ii) pursuant to Section 16 of the Plan. For purposes of the Plan, references to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other person or groups of persons to whom the Committee delegates authority pursuant to this Section 3(e).

(f)	Liability of Committee. Subject to applicable laws, rules and regulations: (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended and/or restated from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

(g)	Action by the Board. Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.	Eligibility

(a)	Eligible Individuals. Awards may be granted to officers, employees, independent contractors and consultants of the Company or any of its Affiliates (other than non-employee directors of the Company). The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant.

(b)	Grants to Participants. The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of such Eligible Individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

5.	Shares Subject to the Plan

(a)	Plan Limit. Subject to adjustment in accordance with Section 14 of the Plan, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be thirty-eight million (38,000,000). Shares to be issued under the Plan may be authorized and unissued shares, issued shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof. All of the Shares subject to the Plan Limit may be issued pursuant to Incentive Stock Options.

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(b)	Rules Applicable to Determining Shares Available for Issuance. The number of Shares remaining available for issuance will be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay any portion of the exercise price of an Award or to satisfy any portion of the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award, (ii) all of the Shares covered by a stock-settled Stock Appreciation Right to the extent exercised, and (iii) any Shares that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled under the Prior Plan will not be added back to the Plan Limit. Shares that are repurchased by the Company using the proceeds received by the Company from the exercise or purchase of any Option, Stock Appreciation Right or any other Award will also not be added back to the Plan Limit. For purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that is settled through issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards.

(c)	Minimum Vesting Period. Any Option, Stock Appreciation Right, share of Restricted Stock, Restricted Stock Unit, share of Performance Stock, Performance Stock Unit, or equity-based Other Award granted under the Plan (other than such Awards representing a maximum of five percent (5%) of the Shares reserved for issuance under the Plan pursuant to Section 5(a) of the Plan, subject to adjustment in accordance with Section 14 of the Plan) shall be granted subject to a minimum vesting period of at least twelve (12) months, such that no such Awards shall vest prior to the first anniversary of the applicable grant date.

(d)	Substitute Awards. Any Shares underlying Substitute Awards shall not be counted against the Plan Limit or the percentage of Shares set forth in Section 5(c) of the Plan.

6.	Awards in General

(a)	Types of Awards; Exercise. Awards under the Plan may consist of Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, shares of Performance Stock, Performance Stock Units, Cash Performance Units, Cash Awards and Other Awards. Any Award described in Sections 7 through 12 of the Plan may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Subject to Section 6(g) of the Plan, Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity. Subject to the provisions of the Plan and the applicable Award Document, the Committee shall determine the permissible methods of exercise for any Award.

(b)	Terms Set Forth in Award Document. The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for such Award, which Award Document shall contain terms and conditions not inconsistent with the Plan, including provisions governing the disposition of an Award in the event of a Participant’s termination of employment with the Company or any of its Subsidiaries or the Participant’s death or disability. Notwithstanding the foregoing, and subject to applicable laws, rules and regulations, the Committee may at any time following grant (i) accelerate the vesting, exercisability, lapse of restrictions, settlement or payment of any Award, (ii) eliminate the restrictions and conditions applicable to an Award or (iii) extend the post-termination exercise period of an outstanding Award. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.

(c)	Change of Control Treatment. Except as provided in the applicable Award Document, in the event that (A) a Change of Control occurs and (B) either (x) an Award is not assumed or substituted in connection therewith or (y) an Award is assumed or substituted in connection therewith and a Participant’s employment is terminated by the Company, its successor or an Affiliate thereof without Cause on or after the effective date of the Change of Control but prior to twenty-four (24) months following the Change of Control, then: (i) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any Award shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at the greater of target or actual performance levels. For purposes of this Section 6(c), an Award shall be considered to be assumed or substituted for if, following the Change of Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change of Control except that, if the Award related to Shares, the Award may instead confer the right to receive shares of common stock of the acquiring entity (or such other security or entity as may be determined by the Committee, in its sole discretion, pursuant to Section 3 hereof).

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Appendix B

(d)	Dividends and Dividend Equivalents. The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends with respect to an outstanding Award, which payments may either be (i) accumulated over the vesting period and paid out (in Shares, cash or a combination thereof, as the Committee shall determine) when the related Award is vested and paid or (ii) deemed to have been reinvested in additional Awards that are subject to the same terms and conditions, including vesting and payment timing, as the related Award. Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Cash Performance Units, Options or Stock Appreciation Rights.

(e)	Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to Shares covered by an Award (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 14 of the Plan.

(f)	Performance-Based Awards.

(i)	The Committee may determine whether any Award under the Plan is intended to be performance-based. Any such Awards designated to be performance-based shall be conditioned on the achievement of one or more Performance Targets, to the extent determined by the Committee. The Performance Targets may include, without limitation, one or more of the following performance criteria: net income; cash flow or cash flow on investment; operating cash flow; pre-tax or post-tax profit levels or earnings; profit in excess of cost of capital; operating earnings; return on investment; free cash flow; free cash flow per share; earnings per share; return on assets; return on net assets; return on equity; return on capital; return on invested capital; return on sales; sales growth; growth in managed assets; operating margin; operating income; total stockholder return or stock price appreciation; EBITDA; EBITA; revenue; net revenues; market share or market penetration; productivity improvements; inventory turnover measurements; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; operating cost management; cost of capital; debt reduction; or any other criteria that the Committee deems appropriate.

(ii)	The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, business unit, or region and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, business unit, or region) or measured relative to selected peer companies or a market index.

(g)	Repricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares), the terms of outstanding Awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for (i) cash or other property, (ii) Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights or (iii) other Awards.

(h)	Recoupment. Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan, any payments made under the Plan and any gains realized upon exercise or settlement of an Award shall be subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or the Company’s clawback policy (which applies to both equity-based and cash incentive compensation) as enacted, adopted or modified from time to time.

(i)	Minimum Grant or Exercise Price. In no event shall the exercise price per Share of an Option or the grant price per Share of a Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however that the exercise price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A of the Code and may be less than one hundred percent (100%) of the Fair Market Value.

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Appendix B

(j)	Term of Options and SARs. An Option or Stock Appreciation Right shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Award. The Committee may extend the term of an Option or Stock Appreciation Right after the time of grant; provided, however, that the term of an Option or Stock Appreciation Right may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Award.

7.	Terms and Conditions of Options

(a)	General. The Committee, in its discretion, may grant Options to Eligible Individuals and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate.

(b)	Payment of Exercise Price. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid (i) in cash or cash equivalents, (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option, (iii) by a combination of cash and Shares equal in value to the exercise price, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price or (v) by such other means as the Committee may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations or such other procedures determined by the Company from time to time.

(c)	Incentive Stock Options. The exercise price per Share of an Incentive Stock Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of an Incentive Stock Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the date of grant is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant of the Shares subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five (5) years from the date of grant thereof. No Participant shall be granted any Incentive Stock Option which would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of one hundred thousand dollars ($100,000), determined as of the time of grant, that would be exercisable for the first time by such Participant during any calendar year (any such excess, if granted, shall be treated as Nonqualified Stock Options). No Incentive Stock Option may be granted under the Plan after the tenth anniversary of the Effective Date. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.

8.	Terms and Conditions of Restricted Stock and Restricted Stock Units

(a)	Restricted Stock. The Committee, in its discretion, may grant or sell Restricted Stock to Eligible Individuals. An Award of Restricted Stock shall consist of one or more Shares granted or sold to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be canceled.

(b)	Restricted Stock Units. The Committee, in its discretion, may grant Restricted Stock Units to Eligible Individuals. A Restricted Stock Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, one or more Shares. Restricted Stock Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled. If and when the cancellation provisions lapse, the Restricted Stock Units shall become Shares owned by the applicable Participant or, at the sole discretion of the Committee, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares at the time of payment.

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Appendix B

9.	Stock Appreciation Rights

The Committee, in its discretion, may grant Stock Appreciation Rights to Eligible Individuals. Each Stock Appreciation Right shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value of a Share on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the per Share grant price for such Stock Appreciation Right specified in the applicable Award Document. Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares, as determined by the Company and set forth in the applicable Award Document.

10.	Terms and Conditions of Performance Stock, Performance Stock Units and Cash Performance Units

(a)	Performance Stock or Performance Stock Units. The Committee may grant Performance Stock or Performance Stock Units to Eligible Individuals. An Award of Performance Stock or Performance Stock Units shall consist of, or represent a right to receive, a Target Amount of Shares (or a percentage thereof) granted to an Eligible Individual based on the achievement of Performance Targets over the applicable Performance Period, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document.

(b)	Cash Performance Units. The Committee, in its discretion, may grant Cash Performance Units to Eligible Individuals. A Cash Performance Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, a Target Amount of cash (or a percentage thereof) based upon the achievement of Performance Targets over the applicable Performance Period.

11.	Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination thereof.

12.	Cash Awards

The Committee, in its discretion, may grant Cash Awards to Eligible Individuals. The Committee shall have the authority to specify the terms and provisions of such forms of cash based-awards that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company.

13.	Certain Restrictions

(a)	Transfers. No Award shall be transferable other than pursuant to a beneficiary designation approved by the Company, by last will and testament or by the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b)	Award Exercisable Only by Participant. During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom such Award has been transferred in accordance with Section 12(a) of the Plan. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

14.	Recapitalization or Reorganization

(a)	Authority of the Company and Stockholders. The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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(b)	Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, the number and kind of Shares authorized for issuance under Section 5(a) of the Plan and the percentage of Shares set forth in Section 5(c) of the Plan shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events (each, a “Change in Capitalization”), the number and kind of Shares or other property subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants. Such adjustments shall be made by the Committee. In addition to the foregoing, such other equitable substitutions or adjustments shall be made as may be determined by the Committee in its sole discretion. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject. Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change of Control), the Committee may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Shares, cash or other property covered by such Award, reduced by the aggregate exercise thereof, if any; provided, however, that if the exercise price of any outstanding Award is equal to or greater than the Fair Market Value of the Shares, cash or other property covered by such Award, the Committee may cancel such Award without the payment of any consideration to the Participant.

15.	Term of the Plan

Unless earlier terminated pursuant to Section 16 of the Plan, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

16.	Amendment and Termination

Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension (i) will be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of NYSE, and (ii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder thereof. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable (a) to comply with, or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 14(b) of the Plan) or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company.

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Appendix B

17.	Miscellaneous

(a)	Tax Withholding. The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements (as determined by the Company). In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such individual or to repurchase shares that were issued to the Participant to satisfy the minimum statutory withholding rates (or such other rates, as determined by the Company, that will not cause adverse accounting consequences for the Company) for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld (as determined by the Company) with respect to such payments.

(b)	No Right to Awards or Employment. No person shall have any claim or right to receive Awards under the Plan. Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any Affiliate thereof, or to interfere with or to limit in any way the right of the Company or other Affiliate thereof to terminate the employment of such Eligible Individual at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and its Affiliates, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(c)	Securities Law Restrictions. An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the issuance of such shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable foreign securities laws. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Shares for investment purposes and not with a view to the distribution thereof. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)	Section 16 of the Exchange Act. Notwithstanding anything contained in the Plan or any Award Document under the Plan to the contrary, if the consummation of any transaction under the Plan, or the taking of any action by the Committee in connection with a change of control of the Company, would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than 180 days.

(e)	Section 409A of the Code.

(i)	Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Document may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code.

114	CORNING 2021 PROXY STATEMENT

Appendix B

(ii)	The Plan and any Awards under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan and any Award Document shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan or any Award Document that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in the Plan or any Award Document will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

(f)	Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States. To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

(g)	No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(h)	Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company.

(i)	Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(j)	Award Document. In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(k)	Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(l)	Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(m)	Governing Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.

CORNING 2021 PROXY STATEMENT	115

Corning Incorporated

One Riverfront Plaza
Corning, NY 14831-0001

U.S.A.

www.corning.com

© 2021 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED
ATTN: LINDA E. JOLLY
ONE RIVERFRONT PLAZA, HQ E2-10
CORNING, NY 14831

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 28, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GLW2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 28, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D36766-P47948	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CORNING INCORPORATED
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	Donald W. Blair	☐	☐	☐

	1b.	Leslie A. Brun	☐	☐	☐

	1c.	Stephanie A. Burns	☐	☐	☐

	1d.	Richard T. Clark	☐	☐	☐

	1e.	Robert F. Cummings, Jr.	☐	☐	☐

	1f.	Roger W. Ferguson, Jr.	☐	☐	☐

	1g.	Deborah A. Henretta	☐	☐	☐

	1h.	Daniel P. Huttenlocher	☐	☐	☐

	1i.	Kurt M. Landgraf	☐	☐	☐

	1j.	Kevin J. Martin	☐	☐	☐

	1k.	Deborah D. Rieman	☐	☐	☐

	1l.	Hansel E. Tookes, II	☐	☐	☐

			For	Against	Abstain

	1l.	Wendell P. Weeks	☐	☐	☐

	1m.	Mark S. Wrighton	☐	☐	☐

2.	Advisory approval of our executive compensation (Say on Pay).		☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.		☐	☐	☐

4.	Approval of our 2021 Long-Term Incentive Plan.		☐	☐	☐

NOTE: Please sign EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
D36767-P47948

Proxy — Corning Incorporated

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2021 MEETING OF SHAREHOLDERS

APRIL 29, 2021

The undersigned hereby appoints Lawrence D. McRae and Wendell P. Weeks and each of them, proxies with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned all shares of stock which the undersigned may be entitled to vote at the Meeting of Shareholders of Corning Incorporated on April 29, 2021, and any adjournments thereof, with all powers that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

If you are a current or former employee of Corning Incorporated and own shares of Corning common stock through a Corning Incorporated benefit plan, share ownership as of March 1, 2021 is shown on this proxy card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote shares as described in the proxy statement.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE REVERSE SIDE HEREOF.